Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-206892

Dear Fellow Stockholder:

PSB Holdings, Inc. is soliciting stockholder votes regarding the mutual-to-stock conversion of Putnam Bancorp, MHC. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 2,921,875 shares of common stock of a newly formed company, named PB Bancorp, Inc. (“PB Bancorp”), which will become the holding company for Putnam Bank.

The Proxy Vote

We must receive the approval of our stockholders before we can proceeds with the transactions contemplated by the Plan of Conversion and Reorganization. Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of stockholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization and “FOR” the other matters being presented at the special meeting.

The Exchange

At the conclusion of the conversion, your shares of PSB Holdings, Inc. common stock will be exchanged for shares of PB Bancorp common stock. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each stockholder of PSB Holdings, Inc. who holds stock certificates. The transmittal form explains the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of PSB Holdings, Inc. that are held in street name (e.g., in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of PB Bancorp for sale at $8.00 per share. The shares are first being offered in a subscription offering to eligible depositors of Putnam Bank. PSB Holdings, Inc. public stockholders do not have priority rights to purchase shares in the subscription offering unless they are also depositors of Putnam Bank. However, if all shares are not subscribed for in the subscription offering, shares would be available in a community offering to PSB Holdings, Inc. public stockholders and others not eligible to place orders in the subscription offering. If you may be interested in purchasing shares of our common stock, contact our Stock Information Center at (877) 821-5778 to receive a stock order form and prospectus. The stock offering period is expected to expire on December 16, 2015.

If you have any questions, please refer to the Questions & Answers section herein.

We thank you for your support as a stockholder of PSB Holdings, Inc.

Sincerely,

Thomas A. Borner

President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Connecticut Department of Banking or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF PB BANCORP, INC., A MARYLAND CORPORATION
PROXY STATEMENT OF PSB HOLDINGS, INC., A FEDERAL CORPORATION

Putnam Bank is converting from the mutual holding company structure to a fully-public stock holding company structure. Currently, Putnam Bank is a wholly-owned subsidiary of PSB Holdings, Inc., a federally chartered corporation, which we sometimes refer to in this document as “PSB Holdings,” and Putnam Bancorp, MHC owns 57.0% of PSB Holdings, Inc.’s common stock. The remaining 43.0% of PSB Holdings, Inc.’s common stock is owned by public stockholders. As a result of the conversion, a newly formed Maryland corporation named PB Bancorp, Inc., which we sometimes refer to in this document as “PB Bancorp,” will replace PSB Holdings, Inc. as the holding company of Putnam Bank. Each share of PSB Holdings, Inc. common stock owned by the public will be exchanged for between 0.7622 and 1.1859 shares of common stock of PB Bancorp, so that immediately after the conversion PSB Holdings, Inc.’s existing public stockholders will own the same percentage of PB Bancorp common stock as they owned of PSB Holdings, Inc.’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and reflecting certain assets held by Putnam Bancorp, MHC. The actual number of shares that you will receive will depend on the percentage of PSB Holdings, Inc. common stock held by the public at the completion of the conversion, certain assets help by Putnam Bancorp, MHC, the final independent appraisal of PB Bancorp and the number of shares of PB Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of PSB Holdings, Inc. common stock. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders” for a discussion of the exchange ratio. Based on the $9.90 per share closing price of PSB Holdings, Inc. common stock as of the last trading day prior to the date of this proxy statement/prospectus, the initial value of the PB Bancorp common stock you receive in the share exchange would be less than the market value of the PSB Holdings, Inc. common stock you currently own. See “Risk Factors—Risks Related to the Offering and the Exchange—The market value of PB Bancorp common stock received in the share exchange may be less than the market value of PSB Holdings common stock exchanged.”

Concurrently with the exchange offer, we are offering for sale up to 4,546,094 shares of common stock of PB Bancorp, representing the ownership interest of Putnam Bancorp, MHC in PSB Holdings, Inc. as well as certain assets held by Putnam Bancorp, MHC. We are offering the shares of common stock to eligible depositors of Putnam Bank, to Putnam Bank’s tax qualified benefit plans and to the public, including PSB Holdings, Inc. stockholders, at a price of $8.00 per share. The conversion of Putnam Bancorp, MHC and the offering and exchange of common stock by PB Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Putnam Bank will be a wholly-owned subsidiary of PB Bancorp, and 100% of the common stock of PB Bancorp will be owned by public stockholders. As a result of the conversion and offering, PSB Holdings, Inc., the federal corporation, and Putnam Bancorp, MHC will cease to exist.

PSB Holdings, Inc.’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “PSBH,” and we expect PB Bancorp’s shares of common stock will trade on the Nasdaq Capital Market under the symbol “PBBI.”

The conversion and offering cannot be completed unless the stockholders of PSB Holdings, Inc. approve the Plan of Conversion and Reorganization of Putnam Bancorp, MHC, which may be referred to herein as the “plan of conversion.” PSB Holdings, Inc. is holding a special meeting of stockholders at Putnam Bank, 40 Main Street, Putnam, Connecticut, on December 23, 2015, at 2:00 p.m., Eastern Time, to consider and vote upon the plan of conversion. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by PSB Holdings, Inc. stockholders, including shares held by Putnam Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by PSB Holdings, Inc. stockholders other than Putnam Bancorp, MHC. PSB Holdings, Inc.’s board of directors unanimously recommends that stockholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of stockholders of PSB Holdings, Inc. and the prospectus for the shares of PB Bancorp common stock to be issued in exchange for shares of PSB Holdings, Inc. common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System and the Connecticut Department of Banking. This document does not serve as the prospectus relating to the offering by PB Bancorp of its shares of common stock in the offering, which is being made pursuant to a separate prospectus. Stockholders of PSB Holdings, Inc. are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 20 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Connecticut Department of Banking or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus including the Questions and Answers section, beginning on page 1. Questions about voting on the plan of conversion may be directed to Laurel Hill Advisory Group, LLC, Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

The date of this proxy statement/prospectus is November 12, 2015, and it is first being mailed to stockholders of PSB Holdings, Inc. on or about November 23, 2015.

PSB Holdings, Inc.

40 Main Street

Putnam, Connecticut 06260

(860) 928-6501

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On December 23, 2015, PSB Holdings, Inc. will hold a special meeting of stockholders at Putnam Bank, 40 Main Street, Putnam, Connecticut. The meeting will begin at 2:00 p.m., Eastern Time. At the meeting, stockholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization, whereby Putnam Bancorp, MHC and PSB Holdings, Inc., a federal corporation, will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization;

The following informational proposals:

3.	Approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to PB Bancorp’s articles of incorporation;

4.	Approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to PB Bancorp’s bylaws;

5.	Approval of a provision in PB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of PB Bancorp’s outstanding voting stock; and

Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals 3 through 5 were approved as part of the process in which our board of directors approved the plan of conversion and reorganization (referred to herein as the “plan of conversion”). These proposals are informational in nature only because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The board of directors has fixed November 3, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of PSB Holdings, Inc. at the address given above, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion, the written request should be received by PSB Holdings, Inc. by December 9, 2015.

Please complete and sign the enclosed proxy card, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Robert J. Halloran, Jr.
Corporate Secretary
Putnam, Connecticut
November 12, 2015

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF PSB HOLDINGS, INC.
REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion. We have filed an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) with respect to the conversion and stock offering and with respect to PB Bancorp becoming the holding company for Putnam Bank, and the approval of the Federal Reserve Board is required before we can consummate the conversion and stock offering. We have also filed an application with the Connecticut Department of Banking with respect to PB Bancorp becoming the holding company for Putnam Bank, and with respect to the amendments to Putnam Bank’s certificate of incorporation, and the approval of the Connecticut Department of Banking is required before we can consummate the conversion and stock offering. Any approval by the Federal Reserve Board or the Connecticut Department of Banking does not constitute a recommendation or endorsement of the plan of reorganization. Consummation of the conversion is also subject to approval of the Plan of Conversion and Reorganization by PSB Holdings, Inc.’s stockholders, and to the satisfaction of certain other conditions.

Q.	WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE?

A.	PSB Holdings, Inc. stockholders as of November 3, 2015 are being asked to vote on the plan of conversion pursuant to which Putnam Bancorp, MHC will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Maryland corporation, PB Bancorp, is offering its common stock to eligible depositors of Putnam Bank, to Putnam Bank’s tax qualified benefit plans, to stockholders of PSB Holdings, Inc. as of November 3, 2015 and to the public. The shares offered represent Putnam Bancorp, MHC’s current ownership interest in PSB Holdings, Inc., adjusted for certain assets held by Putnam Bancorp, MHC. Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and complete the stock offering.

In addition, PSB Holdings, Inc. stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of PB Bancorp:

•	Approval of a provision requiring a super-majority vote to approve certain amendments to PB Bancorp’s articles of incorporation;

•	Approval of a provision requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to PB Bancorp’s bylaws; and

•	Approval of a provision to limit the voting rights of shares beneficially owned in excess of 10% of PB Bancorp’s outstanding voting stock.

The provisions of PB Bancorp’s articles of incorporation that are included as informational proposals were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of PB Bancorp’s articles of incorporation that are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of PB Bancorp if such attempts are not approved by the board of directors, or may

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make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Your vote is important. Without sufficient votes “FOR” adoption of the plan of conversion, we cannot implement the plan of conversion and the related stock offering.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.	The primary reasons for the conversion and offering are to:

•	enhance our regulatory capital position;

•	eliminate some of the uncertainties associated with the mutual holding company structure under financial reform legislation;

•	transition us to a more familiar and flexible organizational structure;

•	improve the liquidity of our shares of common stock; and

•	facilitate future mergers and acquisitions.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Putnam Bancorp, MHC is required to own a majority of PSB Holdings, Inc.’s outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition. See “Proposal 1 — Approval of the Plan of Conversion and Reorganization—Reasons for the Conversion” for a more complete discussion of our reasons for conducting the conversion and offering.

Q.	WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING PSB HOLDINGS, INC. SHARES?

A.	As more fully described in “Proposal 1 — Approval of the Plan of Conversion and Reorganization — Share Exchange Ratio for Current Stockholders,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 0.7622 shares at the minimum and 1.1859 shares at the adjusted maximum of the offering range of PB Bancorp common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of PSB Holdings, Inc. common stock, and the exchange ratio is 1.1859 (at the maximum of the offering range), after the conversion you will receive 118 shares of PB Bancorp common stock and $4.72 in cash, the value of the fractional share based on the $8.00 per share purchase price of stock in the offering.

If you own shares of PSB Holdings, Inc. common stock in a brokerage account in “street name,” your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares. If you own shares in the form of PSB Holdings, Inc. stock certificates, after the completion of the conversion and stock offering, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificates. A statement reflecting your ownership of shares of common stock of PB Bancorp and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your existing PSB Holdings, Inc. stock certificate(s). PB

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Bancorp will not issue stock certificates. You should not submit a stock certificate until you receive a transmittal form.

Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $8.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.	The shares will be based on a price of $8.00 per share because that is the price at which PB Bancorp will sell shares in its stock offering. The amount of common stock PB Bancorp will issue at $8.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of PB Bancorp, assuming the conversion and offering are completed. RP Financial, LC., an appraisal firm experienced in the appraisal of financial institutions, has estimated that, as of August 14, 2015, this market value was $47.7 million. Based on Federal Reserve Board regulations, the market value forms the midpoint of a range with a minimum of $40.5 million and a maximum of $54.8 million. Based on this valuation and the valuation range, the number of shares of common stock of PB Bancorp that existing public stockholders of PSB Holdings, Inc. will receive in exchange for their shares of PSB Holdings, Inc. common stock is expected to range from 2,143,154 to 2,899,561 with a midpoint of 2,521,358 (a value of approximately $17.1 million to $23.2 million, with a midpoint of $20.2 million, at $8.00 per share). If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $63.0 million and the value of exchanged shares of $26.7 million. The number of shares received by the existing public stockholders of PSB Holdings, Inc. is intended to maintain their existing ownership in our organization (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and as adjusted to reflect certain assets held by Putnam Bancorp, MHC). The independent appraisal is based in part on PSB Holdings, Inc.’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to PSB Holdings, Inc.

Q.	Does the exchange ratio depend on the TRADING price of PSB HOLDINGS, INC. common stock?

A.	No, the exchange ratio will not be based on the market price of PSB Holdings, Inc. common stock. Instead, the exchange ratio will be based on the appraised value of PB Bancorp. The purpose of the exchange ratio is to maintain the ownership percentage of existing public stockholders of PSB Holdings, Inc., as adjusted to reflect certain assets held by Putnam Bancorp, MHC. Therefore, changes in the price of PSB Holdings, Inc. common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.	No. If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after completion of the conversion. If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	HOW DO I VOTE?

A.	Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. For information on submitting your proxy, please refer to instructions on the enclosed proxy card. YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

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Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.	No. Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

Q.	WHY SHOULD I VOTE? WHAT HAPPENS IF I DON’T VOTE?

A.	Your vote is very important. We believe the conversion and offering are in the best interests of our stockholders. Not voting all the proxy card(s) you receive will have the same effect as voting “against” the plan of conversion. Without sufficient favorable votes “for” the plan of conversion, we cannot complete the conversion and offering.

Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.	Your vote is important. If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion.

Q.	MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE COMMUNITY OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.	Yes. If you would like to receive a prospectus and stock order form, you must call our Stock Information Center at (877) 821-5778, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center is closed bank holidays.

Eligible depositors of Putnam Bank have priority subscription rights allowing them to purchase common stock in a subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as described herein. In the event orders for PB Bancorp common stock in a community offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in New London and Windham Counties, Connecticut; second to cover orders of PSB Holdings, Inc. stockholders as of November 3, 2015; and thereafter to cover orders of the general public.

Stockholders of PSB Holdings, Inc. are subject to an ownership limitation. Shares of common stock purchased in the offering by a stockholder and his or her associates or individuals acting in concert with the stockholder, plus any shares a stockholder and these individuals receive in the exchange for existing shares of PSB Holdings, Inc. common stock, may not exceed 9.9% of the total shares of common stock of PB Bancorp to be issued and outstanding after the completion of the conversion.

Please note that properly completed and signed stock order forms, with full payment, must be received (not postmarked) no later than 5:00 p.m., Eastern Time on December 16, 2015.

Q.	WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT PUTNAM BANK?

A.	No. The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit. Loans and rights of borrowers will not be affected. Depositors and corporators will no longer have voting rights in Putnam Bancorp, MHC as to matters currently requiring such vote. Putnam Bancorp, MHC will cease to exist after the conversion and offering. Only stockholders of PB Bancorp will have voting rights after the conversion and offering.

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OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion may be directed to Laurel Hill Advisory Group, LLC, Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305. Questions about the stock offering may be directed to our Stock Information Center at (877) 821-5778, Monday through Friday between 100:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center is closed bank holidays.

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SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 — Approval of The Plan of Conversion and Reorganization,” “Proposal 2 — Adjournment of the Special Meeting,” “Proposals 3 through 5 — Informational Proposals Related to the Articles of Incorporation of PB Bancorp” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place. PSB Holdings, Inc. will hold its special meeting of stockholders at Putnam Bank, 40 Main Street, Putnam, Connecticut, on December 23, 2015, at 2:00 p.m., Eastern Time.

The Proposals. Stockholders will be voting on the following proposals at the special meeting:

1.	The approval of a plan of conversion and reorganization whereby: (a) Putnam Bancorp, MHC and PSB Holdings, Inc., a federal corporation, will convert and reorganize from the mutual holding company structure to the stock holding company structure; (b) PB Bancorp, Inc., a Maryland corporation (“PB Bancorp”), will become the new stock holding company of Putnam Bank; (c) the outstanding shares of PSB Holdings, Inc., other than those held by Putnam Bancorp, MHC, will be converted into shares of common stock of PB Bancorp; and (d) PB Bancorp will offer shares of its common stock for sale in a subscription offering, a community offering and, if necessary, a syndicated offering;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion;

The following informational proposals:

3.	Approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to PB Bancorp’s articles of incorporation;

4.	Approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to PB Bancorp’s bylaws;

5.	Approval of a provision in PB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of PB Bancorp’s outstanding voting stock; and

Such other business that may properly come before the meeting.

The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals 3 through 5 were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of PB Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

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Vote Required for Approval of Proposals by the Stockholders of PSB Holdings, Inc.

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by PSB Holdings, Inc. stockholders, including shares held by Putnam Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by PSB Holdings, Inc. stockholders other than Putnam Bancorp, MHC.

Proposal 1 must also be approved by the depositors of Putnam Bank and the corporators of Putnam Bancorp, MHC at special meetings called for that purpose. Depositors and corporators will receive separate informational materials from Putnam Bancorp, MHC regarding the conversion.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by PSB Holdings, Inc. stockholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3 through 5. The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of PSB Holdings, Inc. approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of PB Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of PSB Holdings, Inc. At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of PSB Holdings, Inc. in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Vote by Putnam Bancorp, MHC

Management anticipates that Putnam Bancorp, MHC, our majority stockholder, will vote all of its shares of common stock in favor of all the matters set forth above. If Putnam Bancorp, MHC votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, would be assured.

As of November 3, 2015 the directors and executive officers of PSB Holdings, Inc. beneficially owned 486,150 shares (excluding exercisable options), or approximately 7.4% of the outstanding shares of PSB Holdings, Inc. common stock, and Putnam Bancorp, MHC owned 3,729,846 shares, or approximately 57.0% of the outstanding shares of PSB Holdings, Inc. common stock.

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Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” the plan of conversion, “FOR” the adjournment of the special meeting, if necessary, and “FOR” the Informational Proposals 3 through 5.

Our Business

Our business operations are conducted through our wholly-owned subsidiary, Putnam Bank. Putnam Bank is a community bank that has served the banking needs of its customers since 1862.

Putnam Bank conducts its business from eight full-service locations and one loan center, all located in Windham and New London Counties, Connecticut. We also conduct limited business operations through a special needs limited branch office in a retirement community and a limited services mobile office. Our principal business consists of attracting deposits from the general public in the communities where our offices are located, and investing those deposits, together with funds generated from operations, primarily in loans secured by real estate, including one- to four-family residential mortgage loans and commercial real estate loans (including multi-family real estate loans). To a lesser extent, we originate commercial loans, residential construction loans and consumer loans. We also invest in investment securities. Our primary lending area is broader than our primary deposit market area and includes all of Windham County, and parts of the adjacent Connecticut Counties of New London and Tolland, as well as the Rhode Island and Massachusetts communities adjacent to Windham County. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

Putnam Bank is subject to comprehensive regulation and examination by the Connecticut Department of Banking and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

PB Bancorp is a newly formed Maryland corporation. Following the completion of the conversion and offering, PB Bancorp will be the holding company for Putnam Bank and will succeed PSB Holdings as the publicly traded holding company of Putnam Bank. Our executive offices are located at 40 Main Street, Putnam, Connecticut 06260 and our telephone number is (860) 928-6501. Our website address is www.putnambank.com. Information on this website is not and should not be considered a part of this proxy statement/prospectus.

Plan of Conversion and Reorganization

The Boards of Directors of PSB Holdings, Inc., Putnam Bancorp, MHC, Putnam Bank and PB Bancorp have adopted a plan of conversion pursuant to which Putnam Bank will reorganize from a mutual holding company structure to a stock holding company structure. Public stockholders of PSB Holdings, Inc. will receive shares in PB Bancorp in exchange for their shares of PSB Holdings, Inc. common stock based on an exchange ratio. See “—The Exchange of Existing Shares of PSB Holdings Common Stock.” This conversion to a stock holding company structure also includes the offering by PB Bancorp of shares of its common stock to eligible depositors of Putnam Bank and to the public, including PSB Holdings, Inc. stockholders, in a subscription offering and, if necessary, in a community offering and/or in a separate offering through a syndicate of broker-dealers, referred to in this proxy statement/prospectus as the syndicated offering. Following the conversion and offering, Putnam Bancorp, MHC and PSB Holdings, Inc. will no longer exist, and PB Bancorp will be the parent company of Putnam Bank.

The conversion and offering cannot be completed unless the stockholders of PSB Holdings, Inc. approve the plan of conversion. PSB Holdings, Inc.’s stockholders will vote on the plan of conversion at PSB Holdings, Inc.’s special meeting. This document is the proxy statement used by PSB Holdings, Inc.’s board of directors to solicit proxies for the special meeting. It is also the prospectus of PB Bancorp regarding the shares of PB Bancorp common stock to be issued to PSB Holdings, Inc.’s stockholders in the share exchange. This document does not serve as the prospectus relating to the offering by PB Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which will be made pursuant to a separate prospectus.

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Our Organizational Structure

Since 2003 we have operated in a two-tiered mutual holding company structure. PSB Holdings is a federal corporation that is our publicly-traded stock holding company and the parent company of Putnam Bank. At June 30, 2015, PSB Holdings had consolidated assets of $473.6 million, deposits of $357.6 million and stockholders’ equity of $51.7 million. PSB Holdings’ parent company is Putnam Bancorp, MHC, a federally chartered mutual holding company. At June 30, 2015, PSB Holdings had 6,541,561 shares of common stock outstanding, of which 2,811,715 shares, or 43.0%, were owned by the public (including 121,395 shares owned by The Putnam Bank Foundation), and the remaining 3,729,846 shares were held by Putnam Bancorp, MHC.

Pursuant to the terms of the plan of conversion, we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, Putnam Bancorp, MHC and PSB Holdings will cease to exist, and PB Bancorp will become the successor corporation to PSB Holdings. The shares of PB Bancorp being offered represent the majority ownership interest in PSB Holdings currently held by Putnam Bancorp, MHC. Public stockholders of PSB Holdings will receive shares of common stock of PB Bancorp in exchange for their shares of PSB Holdings at an exchange ratio intended to preserve the same aggregate ownership interest in PB Bancorp as they had in PSB Holdings, adjusted downward to reflect certain assets held by Putnam Bancorp, MHC, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. Putnam Bancorp, MHC’s shares of PSB Holdings will be cancelled. Shares of PSB Holdings currently owned by The Putnam Bank Foundation will be exchanged for shares of PB Bancorp, but no additional shares will be contributed to the foundation in connection with the conversion and offering.

The following diagram shows our current organizational structure, reflecting ownership percentages as of June 30, 2015:

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After the conversion and offering are completed, we will be organized as a fully public stock holding company, with the stock of PB Bancorp held as follows:

Business Strategy

Our goal is to build stockholder value by operating a well-capitalized and profitable financial institution that delivers a superior banking experience to our customers. We have sought to accomplish this objective through the adoption of a business strategy designed to maintain a strong capital position and high asset quality.

Our current principal business strategies are:

•	Expanding our presence and market share in our current footprint by capturing business opportunities resulting from changes in the competitive environment. Recently, our local market has been subject to consolidation from out-of-state financial institutions. We believe there is a strong customer base in our market area that prefers doing business with a local institution. By delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and generate revenue.

•	Controlled loan growth. We believe there is opportunity to grow our loan portfolio, including our commercial real estate and our commercial business loan portfolios, given the recent changes in our market area. We intend to hire a chief loan officer in the fourth quarter of 2015 and a commercial lender and commercial loan analyst in 2016. We will consider opening loan production offices outside our current market area, as well as originating loans outside our current market area, if the opportunity arises. Furthermore, the additional capital raised in the offering would permit us to retain longer term, fixed-rate loans in our portfolio, which we have been selling in recent periods to manage interest rate risk. We are also working with a third party to enable us to originate loans guaranteed by the U.S. Small Business Administration (SBA).

•	Commitment to customer service focus. We have been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of our markets. This, coupled with upgraded online banking, allows us to stay connected with our customers. We believe that our community commitment is unmatched among our local competitors. Furthermore, we have an established corporate culture based on personal accountability, high ethical standards and significant commitment to training and career development.

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•	Enhance core earnings by increasing lower cost transaction and savings accounts. Demand, checking and money market accounts are a lower-cost source of funds than time deposits, and we have made a concerted effort to increase lower-cost transaction deposit accounts and reduce time deposits. Our ratio of core deposits (which we define as all deposit accounts except for certificate of deposit accounts) to total deposits has increased to 66.7% at June 30, 2015 from 61.9% at June 30, 2013. We plan to continue to market our core transaction accounts (primarily checking accounts), emphasizing our high quality service and competitive pricing of these products.

•	Stockholder-focused management of capital. We recognize that a strong capital position is essential to achieving our long-term objective of building stockholder value. Following the offering, at the midpoint of the offering range our pro forma tier 1 leverage capital ratio is expected to be 10.54% and our pro forma total risk-based capital ratio is expected to be 18.53%, which are well in excess of the amounts required to be considered “well capitalized” for regulatory capital purposes. This capital position will support our future growth and expansion, and will give us flexibility to pursue other capital management strategies to enhance stockholder value. In particular, we intend to continue PSB Holdings’ recent practice of paying a regular quarterly dividend. See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion.

Reasons for the Conversion

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While Putnam Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth. Minimum regulatory capital requirements have also increased under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations applicable to Putnam Bancorp, MHC and PSB Holdings. Among other things, these changes have adversely affected our ability to pay cash dividends to our stockholders by making it more difficult for Putnam Bancorp, MHC to waive any dividends declared by PSB Holdings. The conversion will eliminate our mutual holding company structure and will enhance our ability to pay dividends to our stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.” It also will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public stockholders or depositors.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for PB Bancorp common stock. A more liquid and active market will make it

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easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of PB Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

See “Proposal 1 — Approval of the Plan of Conversion and Reorganization” for a more complete discussion of our reasons for conducting the conversion and offering.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by depositors of Putnam Bank as of November 3, 2015;

•	The plan of conversion is approved by at least a majority of the votes cast by corporators of Putnam Bancorp, MHC;

•	The plan of conversion is approved by PSB Holdings stockholders holding at least two-thirds of the outstanding shares of common stock of PSB Holdings as of November 3, 2015, including shares held by Putnam Bancorp, MHC;

•	The plan of conversion is approved by PSB Holdings stockholders holding at least a majority of the outstanding shares of common stock of PSB Holdings as of November 3, 2015, excluding shares held by Putnam Bancorp, MHC;

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board; and

•	The Connecticut Department of Banking approves PB Bancorp’s acquisition of Putnam Bank and an amendment to Putnam Bank’s Certificate of Incorporation to provide for a liquidation account and a restriction on acquisition of Putnam Bank for a period of five years from the date of the conversion.

Putnam Bancorp, MHC intends to vote its shares in favor of the plan of conversion. At November 3, 2015, Putnam Bancorp, MHC owned 57.0% of the outstanding shares of common stock of PSB Holdings. The directors and executive officers of PSB Holdings and their affiliates owned 486,150 shares of PSB Holdings (excluding exercisable options), or 7.4% of the outstanding shares of common stock and 17.3% of the outstanding shares of common stock, excluding shares held by Putnam Bancorp, MHC. They intend to vote those shares in favor of the plan of conversion.

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The Exchange of Existing Shares of PSB Holdings Common Stock

If you are a stockholder of PSB Holdings at the completion of the conversion, your shares will be exchanged for shares of common stock of PB Bancorp. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of PSB Holdings common stock owned by public stockholders immediately prior to the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of PB Bancorp as of August 14, 2015, assuming public stockholders of PSB Holdings own 42.3% of PSB Holdings common stock and Putnam Bancorp, MHC had net assets of $743,000 immediately prior to the completion of the conversion. The net assets figure assumes that Putnam Bancorp, MHC receives two quarterly dividends of $0.04 per share from PSB Holdings, Inc. prior to the closing of the conversion. The table also shows the number of shares of PB Bancorp common stock a hypothetical owner of PSB Holdings common stock would receive in exchange for 100 shares of PSB Holdings common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of PB Bancorp to be Issued for Shares of PSB Holdings		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)

Minimum	2,921,875	57.7%	2,143,154	42.3%	5,065,029	0.7622	$6.10	$9.79	76
Midpoint	3,437,500	57.7	2,521,358	42.3	5,958,858	0.8967	7.17	10.35	89
Maximum	3,953,125	57.7	2,899,561	42.3	6,852,686	1.0312	8.25	10.89	103
Adjusted Maximum	4,546,094	57.7	3,334,496	42.3	7,880,590	1.1859	9.49	11.53	118

(1)	Represents the value of shares of PB Bancorp common stock to be received in the conversion by a holder of one share of PSB Holdings, pursuant to the exchange ratio, based upon the $8.00 per share purchase price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of PB Bancorp common stock will be issued to any public stockholder of PSB Holdings. For each fractional share that otherwise would be issued, PB Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $8.00 per share offering price.

Outstanding options to purchase shares of PSB Holdings common stock will convert into and become options to purchase shares of PB Bancorp common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2015, there were 199,106 outstanding options to purchase shares of PSB Holdings common stock, all of which have vested. Such outstanding options will be converted into options to purchase 151,758 shares of common stock at the minimum of the offering range and 236,119 shares of common stock at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 2.9% at the minimum of the offering range.

How We Determined the Offering Range, the Exchange Ratio and the $8.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of PB Bancorp for shares of PSB Holdings are based on an independent appraisal of the estimated market value of PB Bancorp, assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 14, 2015, this market value was $47.7 million. Based on federal regulations, this market value

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forms the midpoint of a valuation range with a minimum of $40.5 million and a maximum of $54.8 million. Based on this valuation range, the 57.0% ownership interest of Putnam Bancorp, MHC in PSB Holdings as of June 30, 2015 being sold in the offering, certain assets held by Putnam Bancorp, MHC and the $8.00 per share price, the number of shares of common stock being offered for sale by PB Bancorp ranges from 2,921,875 shares to 3,953,125 shares. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our common stock prior to adoption of the plan of conversion and reorganization, the requirement under federal regulations that the common stock be offered in a manner that will achieve the widest distribution of the common stock, and desired liquidity in the common stock after the offering. The exchange ratio ranges from 0.7622 shares at the minimum of the offering range to 1.0312 shares at the maximum of the offering range, and will generally preserve the existing percentage ownership of public stockholders. RP Financial, LC. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our estimated pro forma market value has increased, we may sell up to 4,546,094 shares without further notice to you. If our pro forma market value at that time is either below $40.5 million or above $63.0 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on PSB Holdings’ financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded savings and loan and bank holding companies that RP Financial, LC. considers comparable to PSB Holdings. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(In millions)
Chicopee Bancorp, Inc.	CBNK	Chicopee, MA	$672
Coastway Bancorp, Inc.	CWAY	Warwick, RI	$499
Clifton Bancorp Inc.	CSBK	Clifton, NJ	$1,153
Fox Chase Bancorp, Inc.	FXCB	Hatboro, PA	$1,090
Georgetown Bancorp, Inc.	GTWN	Georgetown, MA	$272
Malvern Bancorp, Inc.	MLVF	Paoli, PA	$624
Ocean Shore Holding Co.	OSHC	Ocean City, NJ	$1,019
Polonia Bancorp, Inc.	PBCP	Huntingdon Valley, PA	$291
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	$504
Wellesley Bancorp, Inc.	WEBK	Wellesley, MA	$562
WVS Financial Corp.	WVFC	Pittsburg, PA	$330

(1)	Asset size for all companies is as of June 30, 2015.

The following table presents a summary of selected pricing ratios for PB Bancorp (on a pro forma basis) as of and for the twelve months ended June 30, 2015, and for the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2015, with stock prices as of August 14, 2015, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 36.7% on a price-to-book value basis, a discount of 30.7% on a price-to-tangible book value basis, and a premium of 289.0% on a price-to-earnings basis.

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	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
PB Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	104.02	x	75.47%	82.30%
Maximum	89.19	x	69.14%	75.76%
Midpoint	76.59	x	62.99%	69.32%
Minimum	64.30	x	56.26%	62.26%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.69	x	99.56%	99.97%
Medians	21.12	x	103.38%	103.38%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $8.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in Putnam Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at PB Bancorp. Therefore, assuming we sell 3,437,500 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $26.2 million, we intend to invest $13.1 million in Putnam Bank, loan $1.9 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $11.2 million of the net proceeds at PB Bancorp.

PB Bancorp may use the funds it retains for investment, to pay cash dividends, to repurchase shares of common stock, to acquire other financial institutions or financial services companies and for other general corporate purposes. Putnam Bank may use the proceeds it receives to support increased lending, enhance existing, or support growth and the development of, new products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition transactions.

Please see the section of this proxy statement/prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Our Dividend Policy

Following completion of the stock offering, our board of directors intends to pay cash dividends on our common stock. PSB Holdings currently pays quarterly dividends at a rate of $0.04 per share. The amount of dividends to be paid will be subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

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For information regarding our proposed dividend policy, see “Our Dividend Policy.” For information regarding our recent dividend payment history, see “Selected Consolidated Financial and Other Data” and “Market for the Common Stock.”

Purchases and Ownership by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 88,000 shares of common stock in the offering, representing 3.0% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $8.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 463,113 shares of common stock (including stock options exercisable within 60 days of November 8, 2015), or 9.1% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own that will be exchanged for shares of PB Bancorp.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of Putnam Bank employees, to purchase up to 7% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. We have not determined whether we would adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Stock Benefit Plans—Stock-Based Incentive Plan.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

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	Number of Shares to be Granted or Purchased			Dilution	Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range

Employee stock ownership plan	204,531	318,227	7.0%	N/A (2)	$1,636	$2,546
Restricted stock awards	116,875	181,844	4.0	2.26%	935	1,455
Stock options	292,188	454,609	10.0	5.45%	655	1,018
Total	613,594	954,680	21.0%	7.47%	$3,226	$5,019

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $8.00 per share. The fair value of stock options has been estimated at $2.24 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $8.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 2.35%; and expected volatility of 13.77%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2005 Stock-Based Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under a stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of June 30, 2015 regarding our employee stock ownership plan, our 2005 Stock-Based Incentive Plan and our proposed stock-based benefit plan. The table below assumes that 7,880,590 shares are outstanding after the offering, which includes the sale of 4,546,094 shares in the offering at the adjusted maximum of the offering range and the issuance of new shares in exchange for shares of PSB Holdings using an exchange ratio of 1.1859. It also assumes that the value of the stock is $8.00 per share.

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Existing and New Stock Benefit Plans	Participants	Shares at Adjusted Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2004 offering (1)		304,849	(2)	$2,438,792		3.87%
Shares to be purchased in this offering		318,227		2,545,816		4.04
Total employee stock ownership plan shares		623,076		$4,984,608		7.91%

Restricted Stock Awards:	Directors, Officers and Employees
2005 Stock-Based Incentive Plan (1)		161,383	(3)	$1,291,064	(4)	2.05%
New shares of restricted stock		181,844		1,454,752	(4)	2.31
Total shares of restricted stock		343,227		$2,745,816		4.36%

Stock Options:	Directors, Officers and Employees
2005 Stock-Based Incentive Plan (1)		403,458	(5)	$903,746	(6)	5.12%
New stock options		454,609		1,018,324	(6)	5.77
Total stock options		858,067		$1,922,070		10.89%

Total of stock benefit plans		1,824,370		$9,652,494		23.15%

(1)	The number of shares indicated has been adjusted for the 1.1859 exchange ratio at the adjusted maximum of the offering range.
(2)	As of June 30, 2015, 164,662 of these shares, or 138,850 shares prior to adjustment for the exchange, have been allocated to participants.
(3)	As of June 30, 2015, 161,383 of these shares, or 136,085 shares prior to adjustment for the exchange, have been awarded, all of which have vested.
(4)	The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $8.00 per share.
(5)	As of June 30, 2015, options to purchase 403,458 of these shares, or 340,213 shares prior to adjustment for the exchange, have been awarded, all of which have vested.
(6)	The weighted-average fair value of stock options has been estimated at $2.24 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; no dividend yield; expected term, 10 years; expected volatility, 13.77%; and risk-free rate of return, 2.35%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Market for Common Stock

Existing publicly held shares of PSB Holdings’ common stock are listed on the Nasdaq Capital Market under the symbol “PSBH.” Upon completion of the conversion, the shares of common stock of PB Bancorp will be exchanged for the existing shares of PSB Holdings, and we expect the shares of PB Bancorp common stock will trade on the Nasdaq Capital Market under the symbol “PBBI.” To list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of November 3, 2015, PSB Holdings had approximately nine registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Tax Consequences

Putnam Bancorp, MHC, PSB Holdings, Putnam Bank and PB Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of Whittlesey & Hadley, P.C. regarding the material Connecticut tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Putnam Bancorp, MHC, PSB Holdings, Putnam Bank, PB Bancorp, persons eligible to subscribe in the subscription offering, or existing stockholders of PSB Holdings (except for cash paid for fractional shares). Existing stockholders of PSB Holdings who receive cash in lieu of fractional shares of PB Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

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Changes in Stockholders’ Rights for Existing Stockholders of PSB Holdings, Inc.

As a result of the conversion, existing stockholders of PSB Holdings, Inc. will become stockholders of PB Bancorp. Some rights of stockholders of PB Bancorp will be reduced compared to the rights stockholders currently have in PSB Holdings, Inc. The reduction in stockholder rights results from differences between the federal and Maryland charters/articles of incorporation and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of PB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of PB Bancorp and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of PB Bancorp include the following: (i) greater lead time required for stockholders to submit proposals for certain provisions of new business or to nominate directors; (ii) approval by at least 80% of outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation; and (iii) a limit on voting rights of shares beneficially owned in excess of 10% of PB Bancorp’s outstanding voting stock. See “Comparison of Stockholders’ Rights For Existing Stockholders of PSB Holdings” for a discussion of these differences.

Dissenters’ Rights

Stockholders of PSB Holdings, Inc. do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning PB Bancorp’s Common Stock

Before you vote on the conversion, you should read the “Risk Factors” section beginning on page 20 of this proxy statement/prospectus.

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RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of PB Bancorp common stock.

Risks Related to Our Business

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in Eastern Connecticut and the Rhode Island and Massachusetts communities adjacent to Windham County, Connecticut. Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. Almost all of our loans are to borrowers located in, or are secured by collateral located in, Eastern Connecticut and the Rhode Island and Massachusetts communities adjacent to Windham County, Connecticut.

A deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans that we offer, which we expect to continue in the foreseeable future. Competition also makes it more difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets. For additional information see “Business of Putnam Bank—Competition.”

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Because we intend to increase our commercial real estate and commercial loan originations, our lending risk will increase and downturns in the real estate market or local economy could adversely affect our earnings.

Commercial real estate and commercial loans generally have more risk than residential mortgage loans. Because the repayment of commercial real estate and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. Commercial real estate and commercial loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business thereby increasing the risk of non-performing loans. Also, many of our multi-family and commercial real estate and commercial business borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan. Further, unlike residential mortgages or multi-family and commercial real estate loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise and may be more susceptible to fluctuation in value at default. As our commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving our growth targets will require us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected.

Future changes in interest rates may reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is

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the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, such changes can still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.

At June 30, 2015, our “rate shock” analysis prepared by our third party consultant indicates that our net portfolio value would decrease by $7.3 million if there was an instantaneous 200 basis point increase in market interest rates. However, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk.”

A continuation of the historically low interest rate environment may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market interest rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than in years prior to 2008. Consequently, the average yield on our interest earning assets has decreased to 3.04% for the year ended June 30, 2015 from 3.26% for the year ended June 30, 2012, which has resulted in decreases in net interest income in some of these years. Our ability to lower our interest expense is limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease. A continuation of a low interest rate environment may adversely affect our net interest income, which in turn would likely have an adverse effect on our profitability.

We could record future losses on our investment securities portfolio.

A number of factors could cause us to conclude that an unrealized loss that exists with respect to our securities constitutes an impairment that is other-than-temporary, which could result in material losses to us. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of the auction-rate trust preferred securities that we hold could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

A significant percentage of our assets is invested in securities, which typically have a lower yield than our loan portfolio.

Our results of operations depend substantially on our net interest income. At June 30, 2015, 45.4% of our assets was invested in investment securities and cash and cash equivalents. These investments yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, we may not be able to increase originations of loans that are acceptable to us. See “—Continued declines in our loan portfolio may negatively impact our earnings and results of operations.”

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Our emphasis on one- to four-family residential mortgage loans exposes us to increased credit risks.

At June 30, 2015, $179.0 million, or 79.2% of our loan portfolio, was secured by one- to four-family real estate, which included $7.6 million of home equity loans and $10.3 million of home equity lines of credit.  Recent economic conditions have resulted in declines in real estate values in our market areas.  These declines in real estate values could cause some of our mortgage and home equity lines of credit to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Continued declines in our loan portfolio may negatively impact our earnings and results of operations.

Our loan portfolio has decreased $31.5 million, or 12.2%, to $226.1 million at June 30, 2015 from $257.6 million at June 30, 2011. As a result, we have invested excess liquidity in low-yielding cash equivalent assets and low-yielding investment securities, which has negatively impacted our earnings. Prolonged weak loan demand could require us to continue investing excess liquidity in these types of low-yielding assets, which would continue to adversely affect our earnings and results of operations.

Our cost of operations is high relative to our revenues.

Our non-interest expense totaled $11.2 million for each of the years ended June 30, 2015 and 2014. We continue to analyze our expenses and achieve efficiencies where available. Although we strive to generate increases in both net interest income and non-interest income, our efficiency ratio remains high as a result of operating expenses. Our efficiency ratio totaled 91.65% and 90.24% for the years ended June 30, 2015 and 2014, respectively.

Building market share by expanding our commercial real estate and commercial business lending capacity could cause our expenses to increase faster than revenues.

We intend to continue to build market share in the Eastern Connecticut area by expanding our commercial real estate and commercial business lending capacity. There can be considerable costs involved in expanding lending capacity that generally require a period of time to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Moreover, our business expansion strategy may not be successful.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.96% of total loans and 38.57% of non-performing loans at June 30, 2015. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Declines in property values can increase the loan-to-value ratios on our residential mortgage loan portfolio, which could expose us to greater risk of loss.

Some of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have little or no equity because either we originated the loan with a relatively high combined loan-to-value ratio or

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because of the decline in home values in our market areas. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses.  In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the sale proceeds.  As a result, these loans may experience higher rates of delinquencies, defaults and losses.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

PSB Holdings and Putnam Bank are subject to extensive regulation, supervision and examination by the Connecticut Department of Banking and the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of federal deposit insurance funds and the depositors and borrowers of Putnam Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations, as could our interpretation of those changes.

The Dodd-Frank Act has significantly changed the bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, many of which are not in final form. Consequently, the full impact of the Dodd-Frank Act may not be known for years.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakened the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk-based capital requirements for bank holding companies and savings and loan holding companies that are no less than those applicable to banks, which limits our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in Putnam Bank, and excludes certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities.

The full impact of the Dodd-Frank Act on our business will not be known until all regulations implementing the statute are implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and diverted management’s time from other business activities, which adversely affects our financial condition and results of operations.

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We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

In July 2013, the federal banking agencies approved a final rule implementing the regulatory capital reforms from the Basel Committee on Banking Supervision (“Basel III”) and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt-out is exercised. Putnam Bank has elected to opt out of the requirement under the final rule to include certain “available-for-sale” securities holdings for calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in full effect as of June 30, 2015.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, require raising additional capital in the future, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, change our business models, and/or increase our holdings of liquid assets. The implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying dividends or repurchasing our shares. Specifically, beginning in 2016, Putnam Bank’s ability to pay dividends to PB Bancorp will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit PB Bancorp’s ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Bank Regulation—Capital Requirements.”

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. During the last year, several banking institutions have received large fines for non-compliance with these laws and regulations. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

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Proposed and final regulations could restrict our ability to originate and sell loans.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%.  Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.”  The regulatory agencies have issued a final rule to implement this requirement.  The final rule provides that the definition of “qualified residential mortgage” includes loans that meet the definition of qualified mortgage issued by the Consumer Financial Protection Bureau.

The final rule could have a significant effect on the secondary market for loans and the types of loans we originate, and restrict our ability to make loans.  Similarly, the Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, which could limit our growth or profitability.

Our success depends on hiring and retaining certain key personnel.

Our performance largely depends on the talents and efforts of highly skilled individuals. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation, as well as operational functions such as regulatory compliance and information technology. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could reduce our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We face significant operational risks because the nature of the financial services business involves a high volume of transactions.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with

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applicable regulatory standards, adverse business decisions or their implementation, or customer attrition due to potential negative publicity. In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and/or suffer damage to our reputation.

Cyber-attacks or other security breaches could adversely affect our operations, net income or reputation.

We regularly collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf.

Information security risks have generally increased in recent years because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial and other transactions and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. Mobile phishing, a means for identity thieves to obtain sensitive personal information through fraudulent e-mail, text or voice mail, is an emerging threat targeting the customers of popular financial entities. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses.

If this confidential or proprietary information were to be mishandled, misused or lost, we could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss.

Although we employ a variety of physical, procedural and technological safeguards to protect this confidential and proprietary information from mishandling, misuse or loss, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of information does occur, those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf, our policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit us to confirm the third party’s compliance with the terms of the agreement. As information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

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The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Legal and regulatory proceedings and related matters could adversely affect us or the financial services industry in general.

We, and other participants in the financial services industry upon whom we rely to operate, have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we, or other participants in the financial services industry, may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies and questionable or fraudulent activities of our customers.  We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective.  Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our operating results.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this proxy statement/prospectus as well as periodic reports we are required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our valuation of investment securities, our determination of our income tax provision and goodwill, and our evaluation of the adequacy of our allowance for loan losses.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on non-residential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

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Risks Related to the Offering and the Exchange

The market value of PB Bancorp common stock received in the share exchange may be less than the market value of PSB Holdings common stock exchanged.

The number of shares of PB Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of PSB Holdings, Inc. common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of PB Bancorp common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of PSB Holdings, Inc. common stock will own the same percentage of PB Bancorp common stock after the conversion and offering as they owned of PSB Holdings, Inc. common stock immediately prior to completion of the conversion and offering (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares). The exchange ratio will not depend on the market price of PSB Holdings, Inc. common stock.

The exchange ratio ranges from 0.7622 shares at the minimum and 1.1859 shares at the adjusted maximum of the offering range of PB Bancorp common stock per share of PSB Holdings, Inc. common stock. Shares of PB Bancorp common stock issued in the share exchange will have an initial value of $8.00 per share. Depending on the exchange ratio and the market value of PSB Holdings, Inc. common stock at the time of the exchange, the initial market value of the PB Bancorp common stock that you receive in the share exchange could be less than the market value of the PSB Holdings, Inc. common stock that you currently own. Based on the most recent closing price of PSB Holdings, Inc. common stock prior to the date of this proxy statement/prospectus, which was $9.90 per share, the initial value of the PB Bancorp common stock you receive in the share exchange would be less than the market value of the PSB Holdings, Inc. common stock you currently own.

There may be a decrease in stockholders’ rights for existing stockholders of PSB Holdings.

As a result of the conversion, existing stockholders of PSB Holdings will become stockholders of PB Bancorp. In addition to the provisions discussed above that may discourage takeover attempts that may be favored by stockholders, some rights of stockholders of PB Bancorp will be reduced compared to the rights stockholders currently have in PSB Holdings. The reduction in stockholder rights results from differences between the federal and Maryland chartering documents and bylaws, and from differences between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of PB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of PB Bancorp and its stockholders. The articles of incorporation and bylaws of PB Bancorp include the following provisions: (i) greater lead time required for stockholders to submit proposals for new business or to nominate directors; and (ii) approval by at least 80% of the outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation. See “Comparison of Stockholders’ Rights For Existing Stockholders of PSB Holdings” for a discussion of these differences.

The future price of the shares of common stock may be less than the $8.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $8.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations,

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investor perceptions of PB Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $11.1 million and $15.1 million of the net proceeds of the offering (or $17.5 million at the adjusted maximum of the offering range) in Putnam Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Putnam Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Connecticut Department of Banking or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt, and may be negatively affected by higher minimum regulatory capital requirements. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our new stock-based benefit plans has been estimated to be approximately $596,000 ($423,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of

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our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 7.5% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering, and all such stock options are exercised. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of PB Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of PB Bancorp without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

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For additional information, see “Restrictions on Acquisition of PB Bancorp” and “Management—Benefits to be Considered Following Completion of the Conversion.”

You may not revoke your decision to purchase PB Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond February 1, 2016, or the number of shares to be sold in the offering is increased to more than 4,546,094 shares or decreased to fewer than 2,921,875 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Putnam Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

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INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of PSB Holdings, Inc. of proxies to be voted at the special meeting of stockholders to be held at Putnam Bank, 40 Main Street, Putnam, Connecticut, on December 23, 2015, at 2:00 p.m., Eastern Time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the Plan of Conversion and Reorganization of Putnam Bancorp, MHC (referred to herein as the “plan of conversion”).

In addition, stockholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal. Stockholders also will vote on informational proposals with respect to the articles of incorporation of PB Bancorp.

Voting in favor of or against the plan of conversion includes a vote for or against the conversion of Putnam Bancorp, MHC to a stock holding company as contemplated by the plan of conversion. Voting in favor of the plan of conversion will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Putnam Bank.

Who Can Vote at the Meeting

You are entitled to vote your PSB Holdings, Inc. common stock if our records show that you held your shares as of the close of business on November 3, 2015. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on November 3, 2015, there were 6,541,561 shares of PSB Holdings, Inc. common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on November 3, 2015, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of PSB Holdings, Inc. common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of the holders of (i) two-thirds of the outstanding common stock of PSB Holdings, Inc. entitled to be cast at the special meeting, including shares held by Putnam Bancorp, MHC, and (ii) a majority of the outstanding shares of

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common stock of PSB Holdings, Inc. entitled to be cast at the special meeting, other than shares held by Putnam Bancorp, MHC.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by PSB Holdings, Inc. stockholders entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3 through 5: Approval of certain provisions in PB Bancorp’s articles of incorporation. The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of PSB Holdings, Inc. approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of PB Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of PSB Holdings, Inc. At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by Putnam Bancorp, MHC and Our Officers and Directors

As of November 3, 2015, Putnam Bancorp, MHC beneficially owned 3,729,846 shares of PSB Holdings, Inc. common stock. This equals approximately 57.0% of our outstanding shares. We expect that Putnam Bancorp, MHC will vote all of its shares in favor of Proposal 1—Approval of the Plan of Conversion and Reorganization, Proposal 2—Approval of the adjournment of the special meeting, and Informational Proposals 3 through 5.

As of November 3, 2015, our officers and directors beneficially owned 486,150 shares of PSB Holdings, Inc. common stock (excluding exercisable options). This equals 7.4% of our outstanding shares and 17.3% of shares held by persons other than Putnam Bancorp, MHC.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of PSB Holdings, Inc. common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of PSB Holdings, Inc. common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” approval of the adjournment of the special meeting, if necessary, and “FOR” each of the Informational Proposals 3 through 5.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

If your PSB Holdings, Inc. common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

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Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of PSB Holdings, Inc. in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors. PSB Holdings, Inc. will pay the costs of soliciting proxies from its stockholders. To the extent necessary to permit approval of the plan of conversion and the other proposals being considered, Laurel Hill Advisory Group, LLC, our proxy solicitor, and directors, officers or employees of PSB Holdings, Inc. and Putnam Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. For its services as information agent and stockholder proxy solicitor, we will pay Laurel Hill Advisory Group, LLC $5,500 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Participants in the Employee Stock Ownership Plan

If you participate in Putnam Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, the Employee Stock Ownership Plan trustee votes all shares held by the Employee Stock Ownership Plan, but each Employee Stock Ownership Plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The Employee Stock Ownership Plan trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of PSB Holdings, Inc. common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the plan’s trustee is December 16, 2015.

The board of directors recommends that you promptly sign and mark the enclosed proxy in favor of the above described proposals, including the adoption of the plan of conversion, and promptly return it in the enclosed envelope. Voting the proxy card will not prevent you from voting in person at the special meeting. For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion.

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PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of PSB Holdings, Inc. and Putnam Bancorp, MHC have approved the Plan of Conversion and Reorganization of Putnam Bancorp, MHC, referred to herein as the “plan of conversion.” The plan of conversion must also be approved by the depositors of Putnam Bank, the corporators of Putnam Bancorp, MHC and the stockholders of PSB Holdings, Inc., and is subject to the satisfaction of certain other conditions. Special meetings of depositors, corporators and stockholders have been called for this purpose. The approval of the Federal Reserve Board is required before we can consummate the conversion and stock offering. We have also filed an application with the Connecticut Department of Banking with respect to PB Bancorp becoming the holding company for Putnam Bank, and with respect to the amendments to Putnam Bank’s certificate of incorporation, and the approval of the Connecticut Department of Banking is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Connecticut Department of Banking does not constitute a recommendation or endorsement of the plan of reorganization.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Currently, Putnam Bank is a wholly-owned subsidiary of PSB Holdings, Inc. and Putnam Bancorp, MHC owns approximately 57.0% of PSB Holdings, Inc.’s common stock. The remaining 43.0% of PSB Holdings, Inc.’s common stock is owned by public stockholders. As a result of the conversion, a newly formed company, PB Bancorp, will become the holding company of Putnam Bank. Each share of PSB Holdings, Inc. common stock owned by the public will be exchanged for between 0.7622 shares at the minimum and 1.1859 shares at the maximum of the offering range of PB Bancorp common stock, so that PSB Holdings, Inc.’s existing public stockholders will own the same percentage of PB Bancorp common stock as they owned of PSB Holdings, Inc.’s common stock immediately prior to the conversion (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and adjusted to reflect certain assets held by Putnam Bancorp, MHC). The actual number of shares that you will receive will depend on the percentage of PSB Holdings, Inc. common stock held by the public immediately prior to the completion of the conversion, the final independent appraisal of PB Bancorp and the number of shares of PB Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of PSB Holdings, Inc. common stock.

Concurrently with the exchange offer, PB Bancorp is offering up to 4,546,094 shares of common stock for sale, representing the ownership interest of Putnam Bancorp, MHC in PSB Holdings, Inc., to eligible depositors and to the public at a price of $8.00 per share. After the conversion and offering are completed, Putnam Bank will be a wholly-owned subsidiary of PB Bancorp, and 100% of the common stock of PB Bancorp will be owned by public stockholders. As a result of the conversion and offering, PSB Holdings, Inc. and Putnam Bancorp, MHC will cease to exist.

PB Bancorp intends to contribute between $11.1 million and $17.5 million of the net proceeds to Putnam Bank and to retain between $9.4 million and $15.0 million of the net proceeds. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	To depositors with accounts at Putnam Bank with aggregate balances of at least $50 at the close of business on July 1, 2014.

(ii)	To our tax-qualified employee benefit plans (including Putnam Bank’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 7% of the shares of common stock sold in

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the stock offering, although we reserve the right to have the employee stock ownership plan purchase more than 7% of the shares sold in the offering to the extent necessary to complete the offering at the minimum of the offering range.

(iii)	To depositors with accounts at Putnam Bank with aggregate balances of at least $50 at the close of business on September 30, 2015.

(iv)	To depositors of Putnam Bank at the close of business on November 3, 2015.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in New London and Windham Counties, Connecticut. To the extent shares of common stock remain available, we will also offer the shares to PSB Holdings’ public stockholders as of November 3, 2015. The community offering is expected to begin concurrently with the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering. Keefe, Bruyette & Woods, Inc. will act as sole book-running manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of PB Bancorp. All shares of common stock to be sold in the offering will be sold at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

A copy of the plan of conversion is available for inspection at each branch office of Putnam Bank and at the Federal Reserve Bank of Boston. The plan of conversion is also filed as an exhibit to Putnam Bancorp, MHC’s application to convert from mutual to stock form of which this proxy statement/prospectus is a part, copies of which may be obtained from the Federal Reserve Board, and filed as an exhibit to PB Bancorp’s application to become the holding company for Putnam Bank, which can be inspected, without charge, at the Connecticut Department of Banking. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

The board of directors recommends that you vote “FOR” the Plan of Conversion and Reorganization of Putnam Bancorp, MHC.

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While Putnam Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth. Minimum regulatory capital requirements have also increased under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Wall Street Reform and Consumer

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Protection Act, or Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations applicable to Putnam Bancorp, MHC and PSB Holdings. Among other things, these changes have adversely affected our ability to pay cash dividends to our stockholders by making it more difficult for Putnam Bancorp, MHC to waive any dividends declared by PSB Holdings. The conversion will eliminate our mutual holding company structure and will enhance our ability to pay dividends to our stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.” It also will eliminate the risk that the Federal Reserve Board will amend existing regulations applicable to the conversion process in a manner disadvantageous to our public stockholders or depositors.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for PB Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of PB Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the depositors of Putnam Bank is required to approve the plan of conversion. The affirmative vote of a majority of the votes cast by the corporators of Putnam Bancorp, MHC is also required to approve the plan of conversion. By their approval of the plan of conversion, the depositors of Putnam Bank and the corporators of Putnam Bancorp, MHC will also be approving the merger of Putnam Bancorp, MHC into PSB Holdings. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of PSB Holdings and the affirmative vote of the holders of a majority of the outstanding shares of common stock of PSB Holdings held by the public stockholders of PSB Holdings (stockholders other than Putnam Bancorp, MHC) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to PB Bancorp becoming the holding company for Putnam Bank, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. The Connecticut Department of Banking must also approve PB Bancorp’s acquisition of Putnam Bank and the amendments to Putnam Bank’s certificate of incorporation.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of PSB Holdings common stock will be converted automatically into the right to receive a number of shares of PB Bancorp common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public

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stockholders will own the same percentage of common stock in PB Bancorp after the conversion as they held in PSB Holdings immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, adjusted downward to reflect certain assets held by Putnam Bancorp, MHC. The exchange ratio will not depend on the market value of PSB Holdings common stock. The exchange ratio will be based on the percentage of PSB Holdings common stock held by the public, the independent valuation of PB Bancorp prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 0.7622 shares for each publicly held share of PSB Holdings at the minimum of the offering range to 1.1859 shares for each publicly held share of PSB Holdings at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of PB Bancorp as of August 14, 2015, assuming public stockholders of PSB Holdings own 43.0% of PSB Holdings common stock and Putnam Bancorp, MHC has net assets of $743,000 immediately prior to the completion of the conversion (reflecting the continued payments of dividends by PSB Holdings prior to the completion of the conversion). The table also shows how many shares of PB Bancorp a hypothetical owner of PSB Holdings common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of PB Bancorp to be Issued for Shares of PSB Holdings		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)

Minimum	2,921,875	57.7%	2,143,154	42.3%	5,065,029	0.7622	$6.10	$9.79	76
Midpoint	3,437,500	57.7	2,521,358	42.3	5,958,858	0.8967	7.17	10.35	89
Maximum	3,953,125	57.7	2,899,561	42.3	6,852,686	1.0312	8.25	10.89	103
Adjusted Maximum	4,546,094	57.7	3,334,496	42.3	7,880,590	1.1859	9.49	11.53	118

(1)	Represents the value of shares of PB Bancorp common stock to be received in the conversion by a holder of one share of PSB Holdings, pursuant to the exchange ratio, based upon the $8.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of PSB Holdings common stock that are outstanding immediately prior to the completion of the conversion will be converted into options to purchase shares of PB Bancorp common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Putnam Bank of accepting deposits and making loans. Putnam Bank will continue to be a Connecticut-chartered savings bank and will continue to be regulated by the Connecticut Department of Banking and the Federal Reserve Board. After the conversion, Putnam Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of PSB Holdings serving at the time of the conversion will be the directors of PB Bancorp upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Putnam Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

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Effect on Loans. No loan outstanding from Putnam Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors and Corporators. Depositors of Putnam Bank generally do not have voting rights in Putnam Bancorp, MHC, subject to certain exceptions such as the right to vote on the plan of conversion. Instead, voting rights in Putnam Bancorp, MHC are vested in its corporators. Upon completion of the conversion, depositors and corporators will no longer have voting rights, and all voting rights in Putnam Bank will be vested in PB Bancorp as the sole stockholder of Putnam Bank. The stockholders of PB Bancorp will possess exclusive voting rights with respect to PB Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Putnam Bancorp, MHC, PSB Holdings, Putnam Bank, the public stockholders of PSB Holdings (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders or other depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Putnam Bank has both a deposit account in Putnam Bank and a pro rata ownership interest in the net worth of Putnam Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Putnam Bancorp, MHC and Putnam Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account obtains a pro rata ownership interest in Putnam Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Putnam Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Putnam Bancorp, MHC and Putnam Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Putnam Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by PB Bancorp and Putnam Bank in an aggregate amount equal to (i) Putnam Bancorp, MHC’s ownership interest in PSB Holdings’ total stockholders’ equity as of the date of the latest statement of financial condition included in this proxy statement/prospectus, plus (ii) the value of the net assets of Putnam Bancorp, MHC as of the date of the latest statement of financial condition of Putnam Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of PSB Holdings). PB Bancorp and Putnam Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Putnam Bank after the conversion. The liquidation accounts are designed to provide payments to depositors of their liquidation interests, if any, in the end of a liquidation of (a) PB Bancorp and Putnam Bank or (b) Putnam Bank. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and any valuation updates, RP Financial, LC. will receive a fee of $40,000, as well as payment for reimbursable expenses. We have paid RP Financial, LC. no other fees during the previous three years. We have agreed to indemnify RP Financial, LC. and its employees and

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affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this proxy statement/prospectus, including the consolidated financial statements of PSB Holdings. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of PSB Holdings and the projected results and financial condition of PB Bancorp;

•	the economic and demographic conditions in PSB Holdings’ existing market area;

•	certain historical, financial and other information relating to PSB Holdings;

•	a comparative evaluation of the operating and financial characteristics of PSB Holdings with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on PB Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of PB Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to PB Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for PB Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to Northeast and Mid-Atlantic institutions with assets between $250 million and $1.250 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of PB Bancorp with the peer group. RP Financial, LC. made downward adjustments for financial condition, profitability, growth and viability of earnings, asset growth, dividends and primary market area. RP Financial made no adjustments for liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The downward adjustment applied for

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financial condition was due to PSB Holdings’ less favorable credit quality measures and less favorable interest-earning asset composition. The downward adjustment applied for asset growth was due to PSB Holdings’ lower historical asset growth and, in particular, PSB Holdings’ lower historical rate of loan growth. The downward adjustment applied for dividends took into consideration PB Bancorp’s less favorable capacity to pay dividends, based on PB Bancorp’s lower pro forma earnings. The downward adjustment applied for primary market area took into consideration Windham County’s generally less favorable demographic measures.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of PB Bancorp after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.99% as of June 30, 2015 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $8.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of August 14, 2015, the estimated pro forma market value of PB Bancorp was $47.7 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $40.5 million and a maximum of $54.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of PSB Holdings common stock owned by Putnam Bancorp, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of PSB Holdings common stock owned by Putnam Bancorp, MHC, certain assets held by Putnam Bancorp, MHC and the $8.00 price per share, the minimum of the offering range is 2,921,875 shares, the midpoint of the offering range is 3,437,500 shares and the maximum of the offering range is 3,953,125 shares.

The board of directors of PB Bancorp reviewed the independent valuation and, in particular, considered the following:

•	PSB Holdings’ financial condition and results of operations;

•	a comparison of financial performance ratios of PSB Holdings to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of PSB Holdings common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of PSB Holdings or Putnam Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of PB Bancorp to less than $40.5 million or more than $63.0 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to PB Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for PB Bancorp (on a pro forma basis) as of and for the twelve months ended June 30, 2015, and for the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2015, with stock prices as of August 14, 2015, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 36.7% on a price-to-book value basis, a discount of 30.7% on a price-to-tangible book value basis and a premium of 289.0% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in

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the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of PSB Holdings’ common stock. The closing price of the common stock was $8.01 per share on August 14, 2015, the effective date of the appraisal, and $8.00 per share on September 8, 2015, the last trading day immediately preceding the announcement of the conversion.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
PB Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	104.02	x	75.47%	82.30%
Maximum	89.19	x	69.14%	75.76%
Midpoint	76.59	x	62.99%	69.32%
Minimum	64.30	x	56.26%	62.26%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.69	x	99.56%	99.97%
Medians	21.12	x	103.38%	103.38%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Putnam Bank as a going concern and should not be considered as an indication of the liquidation value of Putnam Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $8.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $63.0 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,546,094 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $8.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 4,546,094 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $63.0 million and a corresponding increase in the offering range to more than 4,546,094 shares, or a decrease in the minimum of the valuation range to less than $40.5 million and a corresponding decrease in the offering range to fewer than 2,921,875 shares, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond December 23, 2017, which is two years after the special meeting of depositors to approve the plan of conversion.

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An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and PB Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and PB Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Putnam Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on July 1, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (37,500 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on July 1, 2014. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of PSB Holdings or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding July 1, 2014.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Putnam Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 7% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each depositor of Putnam Bank with a Qualifying Deposit at the close of business on September 30, 2015 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive,

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without payment therefor, nontransferable subscription rights to purchase up to $300,000 (37,500 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2015. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, each depositor of Putnam Bank as of the close of business on November 3, 2015 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (37,500 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Depositor bears to the total amount of the subscriptions of all Other Depositors whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Depositor must list on the stock order form all deposit accounts in which he or she had an ownership interest at November 3, 2015. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on December 16, 2015, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 2,921,875 shares have not been sold in the offering by February 1, 2016 and the Federal Reserve Board not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond February 1, 2016, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Depositors, we will offer shares pursuant to the plan of conversion to members of the

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general public in a community offering. Shares will be offered in the community offering with the following preferences:

(i)	Natural persons (including trusts of natural persons) residing in New London and Windham Counties, Connecticut;

(ii)	PSB Holdings’ public stockholders as of November 3, 2015; and

(iii)	Other members of the general public.

Subscribers in the community offering may purchase up to $300,000 (37,500 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in New London and Windham Counties, Connecticut, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of PSB Holdings or members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this proxy statement/prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond February 1, 2016, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager, and we will pay fees of 5% of the aggregate amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($8.00 per share) that the shares are sold in the subscription offering and the community offering.

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In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to PB Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Putnam Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(ii)	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (62,500 shares) of common stock in all categories of the offering combined;

(iv)	The number of shares of common stock that an existing PSB Holdings stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing PSB Holdings common stock, may not exceed 9.9% of the shares of common stock of PB Bancorp to be issued and outstanding at the completion of the conversion and offering; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Putnam Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 26% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of depositors of Putnam Bank or corporators of Putnam Bancorp, MHC, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable limit, and other large subscribers may be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

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In the event of an increase in the offering range of up to 4,546,094 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in New London and Windham Counties, Connecticut, then to PSB Holdings’ public stockholders as of November 3, 2015, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than Putnam Bank, PB Bancorp, PSB Holdings or Putnam Bancorp, MHC or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of PSB Holdings or Putnam Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, will be deemed to be acting in concert unless we determine otherwise. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of PB Bancorp or Putnam Bank and except as described below. Any purchases made by any associate of PB Bancorp or Putnam Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only

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and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of PB Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	advising us on the financial and securities market implications of the conversion and the plan of conversion;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be the responsibility of us and our counsel);

•	assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•	assisting us in analyzing proposals from outside vendors in connection with the offering, as needed;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings, subject to a maximum fee of $300,000, of which $35,000 has been paid to date. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by directors, officers, employees or their immediate families and their individual retirement accounts, and shares purchased by our employee benefit plans or trusts, and no sales fee will be payable with respect to the exchange shares.

Syndicated Offering. If shares of common stock are sold in a syndicated offering, we will pay fees of 5% of the aggregate dollar amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering.

Expenses. Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable expenses, not to exceed $25,000, and fees and expenses of its legal counsel in an amount not to exceed $75,000. Such fees may be increased by an additional amount not to exceed $25,000, including in the event of a material delay of the offering. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the

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provisions of the agency agreement, Keefe, Bruyette & Woods, Inc. will receive reimbursement of its reasonable out-of-pocket expenses. Keefe, Bruyette & Woods, Inc. shall have earned in full, and be entitled to be paid in full, all fees then due and payable as of such date of termination. We have separately agreed to pay Keefe, Bruyette & Woods, Inc. up to $30,000 in fees and expenses for serving as records agent, as described below.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, Keefe, Bruyette & Woods, Inc., will assist us in the offering by:

•	consolidating deposit accounts into a central file;

•	designing and preparing proxy forms and stock order forms;

•	organizing and supervising our stock information center;

•	providing proxy and ballot tabulation services for the special meeting of depositors, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

Keefe, Bruyette & Woods, Inc. will receive fees of $25,000 for these services, plus reimbursement for reasonable expenses up to $5,000. Of the fees for serving as records agent, $5,000 has been paid as of the date of this proxy statement/prospectus.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Putnam Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this proxy statement/prospectus and ending 90 days after the closing of the

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offering, without the prior written consent of Keefe, Bruyette & Woods, Inc., we will not, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of PB Bancorp stock or any securities convertible into or exchangeable or exercisable for PB Bancorp stock, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of PB Bancorp stock, or (iii) announce any intention to take any of the foregoing actions, whether any such transaction is to be settled by delivery of stock or other securities, in cash or otherwise.  In addition, our directors and executive officers have agreed that they will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any shares of PB Bancorp common stock or any security convertible into or exercisable or exchangeable for PB Bancorp common stock. If either (1) during the last 17 days of the restricted period described in the first sentence of this paragraph, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above will continue to apply during the last 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or event.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 2:00 p.m., Eastern Time, on December 16, 2015, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond February 1, 2016 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 2:00 p.m., Eastern Time, on December 16, 2015. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office, located at 40 Main Street, Putnam, Connecticut, which is open between 9:00 a.m. to 5:00 p.m., Monday through Friday, and 8:30 a.m. to 12:00 noon on Saturday. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other offices. Please do not mail stock order forms to Putnam Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the offering, you must

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represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Putnam Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this proxy statement/prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to PB Bancorp, Inc.; or

(ii)	authorization of withdrawal of available funds from your Putnam Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at Putnam Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Putnam Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, Putnam Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to PB Bancorp). You may not designate on your stock order form direct withdrawal from a Putnam Bank retirement account. See “—Using Individual Retirement Account Funds.” If permitted by the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. No wire transfer will be accepted without our prior approval.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by February 1, 2016. If the subscription and community offerings are extended past February 1, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Putnam Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for

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which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or PB Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Putnam Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a Putnam Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Putnam Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the December 16, 2015 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

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Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (877) 821-5778. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Exchange of Existing Stockholders’ Stock Certificates

The conversion of existing outstanding shares of PSB Holdings common stock into the right to receive shares of PB Bancorp common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our exchange agent will send a transmittal form to each public stockholder of PSB Holdings who holds physical stock certificates. The transmittal form will contain instructions on how to surrender certificates evidencing PSB Holdings common stock in exchange for shares of PB Bancorp common stock in book entry form, to be held electronically on the books of our transfer agent. PB Bancorp will not issue stock certificates. We expect that a statement reflecting your ownership of shares of common stock of PB Bancorp common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, PSB Holdings stock certificates and other required documents. Shares held by public stockholders in street name (such as in a brokerage account) will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of PB Bancorp common stock will be issued to any public stockholder of PSB Holdings when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered PSB Holdings stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares in your account.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. After the conversion, stockholders will not receive shares of PB Bancorp common stock and will not be paid dividends on the shares of PB Bancorp common stock until existing certificates representing shares of PSB Holdings common stock are surrendered for exchange in compliance with the terms of

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the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of PSB Holdings common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of PB Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for PSB Holdings common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of PB Bancorp common stock that we issue in exchange for existing shares of PSB Holdings common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Putnam Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of Putnam Bancorp, MHC would be paid first. Thereafter, if there were any assets of Putnam Bancorp, MHC remaining, these assets would first be distributed to certain depositors of Putnam Bank based on such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Putnam Bancorp, MHC after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by PB Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Putnam Bancorp, MHC’s ownership interest in PSB Holdings’ total stockholders’ equity as of the date of the latest statement of financial condition contained in this proxy statement/prospectus plus (ii) the value of the net assets of Putnam Bancorp, MHC as of the date of the latest statement of financial condition of Putnam Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of PSB Holdings). The plan of conversion also provides for the establishment of a parallel liquidation account in Putnam Bank to support the PB Bancorp liquidation account in the event PB Bancorp does not have sufficient assets to fund its obligations under the PB Bancorp liquidation account.

In the unlikely event that Putnam Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in PSB Holdings, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Putnam Bank or PB Bancorp above that amount.

The liquidation account established by PB Bancorp is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Putnam Bancorp, MHC) after the conversion in the event of a complete liquidation of PB Bancorp and Putnam Bank or a liquidation solely of Putnam Bank. Specifically, in the unlikely event that either (i) Putnam Bank or (ii) PB Bancorp and Putnam Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of July 1, 2014 and September 30, 2015 of their interests in the liquidation account maintained by PB Bancorp. Also, in a complete liquidation of both entities, or of Putnam Bank only, when PB Bancorp has insufficient assets (other than the stock of Putnam Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and Putnam Bank has positive net worth, then Putnam Bank shall immediately make a distribution to fund PB Bancorp’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by PB Bancorp as adjusted from time to time pursuant to the plan of conversion and federal regulations.

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If PB Bancorp is completely liquidated or sold apart from a sale or liquidation of Putnam Bank, then the PB Bancorp liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the Putnam Bank liquidation account, subject to the same rights and terms as the PB Bancorp liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, PB Bancorp will transfer, or upon the prior written approval of the Federal Reserve PB Bancorp may transfer, the liquidation account and the depositors’ interests in such account to Putnam Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Putnam Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which PB Bancorp or Putnam Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Putnam Bank on July 1, 2014 or September 30, 2015, respectively, equal to the proportion that the balance of such account holder’s deposit account on July 1, 2014 or September 30, 2015, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Putnam Bank on such dates.

If, however, on any June 30 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on July 1, 2014 or September 30, 2015, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Putnam Bancorp, MHC, PSB Holdings, Putnam Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that PB Bancorp or Putnam Bank would prevail in a judicial proceeding.

Putnam Bancorp, MHC, PSB Holdings, Putnam Bank and PB Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of Putnam Bancorp, MHC with and into PSB Holdings will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Putnam Bancorp, MHC for liquidation interests in PSB Holdings will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

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3.	None of Putnam Bancorp, MHC, PSB Holdings, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Putnam Bancorp, MHC to PSB Holdings and the assumption by PSB Holdings of Putnam Bancorp, MHC’s liabilities, if any, in constructive exchange for liquidation interests in PSB Holdings.

4.	The basis of the assets of Putnam Bancorp, MHC and the holding period of such assets to be received by PSB Holdings will be the same as the basis and holding period of such assets in Putnam Bancorp, MHC immediately before the exchange.

5.	The merger of PSB Holdings with and into PB Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither PSB Holdings nor PB Bancorp will recognize gain or loss as a result of such merger.

6.	The basis of the assets of PSB Holdings and the holding period of such assets to be received by PB Bancorp will be the same as the basis and holding period of such assets in PSB Holdings immediately before the exchange.

7.	Current stockholders of PSB Holdings will not recognize any gain or loss upon their exchange of PSB Holdings common stock for PB Bancorp common stock.

8.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in PSB Holdings for interests in the liquidation account in PB Bancorp.

9.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in PSB Holdings for interests in the liquidation account established in PB Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.	Each stockholder’s aggregate basis in shares of PB Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of PSB Holdings common stock surrendered in the exchange.

11.	Each stockholder’s holding period in his or her PB Bancorp common stock received in the exchange will include the period during which the PSB Holdings common stock surrendered was held, provided that the PSB Holdings common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

12.	Cash received by any current stockholder of PSB Holdings in lieu of a fractional share interest in shares of PB Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of PB Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase PB Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of PB Bancorp common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other

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Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of Putnam Bank supporting the payment of the PB Bancorp liquidation account in the event PB Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Putnam Bank liquidation account as of the effective date of the merger of PSB Holdings with and into PB Bancorp.

15.	It is more likely than not that the basis of the shares of PB Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the PB Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by PB Bancorp on the receipt of money in exchange for PB Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Putnam Bancorp, MHC, PSB Holdings, Putnam Bank, PB Bancorp and persons receiving subscription rights and stockholders of PSB Holdings. With respect to items 13 and 15 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in Putnam Bank are reduced; and (iv) the Putnam Bank liquidation account payment obligation arises only if PB Bancorp lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Putnam Bank liquidation account supporting the payment of the liquidation account in the event PB Bancorp lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Putnam Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date.

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The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Whittlesey & Hadley, P.C. that the Connecticut state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to PB Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Putnam Bank, PSB Holdings, PB Bancorp or Putnam Bancorp, MHC generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of PB Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by PSB Holdings, Inc. at the time of the special meeting to be voted for an adjournment, if necessary, PSB Holdings, Inc. has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of PSB Holdings, Inc. recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

PROPOSALS 3 THROUGH 5 — INFORMATIONAL PROPOSALS RELATED TO THE
ARTICLES OF INCORPORATION OF PB BANCORP

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of PSB Holdings, Inc. has approved each of the informational proposals numbered 3 through 5, all of which relate to provisions included in the articles of incorporation of PB Bancorp. Each of these informational proposals is discussed in more detail below.

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As a result of the conversion, the public stockholders of PSB Holdings, Inc., whose rights are presently governed by the charter and bylaws of PSB Holdings, Inc., will become stockholders of PB Bancorp, whose rights will be governed by the articles of incorporation and bylaws of PB Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter and bylaws of PSB Holdings, Inc. and the articles of incorporation and bylaws of PB Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of PB Bancorp’s articles of incorporation that are summarized as informational proposals 3 through 5 were approved as part of the process in which the board of directors of PSB Holdings, Inc. approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. PSB Holdings, Inc.’s stockholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of PB Bancorp’s articles of incorporation and bylaws that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of PB Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 3 – Approval of a Provision in PB Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote to Amend Certain Provisions of the Articles of Incorporation of PB Bancorp. No amendment of the charter of PSB Holdings, Inc. may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of PB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D, E or F of Article Fifth (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote and Quorum), Article 7 (Directors), Article 8 (Bylaws), Article 9 (Evaluation of Certain Offers), Article 10 (Indemnification, etc. of Directors and Officers), Article 11 (Limitation of Liability) and Article 12 (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

These limitations on amendments to specified provisions of PB Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of stockholders to amend those provisions, Putnam Bancorp, MHC, as a 57.0% stockholder, currently can effectively block any stockholder proposed change to the charter.

The requirement of a super-majority stockholder vote to amend specified provisions of PB Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of PB Bancorp and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to PB Bancorp’s articles of incorporation.

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Informational Proposal 4 – Approval of a Provision in PB Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to PB Bancorp’s Bylaws. An amendment to PSB Holdings, Inc.’s bylaws proposed by stockholders must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting subject to applicable approval by the Federal Reserve Board. The articles of incorporation of PB Bancorp provides that stockholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

The requirement of a super-majority stockholder vote to amend the bylaws of PB Bancorp is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of stockholders. While this limits the ability of stockholders to amend the bylaws, Putnam Bancorp, MHC, as a 57.0% stockholder, currently can effectively block any stockholder proposed change to the bylaws. Also, the board of directors of both PSB Holdings, Inc. and PB Bancorp may by a majority vote amend either company’s bylaws.

This provision in PB Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provision limiting amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of PB Bancorp and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of the provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder proposed amendments to PB Bancorp’s bylaws.

Informational Proposal 5 – Approval of a Provision in PB Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of PB Bancorp’s Outstanding Voting Stock. The articles of incorporation of PB Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter, be entitled or permitted to vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by PB Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plans of PB Bancorp or any subsidiary or a trustee of a plan.

The provision in PB Bancorp’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of PB Bancorp’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of PB Bancorp common stock and thereby gain sufficient voting control so as to cause PB Bancorp to effect a transaction that may not be in the best interests of PB Bancorp and its stockholders generally. This provision will not prevent a stockholder from seeking to acquire a controlling interest in PB Bancorp, but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the board of directors of the merits of the course of action proposed by the stockholder. The board of directors of PB Bancorp believes that fundamental transactions generally should be first considered and approved by the board of directors as it generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that its ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal. This provision in PB Bancorp’s articles of incorporation makes an acquisition, merger or other similar

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corporate transaction less likely to occur, even if such transaction is supported by most stockholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in PB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of PB Bancorp’s outstanding voting stock.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of PSB Holdings and its subsidiaries as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding PSB Holdings contained elsewhere in this proxy statement/prospectus, including the consolidated financial statements beginning on page F-1 of this proxy statement/prospectus. The information at June 30, 2015 and 2014 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at June 30, 2013, 2012 and 2011 and for the years then ended is derived in part from audited consolidated financial statements that do not appear in this proxy statement/prospectus.

	At June 30,
	2015	2014	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:

Total assets	$473,601	$461,039	$454,378	$452,343	$472,499
Cash and cash equivalents	5,326	7,335	12,793	11,413	8,273
Securities available-for-sale, at fair value	45,657	48,081	38,450	47,213	58,009
Securities held-to-maturity, at amortized cost	164,096	142,176	134,989	105,195	114,741
Loans receivable, net	224,046	230,126	232,171	248,572	253,225
Loans held-for-sale	—	100	1,037	776	1,567
Deposits	357,641	347,256	341,285	342,338	333,773
Borrowings	59,537	57,681	58,349	57,153	87,744
Total stockholders’ equity	51,744	51,451	50,081	48,135	46,747

	For the Years Ended June 30,
	2015	2014	2013	2012	2011
	(In thousands)
Selected Operating Data:

Interest and dividend income	$13,574	$13,904	$15,253	$17,738	$19,730
Interest expense	3,608	3,999	4,794	6,655	8,370
Net interest income	9,966	9,905	10,459	11,083	11,360
Provision for loan losses	535	55	770	1,152	915
Net interest income after provision for loan losses	9,431	9,850	9,689	9,931	10,445
Non-interest income	2,257	2,492	2,536	2,279	2,503
Non-interest expense	11,202	11,187	10,583	10,945	11,313
Income before income taxes	486	1,155	1,642	1,265	1,635
Income tax (benefit) expense	(65)	152	305	215	537
Net income	$551	$1,003	$1,337	$1,050	$1,098

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	At or For the Years Ended June 30,
	2015	2014	2013	2012	2011

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.12%	0.22%	0.30%	0.23%	0.23%
Return on average equity	1.06	1.98	2.66	2.25	2.38
Interest rate spread (1)	2.04	2.13	2.27	2.34	2.29
Net interest margin (2)	2.23	2.32	2.47	2.57	2.53
Non-interest expense to average assets	2.36	2.46	2.34	2.37	2.35
Efficiency ratio (3)	91.65	90.24	81.44	81.91	81.61
Basic earnings per share	$0.09	$0.16	$0.21	$0.16	$0.17
Diluted earnings per share	$0.09	$0.16	$0.21	$0.16	$0.17
Average interest-earning assets to average interest-bearing liabilities	122.24%	120.42%	118.55%	115.10%	113.11%
Dividend payout ratio	71.32	—	—	—	—

Capital Ratios:
Equity to total assets	10.93%	11.16%	11.02%	10.64%	9.89%
Average equity to average assets	10.91	11.12	11.10	10.11	9.59
Total capital to risk-weighted assets	15.18	18.68	18.19	16.36	16.04
Tier 1 capital to risk-weighted assets	14.41	17.62	17.00	15.15	14.79
Common equity tier 1 capital to risk weighted assets	14.41	—	—	—	—
Tier 1 capital to adjusted tangible assets	8.70	8.87	8.70	8.24	7.68

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	1.02%	1.15%	1.16%	1.20%
Allowance for loan losses as a percent of non-performing loans	38.57	33.73	42.46	34.74	47.86
Net charge-offs to average outstanding loans during the period	0.32	0.16	0.40	0.51	0.19
Non-performing loans as a percent of total loans	2.50	3.04	2.71	3.34	2.51
Non-performing assets as a percent of total assets	1.86	1.87	1.76	2.23	1.60

Other Data:
Number of full-service offices	8	8	8	8	8

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

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RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of PSB Holdings and its subsidiaries as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding PSB Holdings contained elsewhere in this proxy statement/prospectus, including the consolidated financial statements beginning on page F-1 of this proxy statement/prospectus. The information at June 30, 2015 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at September 30, 2015 and for the three months ended September 30, 2015 and 2014 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended September 30, 2015 are not necessarily indicative of the results to be achieved for all of the fiscal year ending June 30, 2016 or for any other period.

	At September 30, 2015	At June 30, 2015
	(In thousands)
Selected Financial Condition Data:

Total assets	$468,737	$473,601
Cash and cash equivalents	4,710	5,326
Securities available-for-sale, at fair value	44,129	45,657
Securities held-to-maturity, at amortized cost	158,743	164,096
Loans receivable, net	228,000	224,046
Loans held-for-sale	318	—
Deposits	352,540	357,641
Borrowings	60,837	59,537
Total stockholders’ equity	51,979	51,744

	For the Three Months Ended September 30,
	2015	2014
	(In thousands)
Selected Operating Data:

Interest and dividend income	$3,376	$3,500
Interest expense	822	955
Net interest income	2,554	2,545
Provision (credit) for loan losses	(70)	—
Net interest income after provision (credit) for loan losses	2,624	2,545
Non-interest income	664	569
Non-interest expense	2,757	2,744
Income before income taxes	531	370
Income tax expense	125	67
Net income	$406	$303

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	At or For the Three Months Ended September 30,
	2015	2014

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (1)	0.34%	0.26%
Return on average equity (1)	3.11	2.32
Interest rate spread (1)(2)	2.11	2.10
Net interest margin (1)(3)	2.28	2.29
Non-interest expense to average assets (1)	2.31	2.32
Efficiency ratio (4)	85.67	88.12
Basic earnings per share	$0.06	$0.05
Diluted earnings per share	$0.06	$0.05
Average interest-earning assets to average interest-bearing liabilities	123.96%	121.92%
Dividend payout ratio	64.53	—

Capital Ratios:
Equity to total assets	11.09%	10.99%
Average equity to average assets	10.93	11.00
Total capital to risk-weighted assets	15.51	18.51
Tier 1 capital to risk-weighted assets	14.75	17.48
Common equity tier 1 capital to risk weighted assets	14.75	—
Tier 1 capital to adjusted tangible assets	8.92	8.68

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.92%	1.01%
Allowance for loan losses as a percent of non-performing loans	38.05	35.75
Net charge-offs to average outstanding loans during the period (1)	0.71	0.05
Non-performing loans as a percent of total loans	2.42	2.84
Non-performing assets as a percent of total assets	1.63	1.69

Other Data:
Number of full-service offices	8	8

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2015 and June 30, 2015

Assets. Total assets were $468.7 million at September 30, 2015, a decrease of $4.9 million, or 1.0%, compared to $473.6 million at June 30, 2015. The decrease was due to a decrease in securities, offset by an increase in loans.

Cash and Cash Equivalents. Cash and cash equivalents decreased $616,000, or 11.6%, to $4.7 million at September 30, 2015 from $5.3 million at June 30, 2015. The decrease in cash was primarily due to a reduction in due from bank balances with correspondent banks and the Federal Reserve Bank of Boston.

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Loans. Net loans outstanding increased $4.0 million, or 1.8%, to $228.0 million at September 30, 2015 from $224.0 million at June 30, 2015. The increase in loans was primarily due to a $2.5 million, or 1.4%, increase in residential real estate loans to $181.5 million at September 30, 2015 from $179.0 million at June 30, 2015, a $387,000, or 0.9%, increase in commercial real estate loans to $42.1 million at September 30, 2015 from $41.8 million at June 30, 2015 and an increase in commercial loans of $1.0 million at September 30, 2015 to $4.4 million at September 30, 2015 from $3.3 million at June 30, 2015.

Securities. Investments in held-to-maturity securities decreased $5.4 million, or 3.3%, to $158.7 million at September 30, 2015 from $164.1 million at June 30, 2015 and investments in available-for-sale securities decreased $1.5 million, or 3.4%, to $44.1 million at September 30, 2015 from $45.7 million at June 30, 2015. With increased loan demand, we have used excess cash to increase the loan portfolio instead of investing in securities.

Other Real Estate Owned. Other real estate owned decreased $1.1 million, or 33.5% to $2.1 million at September 30, 2015 from $3.2 million at June 30, 2015.

Deposits. Total deposits decreased $5.1 million, or 1.4%, to $352.5 million at September 30, 2015 from $357.6 million at June 30, 2015. We experienced decreases in NOW accounts of $5.0 million, or 5.4% to $87.5 million from $92.5 million at June 30, 2015 and savings deposits of $1.4 million, or 2.1% to $67.4 million at September 30, 2015 from $68.8 million at June 30, 2015. This was partially offset by increases in demand deposits of $1.6 million, or 2.6% to $61.4 million at September 30, 2015 from $59.8 million at June 30, 2015 and money market accounts of $1.2 million, or 7.1% to $18.4 million at September 30, 2015 from $17.2 million at June 30, 2015.

Borrowings. Total Federal Home Loan Bank borrowings increased $240,000, or 0.4%, to $57.0 million at September 30, 2015 from $56.7 million at June 30, 2015. Total securities sold under agreements to repurchase increased $1.1 million, or 37.9%, to $3.9 million at September 30, 2015 from $2.8 million at June 30, 2015. Mortgagors’ escrow accounts decreased by $1.2 million, or 49.5% to $1.2 million at September 30, 2015 from $2.4 million at June 30, 2015.

Stockholders’ Equity. Total stockholders’ equity increased $235,000, or 0.5%, to $52.0 million at September 30, 2015 from $51.7 million at June 30, 2015. The increase was primarily due to net income of $406,000 for the three months ended September 30, 2015, partially offset by $262,000 of dividends paid during the three months ended September 30, 2015.

Comparison of Operating Results for the Three Months Ended September 30, 2015 and 2014

Net Income. Net income was $406,000, or $0.06 per basic and diluted share, for the three months ended September 30, 2015 compared to $303,000, or $0.05 per basic and diluted share, for the three months ended September 30, 2014.

Interest and Dividend Income. Interest and dividend income decreased by $124,000, or 3.5%, to $3.4 million for the three months ended September 30, 2015 from $3.5 million for the three months ended September 30, 2014. The decrease in interest and dividend income reflected the ongoing decrease in average yields on our loan and investment securities portfolios in the current low interest rate environment. Specifically, the average yield on interest-earning assets decreased to 3.02% for the three months ended September 30, 2015 from 3.15% for the three months ended September 30, 2014. This was partially offset by an increase in the average balance of interest-earning assets of $2.6 million, or 0.6%.

Interest income on loans decreased by $107,000, or 4.3%, to $2.4 million for the three months ended September 30, 2015 from $2.5 million for the three months ended September 30, 2014. This was due to decreases in both the average balance and yield. The average balance of loans decreased $5.4 million, or 2.3% to $227.8 million for the three months ended September 30, 2015 from $233.2 million for the three months ended September 30, 2014. The yield on average loans decreased eight basis points to 4.14% for the three months ended September 30,

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2015 from 4.22% for the three months ended September 30, 2014, due to continued repayments of higher-yielding loans and originating newer loans in a lower interest rate environment.

Interest income on investment securities decreased by $13,000, or 1.3%, to $999,000 for the three months ended September 30, 2015 from $1.0 million for the three months ended September 30, 2014. The decrease was due to a decrease in the yield on average investment securities of 18 basis points to 1.85% for the three months ended September 30, 2015 from 2.03% for the three months ended September 30, 2014. The decrease was offset by an increase in the average balance of investment securities of $16.8 million, or 8.5%, to $214.2 million for the three months ended September 30, 2015 from $197.4 million for the three months ended September 30, 2014. We used excess cash to invest in securities to increase interest income as loan repayments have exceeded originations in recent years, although we experienced an increase in loans and a decrease in securities during the quarter ended September 30, 2015.

Interest Expense. Interest expense decreased by $133,000, or 13.9%, to $822,000 for the three months ended September 30, 2015 from $955,000 for the three months ended September 30, 2014, due to decreases in interest expense in all liability categories. The decrease in interest expense reflected both the current low interest rate environment and a decrease in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits decreased by $98,000, or 17.2%, to $473,000 for the three months ended September 30, 2015 from $571,000 for the three months ended September 30, 2014. Interest expense on time deposits decreased $73,000, or 16.9%, to $359,000 for the three months ended September 30, 2015 from $432,000 for the three months ended September 30, 2014, due to a decrease in the average balance of time deposits of $6.8 million and a decrease in the rate we paid on time deposits to 1.20% for the three months ended September 30, 2015 from 1.37% for the three months ended September 30, 2014. Interest expense on NOW accounts decreased $14,000, or 13.7%, to $88,000 for the three months ended September 30, 2015 from $102,000 for the three months ended September 30, 2014. This was also due to a decrease in rate, as the rate we paid on NOW accounts decreased seven basis points to 0.39% for the three months ended September 30, 2015. Our interest expense on interest-bearing deposits has benefited from a shift in higher-rate time deposits to lower-rate non-maturity accounts. The cost of interest-bearing deposits decreased to 0.63% for the three months ended September 30, 2015 from 0.76% for the three months ended September 30, 2014 reflecting the continued low interest rate environment. Average savings deposits increased $4.2 million, or 6.5%, to $68.9 million for the three months ended September 30, 2015 from $64.7 million for the three months ended September 30, 2014, while the average balance of time deposits decreased $6.8 million, or 5.5%, to $118.3 million for the three months ended September 30, 2015 from $125.1 million for the three months ended September 30, 2014.

Interest expense on interest-bearing borrowings decreased by $35,000, or 9.1%, to $349,000 for the three months ended September 30, 2015 from $384,000 for the three months ended September 30, 2014. The rate paid on interest-bearing borrowings decreased 12 basis points to 2.22% for the three months ended September 30, 2015 from 2.34% for the three months ended September 30, 2014. Average repurchase agreements decreased $3.5 million, or 30.3%, to $8.1 million for the three months ended September 30, 2015 from $11.6 million for the three months ended September 30, 2014. The average rate on retail repurchase agreements decreased nine basis points to 0.10% for the three months ended September 30, 2015. In addition, the average rate paid on Federal Home Loan Bank advances decreased 28 basis points to 2.53% for the three months ended September 30, 2015 from 2.81% for the three months ended September 30, 2014, as we modified $10.0 million in higher rate advances with an average rate of 3.17% by borrowing new advances at lower rates.

Net Interest Income. Net interest income increased $9,000, or 0.5%, to $2.5 million for each of the three months ended September 30, 2015 and 2014. Our interest rate spread increased to 2.11% for the three months ended September 30, 2015 from 2.10% for the three months ended September 30, 2014 and our net interest-earning assets increased $6.5 million, or 8.1%. However, our net interest margin decreased to 2.28% for the three months ended September 30, 2015 from 2.29% for the three months ended September 30, 2014.

Provision (Credit) for Loan Losses. We recorded a $70,000 credit for loan losses for the three months ended September 30, 2015 compared to no provision for loan losses for the three months ended September 30,

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2014.  The credit for loan losses reflects net recoveries of $4,000 for the three months ended September 30, 2015 compared to $32,000 in net charge-offs for the three months ended September 30, 2014.  In addition, total non-performing loans decreased to $5.5 million at September 30, 2015 compared to $5.6 million at June 30, 2015 and $6.6 million at September 30, 2014. However, other real estate owned increased $702,000, or 50.3%, to $2.1 million at September 30, 2015 from $1.4 million at September 30, 2014. The allowance for loan losses was $2.1 million at September 30, 2015 compared to $2.3 million at September 30, 2014.  The ratio of the allowance to total loans outstanding was 0.92% as of September 30, 2015 compared to 1.01% as of September 30, 2014, and the ratio of the allowance to non-performing loans was 38.1% as of September 30, 2015 compared to 35.8% as of September 30, 2014. For further information, see “Business of Putnam Bank—Allowance for Loan Losses.”

Non-interest Income. Non-interest income increased $95,000, or 16.7%, to $664,000 for the three months ended September 30, 2015 compared to $569,000 for the three months ended September 30, 2014. This was primarily due to an increase in gain on sale of other real estate owned of $66,000, or 137.5%, to $114,000 for the three months ended September 30, 2015 compared to $48,000 for the three months ended September 30, 2014, and a decrease in other-than-temporary write-downs of investment securities of $67,000, or 65.0%, to $36,000 for the three months ended September 30, 2015 compared to $103,000 for the three months ended September 30, 2014. The write-downs for the three months ended September 30, 2015 and 2014 consisted of credit losses on non-agency mortgage-backed securities. This was partially offset by a decrease in other non-interest income of $22,000, or 45.8% to $26,000 for the three months ended September 30, 2015 compared to $48,000 for the three months ended September 30, 2014.

Non-interest Expense. Non-interest expense increased by $13,000, or 0.5%, and was $2.8 million for the three months ended September 30, 2015 compared to $2.7 million for the three months ended September 30, 2014. Salaries and employee benefits expense increased by $43,000, or 2.8%, to $1.6 million for the three months ended September 30, 2015 from $1.5 million for the three months ended September 30, 2014. This increase was primarily due to salary expense increasing $30,000, or 2.5%, to $1.2 million for each of the three months ended September 30, 2015 and 2014. Occupancy and equipment expense increased by $6,000, or 2.0%, to $312,000 for the three months ended September 30, 2015 compared to $306,000 for the three months ended September 30, 2014. All other non-interest expense, consisting primarily of data processing expense, Federal Deposit Insurance Corporation deposit insurance, professional fees and marketing expense decreased by $36,000, or 3.9%, to $880,000 for the three months ended September 30, 2015 from $916,000 for the three months ended September 30, 2014. This was primarily due to decreases in data processing expense of $41,000 and other expense of $68,000. This was partially offset by increases in other real estate owned expense of $14,000 and Federal Deposit Insurance Corporation deposit insurance of $35,000.

Provision for Income Taxes. Provision for income taxes increased by $58,000, or 86.6%, to $125,000 for the three months ended September 30, 2015 from $67,000 for the three months ended September 30, 2014. Our effective tax rate was 23.5% for the three months ended September 30, 2015, compared to 18.1% for the three months ended September 30, 2014, due primarily to a $161,000, or 43.5%, increase in pre-tax income while certain tax preference items such as certain dividend and bank-owned life insurance income remained flat. The effective tax rates differed from the statutory tax rate of 34% primarily due to the dividends-received deduction applicable to certain securities in our investment portfolio, tax-exempt municipal income and non-taxable bank-owned life insurance income.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

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•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 20. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $22.1 million and $30.3 million, or $35.0 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $8.00 Per Share of
	2,921,875 Shares		3,437,500 Shares		3,953,125 Shares		4,546,094 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$23,375		$27,500		$31,625		$36,369
Less offering expenses	1,266		1,304		1,343		1,356
Net offering proceeds	$22,109	100.0%	$26,196	100.0%	$30,282	100.0%	$35,013	100.0%

Distribution of net proceeds:
To Putnam Bank	$11,055	50.0%	$13,098	50.0%	$15,141	50.0%	$17,507	50.0%
To fund loan to employee stock ownership plan	$1,636	7.4%	$1,925	7.3%	$2,214	7.3%	$2,546	7.3%
Retained by PB Bancorp	$9,418	42.6%	$11,173	42.7%	$12,927	42.7%	$14,960	42.7%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Putnam Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated offering.

PB Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans.

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Putnam Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•	to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors intends to pay cash dividends on our common stock. PSB Holdings currently pays quarterly dividends at a rate of $0.04 per share. The amount of dividends to be paid will be subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

PB Bancorp will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by PB Bancorp in connection with the conversion. The source of dividends will depend on the net proceeds retained by PB Bancorp and earnings thereon, and dividends from Putnam Bank. In addition, PB Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Putnam Bank will not be permitted to pay dividends on its capital stock to PB Bancorp, its sole stockholder, if Putnam Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Putnam Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Putnam

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Bank must file an application with the Federal Reserve Board for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of Putnam Bank’s net income for that year to date plus its retained net income for the preceding two years, or Putnam Bank would not be at least adequately capitalized following the distribution.

In addition, Connecticut banking law and regulations impose limitations on capital distributions by savings institutions. See “Supervision and Regulation—Connecticut Bank Regulation—Dividends.”

Any payment of dividends by Putnam Bank to PB Bancorp that would be deemed to be drawn from Putnam Bank’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by Putnam Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Putnam Bank does not intend to make any distribution that would create such a federal tax liability. See “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Putnam Bank to make capital distributions, including the payment of dividends to PB Bancorp, see “Taxation—Federal Taxation.”

We will file a consolidated federal tax return with Putnam Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

PSB Holdings’ common stock is currently listed on the Nasdaq Capital Market under the symbol “PSBH.” Upon completion of the conversion, the shares of common stock of PB Bancorp will be exchanged for the existing shares of PSB Holdings and are expected to trade on the Nasdaq Capital Market under the symbol “PBBI.” To list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of November 3, 2015, PSB Holdings had approximately nine registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

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The following table sets forth the high and low trading prices for shares of PSB Holdings common stock for the periods indicated, as obtained from the Nasdaq Stock Market, and the dividends declared during the periods. As of the close of business on November 3, 2015, there were 6,541,561 shares of common stock outstanding, including 2,811,715 publicly held shares (shares held by stockholders other than Putnam Bancorp, MHC), and approximately 387 stockholders of record.

	Price Per Share		Dividends Per
	High	Low	Share
Fiscal Year Ending June 30, 2016
Second quarter (through November 3, 2015)	$9.75	$9.30	$0.04
First quarter	$10.15	$7.86	$0.04

Fiscal Year Ended June 30, 2015
Fourth quarter	$8.90	$7.50	$0.03
Third quarter	$7.99	$7.35	$0.03
Second quarter	$7.88	$7.04	$—
First quarter	$7.95	$6.61	$—

Fiscal Year Ended June 30, 2014
Fourth quarter	$7.19	$6.07	$—
Third quarter	$6.94	$6.33	$—
Second quarter	$6.53	$6.08	$—
First quarter	$6.50	$5.61	$—

On September 8, 2015, the business day immediately preceding the public announcement of the conversion, and on November 11, 2015, the closing prices of PSB Holdings common stock as reported on the Nasdaq Capital Market were $8.00 per share and $9.90 per share, respectively. On the effective date of the conversion, all publicly held shares of PSB Holdings common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of PB Bancorp common stock determined pursuant to the exchange ratio. See “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of PSB Holdings common stock will be converted into options to purchase a number of shares of PB Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2015, Putnam Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Putnam Bank at June 30, 2015, and the pro forma equity capital and regulatory capital of Putnam Bank, after giving effect to the sale of shares of common stock at $8.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes the receipt by Putnam Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Putnam Bank Historical at		Pro Forma at June 30, 2015, Based Upon the Sale in the Offering of
	June 30, 2015		2,921,875 Shares		3,437,500 Shares		3,953,125 Shares		4,546,094 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)

Equity	$48,072	10.18%	$56,556	11.70%	$58,145	11.98%	$59,734	12.25%	$61,577	12.57%

Tier 1 leverage capital (2)(3)	$41,201	8.70%	$49,685	10.25%	$51,274	10.54%	$52,863	10.82%	$54,706	11.14%
Tier 1 leverage requirement	23,672	5.00	24,225	5.00	24,327	5.00	24,429	5.00	24,548	5.00
Excess	$17,529	3.70%	$25,460	5.25%	$26,947	5.54%	$28,434	5.82%	$30,158	6.14%

Tier 1 risk-based capital (2)(3)	$41,201	14.41%	$49,685	17.24%	$51,274	17.77%	$52,863	18.29%	$54,706	18.90%
Tier 1 risk-based requirement	22,876	8.00	23,053	8.00	23,086	8.00	23,118	8.00	23,156	8.00
Excess	$18,325	6.41%	$26,632	9.24%	$28,188	9.77%	$29,745	10.29%	$31,550	10.90%

Total risk-based capital (2)(3)	$43,398	15.18%	$51,882	18.00%	$53,471	18.53%	$55,060	19.05%	$56,903	19.66%
Total risk-based requirement	28,595	10.00	28,816	10.00	28,857	10.00	28,898	10.00	28,945	10.00
Excess	$14,803	5.18%	$23,066	8.00%	$24,614	8.53%	$26,162	9.05%	$27,958	9.66%

Common equity tier 1 risk-based capital (2)(3)	$41,201	14.41%	$49,685	17.24%	$51,274	17.77%	$52,863	18.29%	$54,706	18.90%
Common equity tier 1 risk-based requirement	18,587	6.50	18,731	6.50	18,757	6.50	18,784	6.50	18,814	6.50
Excess	$22,614	7.91%	$30,954	10.74%	$32,517	11.27%	$34,079	11.79%	$35,892	12.40%

Reconciliation of capital infused into Putnam Bank:
Net proceeds			$11,055		$13,098		$15,141		$17,506
Less: Common stock acquired by stock-based benefit plan			(935)		(1,100)		(1,265)		(1,455)
Less: Common stock acquired by employee stock ownership plan			(1,636)		(1,925)		(2,214)		(2,546)
Pro forma increase			$8,484		$10,073		$11,662		$13,505

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

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CAPITALIZATION

The following table presents the historical consolidated capitalization of PSB Holdings at June 30, 2015 and the pro forma consolidated capitalization of PB Bancorp after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	PSB Holdings	Pro Forma at June 30, 2015 Based upon the Sale in the Offering at $8.00 per Share of
	Historical at June 30, 2015	2,921,875 Shares	3,437,500 Shares	3,953,125 Shares	4,546,094 Shares (1)
	(Dollars in thousands)

Deposits (2)	$357,641	$357,641	$357,641	$357,641	$357,641
Borrowed funds	59,537	59,537	59,537	59,537	59,537
Total deposits and borrowed funds	$417,178	$417,178	$417,178	$417,178	$417,178

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	694	507	596	685	788
Additional paid-in capital (3)	30,602	48,807	52,805	56,803	61,430
MHC capital contribution	—	743	743	743	743
Retained earnings (5)	25,919	25,919	25,919	25,919	25,919
Accumulated other comprehensive loss	(198)	(198)	(198)	(198)	(198)
Less:
Treasury stock	(4,091)	—	—	—	—
Common stock held by employee stock ownership plan (6)	(1,182)	(2,818)	(3,107)	(3,396)	(3,728)
Common stock to be acquired by stock-based benefit plan (7)	—	(935)	(1,100)	(1,265)	(1,455)
Total stockholders’ equity	$51,744	$72,025	$75,658	$79,291	$83,499

Pro Forma Shares Outstanding
Shares offered for sale	—	2,921,875	3,437,500	3,953,125	4,546,094
Exchange shares issued	—	2,143,154	2,521,358	2,899,561	3,334,496
Total shares outstanding	—	5,065,029	5,958,858	6,852,686	7,880,590

Total stockholders’ equity as a percentage of total assets (1)	10.93%	14.58%	15.21%	15.82%	16.52%
Tangible equity as a percentage of total assets	9.46%	13.18%	13.82%	14.44%	15.15%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	PSB Holdings currently has 12,000,000 authorized shares of common stock, $0.10 par value per share, and 1,000,000 authorized shares of preferred stock, $0.10 par value per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of PB Bancorp common stock to be outstanding.
(4)	No effect has been given to the issuance of additional shares of PB Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of PB Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”
(5)	The retained earnings of Putnam Bank will be substantially restricted after the conversion. See “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Connecticut Bank Regulation—Dividends.”

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(6)	Assumes that 7% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from PB Bancorp. The loan will be repaid principally from Putnam Bank’s contributions to the employee stock ownership plan. Since PB Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on PB Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by PB Bancorp. The dollar amount of common stock to be purchased is based on the $8.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. PB Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

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PRO FORMA DATA

The following table summarizes historical data of PSB Holdings and pro forma data of PB Bancorp at and for the year ended June 30, 2015. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds in the table are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employees, officers, directors and their immediate family members will purchase 93,750 shares of common stock;

(iii)	our employee stock ownership plan will purchase 7% of the shares of common stock sold in the offering with a loan from PB Bancorp. The existing loan obligation of our employee stock ownership plan, equal to $1.2 million at June 30, 2015, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 25 years. Interest income that we earn on the loan will offset the interest paid by Putnam Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the combined loan over 25 years, net of historical expense for the year ended June 30, 2015;

(iv)	we will pay Keefe, Bruyette & Woods, Inc. a fee equal to 1.00% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan);

(v)	no fee will be paid with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans, or stock purchased by our employees, officers, directors and their immediate families, and no fee will be paid with respect to exchange shares; and

(vi)	total expenses of the offering, other than the fees and commissions to be paid to Keefe, Bruyette & Woods, Inc. and other broker-dealers, will be $901,000.

We calculated pro forma consolidated net income for the year ended June 30, 2015 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.63% (0.99% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of June 30, 2015, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock

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purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $8.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.24 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 13.77% for the shares of common stock, no dividend yield, an expected option term of 10 years and a risk-free rate of return of 2.35%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Putnam Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Putnam Bank, to the tax effect of the recapture of the bad debt reserve. See “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Liquidation Rights.”

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At or for the Year Ended June 30, 2015 Based upon the Sale at $8.00 Per Share of
2,921,875 Shares	3,437,500 Shares	3,953,125 Shares	4,546,094 Shares (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$23,375	$27,500	$31,625	$36,369
Market value of shares issued in the exchange	17,145	20,171	23,196	26,676
Pro forma market capitalization	$40,520	$47,671	$54,821	$63,045

Gross proceeds of offering	$23,375	$27,500	$31,625	$36,369
Expenses	1,266	1,304	1,343	1,356
Estimated net proceeds	22,109	26,196	30,282	35,013
Assets received from mutual holding company	743	743	743	743
Common stock purchased by employee stock ownership plan	(1,636)	(1,925)	(2,214)	(2,546)
Common stock purchased by stock-based benefit plans	(935)	(1,100)	(1,265)	(1,455)
Estimated net proceeds, as adjusted	$20,281	$23,914	$27,546	$31,755

For the Year Ended June 30, 2015
Consolidated net earnings:
Historical	$551	$551	$551	$551
Income on adjusted net proceeds	202	238	274	316
Employee stock ownership plan (2)	(10)	(17)	(24)	(32)
Stock awards (3)	(114)	(134)	(154)	(178)
Stock options (4)	(118)	(139)	(160)	(184)
Pro forma net income	$511	$499	$487	$473

Earnings per share (5):
Historical	$0.11	$0.09	$0.08	$0.06
Income on adjusted net proceeds	0.04	0.04	0.04	0.04
Employee stock ownership plan (2)	—	—	—	—
Stock awards (3)	(0.02)	(0.02)	(0.02)	(0.02)
Stock options (4)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma earnings per share (5)	$0.11	$0.09	$0.08	$0.06

Offering price to pro forma net earnings per share	72.73	x	88.89	x	100.00	x	133.33	x
Number of shares used in earnings per share calculations	4,726,825	5,586,004	6,445,182	7,433,238

At June 30, 2015
Stockholders’ equity:
Historical	$51,744	$51,744	$51,744	$51,744
Estimated net proceeds	22,109	26,196	30,282	35,013
Equity increase from the mutual holding company	743	743	743	743
Common stock acquired by employee stock ownership plan (2)	(1,636)	(1,925)	(2,214)	(2,546)
Common stock acquired by stock-based benefit plans (3)	(935)	(1,100)	(1,265)	(1,455)
Pro forma stockholders’ equity (6)	$72,025	$75,658	$79,290	$83,499
Intangible assets	$(6,920)	$(6,920)	$(6,920)	$(6,920)
Pro forma tangible stockholders’ equity (6)	$65,105	$68,738	$72,370	$76,579

Stockholders’ equity per share (7):
Historical	$10.21	$8.68	$7.55	$6.57
Estimated net proceeds	4.36	4.40	4.42	4.44
Equity increase from the mutual holding company	0.15	0.12	0.10	0.09
Common stock acquired by employee stock ownership plan (2)	(0.32)	(0.32)	(0.32)	(0.32)
Common stock acquired by stock-based benefit plans (3)	(0.18)	(0.18)	(0.18)	(0.18)
Pro forma stockholders’ equity per share (6) (7)	$14.22	$12.70	$11.57	$10.60
Intangible assets	$(1.37)	$(1.16)	$(1.01)	$(0.88)
Pro forma tangible stockholders’ equity per share (6) (7)	$12.85	$11.54	$10.56	$9.72

Offering price as percentage of pro forma stockholders’ equity per share	56.26%	62.99%	69.14%	75.47%
Offering price as percentage of pro forma tangible stockholders’ equity per share	62.26%	69.32%	75.76%	82.30%
Number of shares outstanding for pro forma book value per share calculations	5,065,029	5,958,858	6,852,686	7,880,590

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(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 7% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from PB Bancorp, and the outstanding loan with respect to existing shares of PSB Holdings held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Putnam Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Putnam Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Putnam Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 14,092, 15,536, 16,979 and 18,640 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(3)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from PB Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by PB Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $8.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended June 30, 2015, and (iii) the plan expense reflects an effective combined federal and state tax rate of 39.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.3%.
(4)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $8.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.24 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 39.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $8.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.5%.
(5)	Per share figures include publicly held shares of PSB Holdings common stock that will be exchanged for shares of PB Bancorp common stock in the conversion. See “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See note 2, above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6)	The retained earnings of Putnam Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Connecticut Bank Regulation—Dividends.”

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(7)	Per share figures include publicly held shares of PSB Holdings common stock that will be exchanged for shares of PB Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.7622, 0.8967, 1.0312 and 1.1859 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements that appear beginning on page F-1 of this proxy statement/prospectus. You should read the information in this section in conjunction with the business and financial information regarding PSB Holdings and the financial statements provided in this proxy statement/prospectus.

Overview

Our profitability is highly dependent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds.

Our net income decreased $452,000, or 45.1%, to $551,000, or $0.09 per basic and diluted share for the fiscal year ended June 30, 2015, compared to $1.0 million, or $0.16 per basic and diluted share for the fiscal year ended June 30, 2014. The decrease was due primarily to an increase in our provision for loan losses, which increased $480,000 to $535,000 for the fiscal year ended June 30, 2015 from $55,000 for the fiscal year ended June 30, 2014.  The increased provision for loan losses reflects an increase in net charge-offs of $372,000 to $740,000 for the fiscal year ended June 30, 2015 from $368,000 in net charge-offs for the fiscal year end June 30, 2014.

Our net income was also negatively affected by a decrease in non-interest income, which decreased $235,000, or 9.4%, to $2.3 million for the fiscal year ended June 30, 2015 compared to $2.5 million for the fiscal year ended June 30, 2014. This was primarily due to an increase in other-than-temporary write-downs of investment securities of $145,000 to $155,000 for the fiscal year ended June 30, 2015 compared to $10,000 for the fiscal year ended June 30, 2014. The write-downs for the fiscal years ended June 30, 2015 and 2014 consisted of credit losses on non-agency mortgage-backed securities.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income, which in turn would likely have an adverse effect on our results of operations. As described in “—Market Risk,” we expect that our net interest income and our net portfolio value would decrease as a result of an instantaneous increase in interest rates. We use a variety of strategies to help manage interest rate risk, as described in “—Market Risk.” In addition, see “Risk Factors—Risks Related to Our Business—Future changes in interest rates may reduce our profits.”

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in Eastern Connecticut and the Rhode Island and Massachusetts communities adjacent to Windham County, Connecticut. Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. In addition, changes in economic conditions could result in increased actual losses or increased losses inherent in our loan portfolio, either of which could require us to significantly increase our provision for loan losses. Changes in economic conditions could further negatively affect us as described in “Risk Factors—Risks Related to Our Business—A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our results of operations, financial condition and earnings.”

Business Strategy

Our goal is to build stockholder value by operating a well-capitalized and profitable financial institution that delivers a superior banking experience to our customers. We have sought to accomplish this objective through the adoption of a business strategy designed to maintain a strong capital position and high asset quality.

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Our current principal business strategies are:

•	Expanding our presence and market share in our current footprint by capturing business opportunities resulting from changes in the competitive environment. Recently, our local market has been subject to consolidation from out-of-state financial institutions. We believe there is a strong customer base in our market area that prefers doing business with a local institution. By delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and generate revenue.

•	Controlled loan growth. We believe there is opportunity to grow our loan portfolio, including our commercial real estate and our commercial business loan portfolios, given the recent changes in our market area. We intend to hire a chief loan officer in the fourth quarter of 2015 and a commercial lender and commercial loan analyst in 2016. We will consider opening loan production offices outside our current market area, as well as originating loans outside our current market area, if the opportunity arises. Furthermore, the additional capital raised in the offering would permit us to retain longer term, fixed-rate loans in our portfolio, which we have been selling in recent periods to manage interest rate risk. We are also working with a third party to enable us to originate loans guaranteed by the U.S. Small Business Administration (SBA).

•	Commitment to customer service focus. We have been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of our markets. This, coupled with upgraded online banking, allows us to stay connected with our customers. We believe that our community commitment is unmatched among our local competitors. Furthermore, we have an established corporate culture based on personal accountability, high ethical standards and significant commitment to training and career development.

•	Enhance core earnings by increasing lower cost transaction and savings accounts. Demand, checking and money market accounts are a lower-cost source of funds than time deposits, and we have made a concerted effort to increase lower-cost transaction deposit accounts and reduce time deposits. Our ratio of core deposits (which we define as all deposit accounts except for certificate of deposit accounts) to total deposits has increased to 66.7% at June 30, 2015 from 61.9% at June 30, 2013. We plan to continue to market our core transaction accounts (primarily checking accounts), emphasizing our high quality service and competitive pricing of these products.

•	Stockholder-focused management of capital. We recognize that a strong capital position is essential to achieving our long-term objective of building stockholder value. Following the offering, at the midpoint of the offering range our pro forma tier 1 leverage capital ratio is expected to be 10.54% and our pro forma total risk-based capital ratio is expected to be 18.53%, which are well in excess of the amounts required to be considered “well capitalized” for regulatory capital purposes. This capital position will support our future growth and expansion, and will give us flexibility to pursue other capital management strategies to enhance stockholder value. In particular, we intend to continue PSB Holdings’ recent practice of paying a regular quarterly dividend. See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses, other-than-temporary impairment of investment securities, valuation of goodwill and the realizability of deferred tax assets. Management has discussed the development, selection and application of these critical accounting policies with the Audit Committee of the board of directors.

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Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change. The allowance for loan losses has three components: general, specific and unallocated as further discussed below.

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, residential construction, commercial and consumer/other. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; loan concentrations, trends in volume and terms of loans; changes in lending practices and procedures; changes in lending management and staff; changes in the value of underlying collateral; changes in the quality of the loan review system; national and local economic trends and conditions; and the effects of other external factors. There were no changes in our policies or methodology pertaining to the general component of the allowance for loan losses during the fiscal year ended June 30, 2015.

The specific component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent or foreclosure is probable. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (“TDR”) agreement.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general reserves in the portfolio.

Other-Than-Temporary Impairment of Securities. Management periodically reviews all investment securities with significant declines in fair value for potential other-than-temporary impairment pursuant to the guidance provided by ASC 320-10 “Investments-Debt and Equity Securities”. The guidance addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.

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Goodwill. Our goodwill (the amount paid in excess of fair value of acquired net assets) is reviewed at least annually to ensure that there have been no events or circumstances resulting in an impairment of the recorded amount of excess purchase price. Adverse changes in the economic environment, operations of acquired business units, or other factors could result in a decline in projected fair values. If the estimated fair value is less than the carrying amount, a loss would be recognized to reduce the carrying amount to fair value.

Deferred Tax Assets and Liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comparison of Financial Condition at June 30, 2015 and June 30, 2014

Assets. Total assets were $473.6 million at June 30, 2015, an increase of $12.6 million, or 2.7%, from $461.0 million at June 30, 2014. The increase was due to an increase in held-to-maturity securities, offset by decreases in loans and cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents decreased $2.0 million, or 27.4%, to $5.3 million at June 30, 2015 compared to $7.3 million at June 30, 2014. The decrease in cash was primarily due to a reduction in overnight monies deposited in interest-bearing accounts at the Federal Reserve Bank of Boston, as we funded an outgoing wire transfer of $16.0 million for a municipality account on June 30, 2015. The same municipality wired the money back into their account on July 1, 2015.

Loans. Net loans outstanding decreased $6.1 million, or 2.6%, to $224.0 million at June 30, 2015 from $230.1 million at June 30, 2014. The decrease in loans was primarily due to a $5.4 million, or 2.9%, decrease in residential real estate loans to $179.0 million at June 30, 2015 from $184.4 million at June 30, 2014, and a $2.1 million, or 4.8%, decrease in commercial real estate loans to $41.8 million at June 30, 2015 from $43.9 million at June 30, 2014. The decrease in residential real estate loans was primarily due to a decrease of $8.4 million, or 9.8%, in our bi-weekly loan program, to $76.9 million at June 30, 2015 from $85.3 million at June 30, 2014.  This was partially due to normal loan amortization.  In addition, we initiated a new no-cost program for newly originated bi-weekly residential mortgage loans.  We believe that some our existing customers who were interested in no-cost bi-weekly loans refinanced their loans with other financial institutions who also offered their no-cost loans to new customers.  We have subsequently extended our no-cost, bi-weekly loan program to include existing customers. These decreases were offset by a $1.4 million, or 74.7%, increase in commercial loans to $3.3 million at June 30, 2015 from $1.9 million at June 30, 2014.

Securities. Investments in held-to-maturity securities increased $21.9 million, or 15.4%, to $164.1 million at June 30, 2015 compared to $142.2 million at June 30, 2014, while investments in available-for-sale securities decreased $2.4 million, or 5.0%, to $45.7 million at June 30, 2015 compared to $48.1 million at June 30, 2014. We have used excess cash to invest in securities to increase interest income as loan repayments have exceeded originations in recent years.

Deposits. Total deposits increased $10.4 million, or 3.0%, to $357.6 million at June 30, 2015 from $347.3 million at June 30, 2014. We experienced increases in non-maturity deposits, specifically demand deposits ($6.8 million, or 12.9%), NOW accounts ($5.8 million, or 6.7%) and savings accounts ($4.8 million, or 7.5%). Time deposits decreased $6.3 million, or 5.0%. We believe that, in the current low interest rate environment, customers are avoiding longer-term deposits in favor of having immediate access to their funds in the event of increases in interest rates. Deposit growth was used to fund the increase in investment securities described above.

Borrowings. Total Federal Home Loan Bank borrowings increased $3.2 million, or 6.1%, to $56.7 million at June 30, 2015 from $53.5 million at June 30, 2014. Total securities sold under agreements to repurchase decreased $1.4 million, or 33.1%, to $2.8 million at June 30, 2015 from $4.2 million at June 30, 2014. On June 30, 2015, we borrowed $4.2 million from the Federal Home Loan Bank of Boston to partially fund the municipality

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withdrawal discussed above. We repaid this borrowing on July 1, 2015 when the same municipality wired the money back to us.

Stockholders’ Equity. Total stockholders’ equity increased $293,000, or 0.6%, to $51.7 million at June 30, 2015 from $51.5 million at June 30, 2014. The increase was primarily due to net income of $551,000 for the fiscal year ended June 30, 2015, partially offset by $393,000 of dividends paid during the year.

Comparison of Operating Results for the Fiscal Years Ended June 30, 2015 and 2014

Net Income. Net income was $551,000, or $0.09 per basic and diluted share, for the fiscal year ended June 30, 2015 compared to $1.0 million, or $0.16 per basic and diluted share, for the fiscal year ended June 30, 2014.

Interest and Dividend Income. Interest and dividend income decreased by $330,000, or 2.4%, to $13.6 million for the fiscal year ended June 30, 2015 from $13.9 million for the fiscal year ended June 30, 2014. The increase in interest and dividend income was caused by a decrease in income on loans, offset by an increase in income on investment securities. The decrease in interest and dividend income reflected the ongoing decrease in average yields on our loan and investment securities portfolios in the current low interest rate environment. Specifically, the average yield on interest-earning assets decreased to 3.04% for the fiscal year ended June 30, 2015 from 3.26% for the fiscal year ended June 30, 2014. This was partially offset by an increase in the average balance of interest-earning assets.

Interest income on investment securities increased by $253,000, or 6.8%, to $4.0 million for the fiscal year ended June 30, 2015 from $3.7 million for the fiscal year ended June 30, 2014. The increase was due to an increase in average investment securities of $13.5 million, or 7.2%, to $201.9 million for the fiscal year ended June 30, 2015 from $188.4 million for the fiscal year ended June 30, 2014, as the yield on average investment securities remained nearly unchanged at 1.97% for the fiscal year ended June 30, 2015 and 1.98% for the fiscal year ended June 30, 2014. We have used excess cash to invest in securities to increase interest income as loan repayments have exceeded originations in recent years.

Interest income on loans decreased by $619,000, or 6.1%, to $9.5 million for the fiscal year ended June 30, 2015 from $10.2 million for the fiscal year ended June 30, 2014. This was due to decreases in average balance and yield. The average balance of loans decreased $2.0 million to $230.6 million for the fiscal year ended June 30, 2015 from $232.6 million for the fiscal year ended June 30, 2014. The yield on average loans decreased 23 basis points to 4.14% for the fiscal year ended June 30, 2015 from 4.37% for the fiscal year ended June 30, 2014, due to continued repayments of higher-yielding loans and originating newer loans in a lower interest rate environment.

Interest income on average other interest-earning assets, consisting primarily of excess funds invested overnight with the Federal Reserve Bank of Boston, increased $36,000, or 327.3%, to $47,000 for the fiscal year ended June 30, 2015 from $11,000 for the fiscal year ended June 30, 2014. The average balance of other interest-earning assets increased $8.5 million to $13.9 million for the fiscal year ended June 30, 2015 from $5.4 million for the fiscal year ended June 30, 2014, as the yield on average other interest-earning assets increased 14 basis points to 0.34% for the fiscal year ended June 30, 2015. The increase was due to our maintaining liquid assets to fund, for most of the fiscal year, a potential withdrawal of the large balance municipality account discussed above in the comparison of financial condition.

Interest Expense. Interest expense decreased by $391,000, or 9.8%, to $3.6 million for the fiscal year ended June 30, 2015 from $4.0 million for the fiscal year ended June 30, 2014, due to decreases in interest expense on time deposits, borrowings and NOW accounts. The decrease in interest expense reflected the current low interest rate environment, as a 14 basis points decrease in our cost of interest-bearing liabilities more than offset an increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits decreased by $282,000, or 11.5%, to $2.2 million for the fiscal year ended June 30, 2015 from $2.4 million for the fiscal year ended June 30, 2014. Interest expense on time deposits decreased $222,000, or 12.0%, to $1.6 million for the fiscal year ended June 30, 2015 from $1.9 million for the fiscal year ended June 30, 2015, due to a decrease in average time deposits of $3.2 million and a decrease in the

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rate we paid on time deposits to 1.33% for the fiscal year ended June 30, 2015 from 1.47% for the fiscal year ended June 30, 2014. Interest expense on NOW accounts decreased $47,000, or 10.6%, to $395,000 for the fiscal year ended June 30, 2015 from $442,000 for the fiscal year ended June 30, 2014. This was also due to a decrease in rate, as the rate we paid on NOW accounts decreased five basis points to 0.45% for the fiscal year ended June 30, 2015. Our interest expense on interest-bearing deposits has benefited from a shift in higher-rate time deposits to lower-rate non-maturity accounts. The cost of interest-bearing deposits decreased to 0.73% for the fiscal year ended June 30, 2015 from 0.84% for the fiscal year ended June 30, 2014. The decrease in cost also resulted from the continued low interest rate environment. Average savings deposits increased $6.0 million, or 9.9%, to $66.9 million for the fiscal year ended June 30, 2015 from $60.8 million for the fiscal year ended June 30, 2014, while average time deposits decreased $3.2 million, or 2.5%, to $122.8 million for the fiscal year ended June 30, 2015 from $126.0 million for the fiscal year ended June 30, 2014.

Interest expense on interest-bearing borrowings decreased by $109,000, or 7.0%, to $1.4 million for the fiscal year ended June 30, 2015 from $1.5 million for the fiscal year ended June 30, 2014. The rate paid on interest-bearing borrowings decreased 40 basis points to 2.11% for the fiscal year ended June 30, 2015 from 2.51% for the fiscal year ended June 30, 2014. Average repurchase agreements increased $7.3 million, or 91.3%, to $15.2 million for the fiscal year ended June 30, 2015 from $7.9 million for the fiscal year ended June 30, 2014. The average rate on retail repurchase agreements decreased two basis points to 0.16% for the fiscal year ended June 30, 2015. In addition, the average rate of Federal Home Loan Bank borrowings decreased 18 basis points to 2.68% for the fiscal year ended June 30, 2015 from 2.86% for the fiscal year ended June 30, 2014, as we modified $10.0 million in higher rate advances with an average rate of 3.17% by borrowing new advances at lower rates.

Net Interest Income. Net interest income increased $61,000, or 0.6%, to $10.0 million for the fiscal year ended June 30, 2015 from $9.9 million for the fiscal year ended June 30, 2014, as the interest we paid on interest-bearing liabilities decreased faster than the dividend and interest income we earned on interest-earning assets in the ongoing low interest rate environment. Although our interest rate spread decreased to 2.04% for the fiscal year ended June 30, 2015 from 2.13% for the fiscal year ended June 30, 2014, and our net interest margin decreased to 2.23% for the fiscal year ended June 30, 2015 from 2.32% for the fiscal year ended June 30, 2014, our net interest-earning assets increased $8.9 million, or 12.3%.

Provision for Loan Losses. The provision for loan losses increased $480,000 to $535,000 for the fiscal year ended June 30, 2015 from $55,000 for the fiscal year ended June 30, 2014.  The increased provision for loan losses reflects an increase in net charge-offs of $372,000 to $740,000 for the fiscal year ended June 30, 2015 from $368,000 in net charge-offs for the fiscal year ended June 30, 2014.  Total past due loans 60 days and greater decreased $1.4 million, or 29.9%, to $3.3 million at June 30, 2015 from $4.7 million at June 30, 2014 although other real estate owned increased $1.6 million, or 103.7%, to $3.2 million at June 30, 2015 compared to $1.5 million at June 30, 2014. The allowance for loan losses was $2.2 million at June 30, 2015 compared to $2.4 million at June 30, 2014.  The ratio of the allowance to total loans outstanding was 0.96% as of June 30, 2015 compared to 1.02% as of June 30, 2014, and the ratio of the allowance to non-performing loans was 38.57% as of June 30, 2015 compared to 33.73% as of June 30, 2014. For further information, see “Business of Putnam Bank—Allowance for Loan Losses.”

Non-interest Income. Non-interest income decreased $235,000, or 9.4%, to $2.3 million for the fiscal year ended June 30, 2015 compared to $2.5 million for the fiscal year ended June 30, 2014. This was primarily due to an increase in other-than-temporary write-downs of investment securities of $145,000 to $155,000 for the fiscal year ended June 30, 2015 compared to $10,000 for the fiscal year ended June 30, 2014. The write-downs for the fiscal years ended June 30, 2015 and 2014 consisted of credit losses on non-agency mortgage-backed securities. Fees for services decreased $58,000, or 3.3%, to $1.7 million for the fiscal year ended June 30, 2015 compared to $1.8 million for the fiscal year ended June 30, 2014. Other income, which primarily consists of rental income and other miscellaneous fees, decreased $67,000, or 27.5%, to $177,000 for the fiscal year ended June 30, 2015 compared to $244,000 for the fiscal year ended June 30, 2014. Net commissions from brokerage services increased $24,000, or 18.9%, to $151,000 for the fiscal year ended June 30, 2015 compared to $127,000 for the fiscal year ended June 30, 2014.

Non-interest Expense. Non-interest expense increased by $15,000, or 0.1%, and was $11.2 million for each of the fiscal years ended June 30, 2015 and 2014. Salaries and employee benefits expense increased by

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$298,000, or 5.0%, to $6.2 million for the fiscal year ended June 30, 2015 from $5.9 million for the fiscal year ended June 30, 2014. This increase was primarily due to salary expense increasing $194,000, or 4.3%, to $4.7 million for the fiscal year ended June 30, 2015 compared to $4.5 million for the fiscal year ended June 30, 2014. Occupancy and equipment expense increased by $49,000, or 4.1%, to $1.2 million for the fiscal year ended June 30, 2015. All other non-interest expense, consisting primarily of data processing expense, Federal Deposit Insurance Corporation deposit insurance, professional fees and marketing expense decreased by $332,000, or 8.1%, to $3.7 million for the fiscal year ended June 30, 2015 from $4.1 million for the fiscal year ended June 30, 2014. This was primarily due to decreases in regulatory assessments of $113,000, Federal Deposit Insurance Corporation deposit insurance of $173,000 and write-downs of other real estate owned of $179,000. This was partially offset by an increase in other real estate owned expense of $167,000. Other real estate owned properties increased to $3.2 million at June 30, 2015 from $1.5 million at June 30, 2014.

Provision for Income Taxes. We had an income tax benefit of $65,000 for the year ended June 30, 2015 compared to income tax expense of $152,000 for the year ended June 30, 2014. Our effective tax rate was (13.4%) for the year ended June 30, 2015, compared to 13.2% for the year ended June 30, 2014. The tax benefit in 2015 was due primarily to a decrease in pre-tax income of $669,000, or 57.9%, and the relationship of pre-tax income to tax preference items such as certain dividend income, bank-owned life insurance income and employee stock option expense. The effective tax rates differed from the statutory tax rate of 34% primarily due to the dividends-received deduction applicable to certain securities in our investment portfolio, tax-exempt municipal income and non-taxable bank-owned life insurance income.

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Average Balance Sheet

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the years ended June 30,
	2015			2014			2013
	Average Balance	Income/ Expense	Yield/Cost	Average Balance	Income/ Expense	Yield/Cost	Average Balance	Income/ Expense	Yield/Cost
	(Dollars in thousands)

Interest earning assets:
Investment securities (1)	$201,909	$3,984	1.97%	$188,434	$3,731	1.98%	$169,826	$3,708	2.18%
Loans	230,600	9,543	4.14%	232,612	10,162	4.37%	245,881	11,531	4.69%
Other interest earning assets	13,876	47	0.34%	5,384	11	0.20%	6,929	14	0.20%
Total interest-earnings assets	446,385	13,574	3.04%	426,430	13,904	3.26%	422,636	15,253	3.61%
Non-interest-earning assets	28,745			28,908			29,182
Total assets	$475,130			$455,338			$451,818

Interest-bearing liabilities:
Deposits:
NOW accounts	$88,418	$395	0.45%	$88,824	$442	0.50%	$92,818	$513	0.55%
Savings accounts	66,895	87	0.13%	60,847	89	0.15%	56,325	102	0.18%
Money market accounts	18,623	51	0.27%	16,469	62	0.38%	14,313	56	0.39%
Time deposits (2)	122,832	1,629	1.33%	126,020	1,851	1.47%	132,124	2,411	1.82%
Total deposits	296,768	2,162	0.73%	292,160	2,444	0.84%	295,580	3,082	1.04%
Borrowings (3)	68,393	1,446	2.11%	61,966	1,555	2.51%	60,909	1,712	2.81%
Total interest-bearing liabilities	365,161	3,608	0.99%	354,126	3,999	1.13%	356,489	4,794	1.34%
Non-interest-bearing demand deposits	55,869			48,114			42,518
Other non-interest-bearing liabilities	2,286			2,460			2,627
Capital accounts	51,814			50,638			50,184
Total liabilities and capital accounts	$475,130			$455,338			$451,818

Net interest income		$9,966			$9,905			$10,459
Interest rate spread			2.04%			2.13%			2.27%
Net interest-earning assets	$81,224			$72,304			$66,147
Net interest margin			2.23%			2.32%			2.47%
Average earning assets to average interest-bearing liabilities			122.24%			120.42%			118.56%

(1)	Includes debt securities, marketable equity securities and Federal Home Loan Bank stock.
(2)	Includes certificates of deposit and club accounts.
(3)	Includes Federal Home Loan Bank advances and securities sold under agreements to repurchase.

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Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended June 30,			Year Ended June 30,
	2015 Compared to 2014			2014 Compared to 2013
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Net	Rate	Volume	Net
	(In thousands)
Interest-earning assets:
Investment securities (1)	$(13)	$266	$253	$(363)	$386	$23
Loans	(532)	(87)	(619)	(766)	(603)	(1,369)
Other interest-earning assets	11	25	36	—	(3)	(3)
Total interest-earning assets	(534)	204	(330)	(1,129)	(220)	(1,349)

Interest-bearing liabilities:
Deposits:
NOW accounts	(45)	(2)	(47)	(50)	(21)	(71)
Savings accounts	(10)	8	(2)	(21)	8	(13)
Money market accounts	(18)	7	(11)	(2)	8	6
Time deposits (2)	(176)	(46)	(222)	(453)	(107)	(560)
Total deposits	(249)	(33)	(282)	(526)	(112)	(638)
Borrowings (3)	(260)	151	(109)	(186)	29	(157)
Total interest-bearing liabilities	(509)	118	(391)	(712)	(83)	(795)

Change in net interest income	$(25)	$86	$61	$(417)	$(137)	$(554)

________________________

(1)	Includes debt securities, marketable equity securities and Federal Home Loan Bank stock.
(2)	Includes certificates of deposit and club accounts.
(3)	Includes Federal Home Loan Bank advances and securities sold under agreements to repurchase.

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Market Risk

The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk (“IRR”). Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits and other borrowings. As a result, a principal part of our business strategy is to manage IRR and reduce the exposure of our net interest income (“NII”) to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the IRR inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. With the assistance of an IRR management consultant, the committee monitors the level of IRR on a regular basis and generally meets at least on a quarterly basis to review our asset/liability policies and IRR position.

We have sought to manage our IRR to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset/liability management, we currently use the following strategies to manage our IRR: (i) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston, to “match fund” certain investments and/or loans; (ii) continuing to emphasize increasing core deposits; (iii) offering adjustable rate and shorter-term home equity loans, commercial real estate loans, construction loans and commercial and industrial loans; and (iv) investing in mortgage-backed securities with variable rates or fixed rates with shorter durations. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans and securities with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our NII to changes in market interest rates.

Net interest income at-risk. Net interest income at-risk measures the risk of a decline in earnings due to potential short-term and long term changes in interest rates. The table below represents an analysis of our IRR as measured by the estimated changes in NII, resulting from an instantaneous and sustained parallel shift in the yield curve (+100 and +200 basis points and -100 basis points) at June 30, 2015 and June 30, 2014.

Net Interest Income At-Risk
Change in Interest Rates	Estimated Increase (Decrease) in NII	Estimated Increase (Decrease) in NII
(Basis Points)	June 30, 2015	June 30, 2014

+200	(3.50)%	(1.99)%
+100	(0.18)%	0.93%
-100	(2.93)%	(3.63)%

The preceding income simulation analysis does not represent a forecast of NII and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, which are subject to change, including: the nature and timing of interest rate levels including the yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. Also, as market conditions vary, prepayment/refinancing levels, the varying impact of interest rate changes on caps and floors embedded in adjustable rate loans, early withdrawal of deposits, changes in product preferences, and other internal/external variables will likely deviate from those assumed.

Net Portfolio Value Simulation Analysis. We compute the amounts by which the net present value of our cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio values or “NPV”) would change in the event of a range of assumed changes in market interest rates. Given the current low level of market interest rates, we do not prepare a net portfolio value calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 200 basis points equals two percent, an increase in interest rates from 3% to 5% would mean, for example, a 200 basis point increase in the “Change in Interest Rates” column below.

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The tables below set forth, at June 30, 2015, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve based on information produced by an external consultant. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. This data is for Putnam Bank only and does not include any yield curve changes in the assets of PSB Holdings, Inc.

Change in Interest		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Rates (basis points) (1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	Increase (decrease) (basis points)
(Dollars in thousands)

+300	$41,861	$(13,001)	(23.70)%	9.67%	(201)
+200	$47,562	$(7,301)	(13.31)%	10.67%	(100)
+100	$52,246	$(2,616)	(4.77)%	11.41%	(27)
0	$54,862	$—	—%	11.68%	—
-100	$59,503	$4,641	8.46%	12.38%	70

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV ratio represents NPV divided by the present value of assets.

Liquidity and Capital Resources

The term “liquidity” refers to the ability of PSB Holdings and Putnam Bank to meet current and future short-term financial obligations. PSB Holdings and Putnam Bank further define liquidity as the ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. Liquidity management is both a daily and long-term function of business management. Putnam Bank’s primary sources of liquidity are deposits, scheduled amortization and prepayments of loan principal and mortgage-related securities, and Federal Home Loan Bank borrowings. Putnam Bank can borrow funds from the Federal Home Loan Bank based on eligible collateral of loans and securities. Putnam Bank had Federal Home Loan Bank borrowings as of June 30, 2015 of $56.7 million with unused borrowing capacity of $51.0 million.

Putnam Bank’s primary investing activities are the origination of loans and the purchase of investment securities. Putnam Bank’s net loan principal repayments net of originations were $3.7 million for the fiscal year ended June 30, 2015 and $775,000 for the fiscal year ended June 30, 2014. During the year ended June 30, 2015, we purchased $1.2 million of commercial loans. Purchases of securities totaled $54.9 million and $53.3 million for the years ended June 30, 2015 and 2014, respectively.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. Deposit flows are affected by the level of interest rates, by the interest rates and products offered by competitors and by other factors. Putnam Bank monitors its liquidity position frequently and anticipates that it will have sufficient funds to meet its current funding commitments.

Certificates of deposit totaled $119.0 million at June 30, 2015, of which $54.0 million had maturities of one year or less. Putnam Bank relies on competitive rates, customer service and long-standing relationships with customers to retain deposits. Based on our experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with us.

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PSB Holdings is a separate legal entity from Putnam Bank and must provide for its own liquidity needs, such as repurchasing stock and paying dividends to stockholders. PSB Holdings’ primary source of liquidity is the dividends it receives from Putnam Bank. At June 30, 2015, PSB Holdings (on an unconsolidated, stand-alone basis) had liquid assets of $1.5 million.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, as well as other factors associated with the stock offering, our return on equity will be adversely affected following the stock offering. See “Risk Factors—Risks Related to the Offering and the Exchange—Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Management is not aware of any other known trends, events or uncertainties that will have, or are reasonably likely to have, a material effect on PSB Holdings’ or Putnam Bank’s liquidity, capital or operations, nor is management aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on PSB Holdings’ or Putnam Bank’s liquidity, capital or operations.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit, and letters of credit.

For the year ended June 30, 2015, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to the consolidated financial statements included with this proxy statement/prospectus.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF PB BANCORP AND PSB HOLDINGS

PB Bancorp

PB Bancorp is a Maryland corporation that was organized in September 2015. Upon completion of the conversion, PB Bancorp will become the holding company of Putnam Bank and will succeed to all of the business and operations of PSB Holdings, and each of PSB Holdings and Putnam Bancorp, MHC will cease to exist.

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Initially following the completion of the conversion, PB Bancorp will have cash and securities held by PSB Holdings, as well as cash and securities held by Putnam Bancorp, MHC, which totaled $450,000 as of June 30, 2015, and the net proceeds PB Bancorp retains from the offering, part of which will be used to fund a loan to the Putnam Bank Employee Stock Ownership Plan. PB Bancorp will have no significant liabilities. PB Bancorp intends to use the support staff and offices of Putnam Bank and will pay Putnam Bank for these services. If PB Bancorp expands or changes its business in the future, it may hire its own employees.

PB Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

PSB Holdings

PSB Holdings is a federal corporation that owns all of the outstanding shares of common stock of Putnam Bank. At June 30, 2015, PSB Holdings had consolidated assets of $473.6 million, deposits of $357.6 million and stockholders’ equity of $51.7 million.

Putnam Bank reorganized into the two-tier mutual holding company structure in 2003 and became the wholly-owned subsidiary of PSB Holdings in 2004 when Putnam Bank, PSB Holdings and Putnam Bancorp, MHC converted from Connecticut charters to federal charters. In 2004, PSB Holdings sold 3,089,691 shares of its common stock to the public, representing 44.5% of its then-outstanding shares, at $10.00 per share. An additional 3,729,846 shares, or 53.7% of the outstanding shares, were issued to Putnam Bancorp, MHC, and 123,588 shares, or 1.8% of the outstanding shares, were issued to The Putnam Bank Foundation

BUSINESS OF PUTNAM BANK

Putnam Bank is a community bank that has served the banking needs of its customers since 1862. Putnam Bank conducts its business from eight full-service locations and one loan center, all located in Windham and New London Counties, Connecticut. We also conduct limited business operations through a special needs limited branch office in a retirement community and a limited services mobile office. Our principal business consists of attracting deposits from the general public in the communities where our offices are located, and investing those deposits, together with funds generated from operations, primarily in loans secured by real estate, including one- to four-family residential mortgage loans and commercial real estate loans (including multi-family real estate loans). To a lesser extent, we originate commercial loans, residential construction loans and consumer loans, and we invest in investment securities. Our primary lending area is broader than our primary deposit market area and includes all of Windham County, and parts of the adjacent Connecticut Counties of New London and Tolland, as well as the Rhode Island and Massachusetts communities adjacent to Windham County. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

Putnam Bank is subject to comprehensive regulation and examination by the Connecticut Department of Banking and the Federal Reserve Board.

Our website address is www.putnambank.com. Information on this website is not and should not be considered a part of this proxy statement/prospectus.

Market Area

Our market area has a relatively stable population and household base. We currently operate out of eight offices, which are located in Windham County and New London County, Connecticut. Windham County is located in the Northeastern corner of Connecticut and borders both Massachusetts (to the north) and Rhode Island (to the east). New London County is to the south of Windham County, located in the Southeastern corner of Connecticut.

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Putnam is approximately 45 miles from Hartford, Connecticut, 30 miles from Providence, Rhode Island, and 65 miles from Boston, Massachusetts.

According to SNL Financial, from 2010 to 2015, the population of Windham County decreased by 1.1%, while New London County’s population remained relatively unchanged. At the same time, the population of the state of Connecticut increased by 0.8%, while the United States’ population increased by 3.5%. During the same period, the growth in number of households in Windham and New London Counties, as well as on a statewide and nationwide basis, also increased. In 2015, per capita income and median household income for Windham County equaled $28,850 and $60,093, respectively. In the same year, per capita income and median household income for New London County equaled $35,270 and $67,751, respectively. These compare to 2015 per capita income measures for the state of Connecticut and the United States of $38,172 and $28,840, respectively, and 2015 median household income measures for the state of Connecticut and the United States of $69,408 and $53,706, respectively.

Windham County has a diversified mix of industry groups and employment sectors, including services, wholesale/retail trade and healthcare. According to SNL Financial, these three sectors comprise approximately 70% of the employment base in Windham County. The same three sectors comprise approximately 73% of the employment base in New London County.

Windham County’s June 2015 unemployment rate of 5.9% was higher than the New London County unemployment rate of 5.6%, which were both higher than the comparable Connecticut unemployment rate of 5.4%, and the national unemployment rate of 5.3%. Notably, the unemployment rates for the United States, Connecticut, Windham County, and New London County for June 2015 have all decreased relative to their June 2014 unemployment rates of 6.1%, 6.5%, 7.3%, and 6.6%, respectively. Our primary market area for deposits includes the communities in which we maintain our main office and our branch office locations. Our primary lending area is broader than our primary deposit market area and includes all of Windham County, and parts of the adjacent Connecticut Counties of New London and Tolland, as well as the Rhode Island and Massachusetts communities adjacent to Windham County.

Competition

We face intense competition within our market area for deposits and loans. The Town of Putnam and the surrounding area have a high concentration of financial institutions, including large commercial banks, community banks and credit unions. Several large holding companies operate banks in our market area. Many of them are significantly larger than us and, therefore, have greater resources. Additionally, some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. We face additional competition for deposits from money market funds, brokerage firms, insurance companies, mutual funds and other corporate and government securities.

As of June 30, 2014, based on the Federal Deposit Insurance Corporation’s annual Summary of Deposits Report (the most current data available), our market share of Federal Deposit Insurance Corporation-insured deposits represented 17.8% of deposits in Windham County, giving us the third largest market share out of ten financial institutions with offices in that county as of that date, and 1.6% of deposits in New London County, giving us the 11th largest market share out of 15 financial institutions with offices in that county as of that date.

Lending Activities

Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real estate. Recently, we have sold the majority of longer-term, fixed-rate loans (other than bi-weekly loans) in the secondary market. However, the additional capital raised in the offering would permit us to retain longer term, fixed-rate loans in our portfolio.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2015		2014		2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real Estate Loans:
Residential (1)	$178,989	79.17%	$184,380	78.98%	$187,116	79.29%	$200,148	79.24%	$193,084	74.96%
Commercial	41,762	18.47	43,887	18.80	43,423	18.40	45,032	17.83	53,248	20.67
Residential construction	1,318	0.58	2,661	1.14	2,775	1.17	3,044	1.20	2,824	1.10
Commercial	3,327	1.47	1,904	0.81	1,980	0.84	3,459	1.37	7,356	2.86
Consumer and other	701	0.31	627	0.27	707	0.30	898	0.36	1,070	0.41
Total loans	226,097	100.00%	233,459	100.00%	236,001	100.00%	252,581	100.00%	257,582	100.00%

Unadvanced construction loans	(680)		(1,658)		(1,745)		(1,559)		(1,476)
	225,417		231,801		234,256		251,022		256,106
Net deferred loan costs	804		705		608		463		191
Allowance for loan losses	(2,175)		(2,380)		(2,693)		(2,913)		(3,072)

Loans, net	$224,046		$230,126		$232,171		$248,572		$253,225

(1)	Residential real estate loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

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Loan Portfolio Maturities and Yields. The following table summarizes the final maturities of our loan portfolio at June 30, 2015. This table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain loans to reprice prior to maturity dates. Demand loans, and loans having no stated repayment schedule, are reported as being due in one year or less.

	Residential Real Estate		Commercial Real Estate		Residential Construction		Commercial		Consumer and Other		Total Loans
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Due During the Years
Ending After June 30, 2015
One year or less	$177	5.39%	$3,949	5.09%	$1,318	4.65%	$388	3.85%	$144	5.89%	$5,976	4.97%
More than one to five years	4,525	4.86%	4,317	5.21%	—	—	877	5.60%	557	4.76%	10,276	5.06%
More than five years	174,287	3.93%	33,496	5.26%	—	—	2,062	4.28%	—	—	209,845	4.15%

Total	$178,989	3.95%	$41,762	5.24%	$1,318	4.65%	$3,327	4.58%	$701	4.99%	$226,097	4.20%

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The following table sets forth the scheduled repayments of fixed and adjustable rate loans at June 30, 2015 that are contractually due after June 30, 2016.

	Fixed	Adjustable	Total
	(In thousands)

Real Estate Loans:
Residential	$114,333	$64,479	$178,812
Commercial	19,604	18,209	37,813
Commercial	2,626	313	2,939
Consumer and other	557	—	557

Total	$137,120	$83,001	$220,121

At June 30, 2015, the total amount of loans that had fixed interest rates was $141.3 million, and the total amount of loans that had floating or adjustable interest rates was $84.1 million.

Residential Real Estate Loans. Our primary lending activity consists of the origination of one- to four-family residential real estate loans that are primarily secured by properties located in Windham and New London Counties, Connecticut. At June 30, 2015, $179.0 million, or 79.2% of our loan portfolio, consisted of one- to four-family residential real estate loans. At June 30, 2015, our residential real estate loans included $7.6 million of home equity loans and $10.3 million of home equity lines of credit. Generally, one- to four-family residential real estate loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We will not make loans with a loan-to-value ratio in excess of 100% for loans secured by single family homes. Fixed rate real estate loans generally are originated for terms of 10 to 30 years. Generally, all fixed rate residential real estate loans are underwritten according to Fannie Mae policies and procedures.

At June 30, 2015, $76.9 million, or 43.0%, of our residential real estate loans were bi-weekly real estate loans. Bi-weekly real estate loans are loans that require payments to be made every two weeks, thus shortening the duration of the loan. The borrower is required to maintain a deposit account with us for automatic withdrawal of the mortgage payment.

Recently, we have sold the majority of longer-term, fixed-rate loans (other than bi-weekly loans) in the secondary market. However, the additional capital raised in the offering would permit us to retain longer term, fixed-rate loans in our portfolio. We originated $22.9 million of fixed rate one- to four-family residential loans during the year ended June 30, 2015, of which $6.8 million were sold in the secondary market.

We also offer adjustable rate mortgage loans for one- to four-family properties, with an interest rate based on the one-year Constant Maturity Treasury Bill Index, which adjusts annually from the outset of the loan or which adjusts annually after a three-, five-, seven-, or ten-year initial fixed rate period. We originated $10.3 million of adjustable rate one- to four-family residential loans during the year ended June 30, 2015, of which $360,000 was sold in the secondary market. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 100 basis points per adjustment, with a lifetime maximum adjustment up to 6% above the initial rate, regardless of the initial rate. Our adjustable rate real estate loans amortize over terms of up to 30 years.

Adjustable rate real estate loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the monthly or bi-weekly payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the value of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable rate real estate loans may be limited during periods of rapidly rising interest rates. At June 30, 2015, $64.5 million, or 36.0%, of our one- to four-family residential loans had adjustable rates of interest.

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In an effort to provide financing for moderate income home buyers, we offer Veterans Administration (VA), Federal Housing Administration (FHA), Connecticut Housing Finance Authority (CHFA) and Rural Development loans. These programs offer residential real estate loans to qualified individuals. These loans are offered with fixed rates of interest and terms of up to 30 years. Such loans are secured by one- to four-family residential properties. All of these loans are originated using agency underwriting guidelines. VA, FHA and CHFA loans are closed in the name of Putnam Bank and are immediately sold on a servicing-released basis. All such loans are originated in amounts of up to 100% of the lower of the property’s appraised value or the sale price. Private mortgage insurance is required on all such loans.

All residential real estate loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable if, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance, on properties securing real estate loans. At June 30, 2015, our largest residential real estate loan had a principal balance of $682,000 and was secured by a residence located in our primary market area. At June 30, 2015, this loan was performing in accordance with its original terms.

At June 30, 2015, home equity loans and lines of credit totaled $18.0 million, or 10.0% of our residential real estate loans and 7.7% of total loans. Additionally, at June 30, 2015, the unadvanced amounts of home equity lines of credit totaled $11.5 million. The underwriting standards utilized for home equity loans and home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity loans are offered with fixed rates of interest and with terms of up to 15 years. The loan-to-value ratio for a home equity loan is generally limited to 80%. However, we offer special programs to borrowers, who satisfy certain underwriting criteria, with loan-to-value ratios of up to 100%. Our home equity lines of credit have adjustable rates of interest which are indexed to the prime rate, as reported in The Wall Street Journal.

Commercial Real Estate Loans. We originate commercial real estate loans, including multi-family real estate loans. These loans are generally secured by one- to four-family non-owner occupied investment properties, multi-family real estate of 20 units or less, small commercial and industrial owner and non-owner occupied properties, hotels, non-owner occupied condominiums and commercial and industrial vacant land.  The security for these loans is primarily located in our primary market area. At June 30, 2015, commercial mortgage loans totaled $41.8 million, or 18.5% of total loans. Our commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 80% of the appraised value of the property provided such loan complies with our current loans-to-one-borrower limit, which at June 30, 2015 was $6.5 million. Our commercial real estate loans may be made with terms of up to five years with 20-year amortization schedules and are offered with interest rates that are fixed or that adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal or to Federal Home Loan Bank advance rates. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise and credit history, and the profitability of the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. Environmental surveys are generally required for commercial real estate loans. Generally, multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to all guarantors on commercial loans. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable. The largest commercial real estate loan in our portfolio at June 30, 2015 was a $2.5 million

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loan secured by office buildings located in our primary market area. At June 30, 2015, this loan was performing in accordance with its original terms.

Loans secured by commercial real estate, including multi-family properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential real estate loans. Because payments on loans secured by commercial real estate, including multi-family properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Residential Construction Loans. We originate construction loans to individuals for the construction and acquisition of personal residences. At June 30, 2015, construction real estate loans totaled $1.3 million, or 0.6%, of total loans. At June 30, 2015, the unadvanced portion of these construction loans totaled $555,000.

Construction loans can be made with a maximum loan-to-value ratio of 95%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. At June 30, 2015, our largest outstanding residential construction real estate loan commitment was for $450,000, and was fully advanced. This loan was performing according to its original terms at June 30, 2015. Construction loans to individuals are generally made on the same terms as our one- to four-family real estate loans.

Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value is inaccurate, we may be confronted with a project, when completed, with a value that is insufficient to assure full payment.

Commercial Loans. At June 30, 2015, we had $3.3 million in commercial business loans, which amounted to 1.5% of total loans. We make commercial loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses. Commercial lending products include term loans and revolving lines of credit. Such loans are generally used for longer-term working capital purposes such as purchasing equipment or furniture. Commercial loans are made with either adjustable or fixed rates of interest. Variable rates are based on the prime rate, as published in The Wall Street Journal, plus a margin. Fixed rate commercial loans are set at a margin above the comparable Federal Home Loan Bank advance rate.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral. Commercial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 75% of the value of the collateral securing the loan. We generally do not make unsecured commercial loans.

Commercial loans generally have greater credit risk than residential real estate loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We seek to minimize these risks through our underwriting standards. At June 30, 2015, our largest commercial loan was a $435,000 loan secured by business assets located in our primary market area. This loan was performing according to its original terms at June 30, 2015.

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Consumer and Other Loans. We offer a limited range of consumer loans, principally to Putnam Bank customers residing in our primary market area with acceptable credit ratings. Our consumer loans generally consist of loans on new and used automobiles, loans secured by deposit accounts and unsecured personal loans. Consumer loans totaled $701,000, or 0.3% of our total loan portfolio, at June 30, 2015.

Origination, Purchase, Sale and Servicing of Loans. Lending activities are conducted primarily by our loan personnel operating at our eight branch offices and one loan origination center. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both adjustable rate and fixed rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon the relative customer demand for such loans, which is affected by current and expected future levels of market interest rates.

Recently, we have sold the majority of longer-term, fixed-rate loans (other than bi-weekly loans) in the secondary market. However, the additional capital raised in the offering would permit us to retain longer term, fixed-rate loans in our portfolio. The one- to four-family loans that we currently originate for sale include mortgage loans which conform to the underwriting standards specified by Fannie Mae. We also sell all mortgage loans insured by CHFA, FHA, VA and Rural Development. Generally, all one- to four-family loans that we sell are sold pursuant to master commitments negotiated with Fannie Mae. Generally, we sell our loans without recourse. We generally retain the servicing rights on the mortgage loans sold to Fannie Mae, but sell all CHFA, VA, FHA and Rural Development loans on a servicing-released basis.

At June 30, 2015, Putnam Bank was servicing loans in the amount of $31.7 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

During the fiscal year ended June 30, 2015, we originated $33.2 million of one- to four-family loans, of which we retained $26.0 million. We recognize at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold.

Loan Approval Procedures and Authority. The board of directors establishes the lending policies and loan approval limits of Putnam Bank. Loan officers generally have the authority to originate real estate loans, consumer loans and commercial loans up to amounts established for each lending officer. Loans in amounts above the individual authorized limits require the approval of Putnam Bank’s Credit Committee. The Credit Committee is authorized to approve all one- to four family real estate loans, commercial real estate loans, commercial loans and secured consumer loans in amounts up to $500,000. All loans of $500,000 or greater must receive the approval of Putnam Bank’s board of directors.

The board of directors annually approves independent appraisers used by Putnam Bank. We may require an environmental site assessment to be performed by an independent professional for non-residential real estate loans. It is our policy to require hazard insurance on all real estate loans.

Loan Origination Fees and Other Income. In addition to interest earned on loans, Putnam Bank receives loan origination fees. Such fees and costs vary with the volume and type of loans and commitments made and purchased, principal repayments, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by regulation, to 15% of our stated capital and reserves. At June 30, 2015, our regulatory limit on loans to one borrower was $6.5 million. At that date, the largest aggregate amount loaned by Putnam Bank to one borrower was $2.7 million, consisting of a commercial real estate loan and home equity loans. The loans comprising this lending relationship were performing in accordance with their original terms as of June 30, 2015.

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Delinquencies and Classified Assets

Collection Procedures. A computer-generated delinquency notice is mailed monthly to all delinquent borrowers, advising them of the amount of their delinquency. When a loan becomes 60 days delinquent, Putnam Bank sends a letter advising the borrower of the delinquency. The borrower is given 30 days to pay the delinquent payments or to contact Putnam Bank to make arrangements to bring the loan current over a longer period of time. If the borrower fails to bring the loan current in 30 days or to make arrangements to cure the delinquency over a longer period of time, the matter is referred to legal counsel and foreclosure proceedings are started. We may consider forbearance in cases of a temporary loss of income if a plan is presented by the borrower to cure the delinquency in a reasonable period of time after his or her income resumes.

Loans Past Due and Non-Performing Assets.  Loans are reviewed on a regular basis.  Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent.  When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.  At June 30, 2015, we had non-performing loans of $5.6 million and a ratio of non-performing loans to total loans of 2.50%.

Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned (“OREO”) until such time as it is sold.  When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal.  If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses.  Any subsequent write-down of OREO is charged against earnings.  At June 30, 2015, we had OREO of $3.2 million. Other real estate owned is included in non-performing assets.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of debt. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

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Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. A loan classified in the table below as “non-accrual” does not necessarily mean that such loan is or has been delinquent. Once a loan is delinquent 90 days or more or the borrower or collateral securing the loan experiences an event that makes collectability doubtful, the loan is placed on “non-accrual” status. Our policies require six consecutive months of contractual payments in order for the loan to be removed from non-accrual status.

	At June 30,
	2015	2014	2013	2012	2011
	(Dollars in thousands)

Non-accrual loans:
Residential real estate loans	$2,731	$3,977	$2,865	$3,985	$1,752
Commercial real estate	2,886	3,051	3,365	3,975	4,635
Residential construction	—	—	—	424	—
Commercial	22	28	—	—	—
Consumer and other	1	—	—	—	—
Total	5,640 (1)	7,056	6,230	8,384	6,387
Accruing loans past due 90 days or more:
Residential real estate loans	—	—	112	—	32
Total	—	—	112	—	32
Total non-performing loans	5,640	7,056	6,342	8,384	6,419
Other real estate owned	3,155	1,549	1,665	1,683	1,074
Other non-performing assets	—	—	—	—	46
Total non-performing assets	8,795	8,605	8,007	10,067	7,539
Troubled debt restructurings in compliance with restructured terms	2,154 (2)	839	2,159	3,443	4,644
Troubled debt restructurings and total non-performing assets	$10,949	$9,444	$10,166	$13,510	$12,183
Total non-performing loans to total loans	2.50%	3.04%	2.71%	3.34%	2.51%
Total non-performing assets to total assets	1.86%	1.87%	1.76%	2.23%	1.60%
Total non-performing assets and troubled debt restructurings to total assets	2.31%	2.05%	2.24%	2.99%	2.58%

(1)	The gross interest income that would have been reported if the non-accrual loans had performed in accordance with their original terms was $318,000 for the year ended June 30, 2015. Actual income recognized was $63,000 for the year ended June 30, 2015.
(2)	The gross interest income that would have been reported if the troubled debt restructurings had performed in accordance with their original terms was $197,000 for the year ended June 30, 2015. Actual income recognized was $34,000 for the year ended June 30, 2015.

Total non-performing assets increased $190,000 to $8.8 million at June 30, 2015 from $8.6 million at June 30, 2014. Non-performing assets as of June 30, 2015 consisted of $3.2 million of other real estate owned, which reflects the repossession of a five-lot residential development project at a carrying value of $197,000, a commercial building at a carrying value of $112,000, three lots in a recreational park at a value of $139,000, a single family home with a carrying value of $495,000, a single family condominium with a carrying value of $71,000, a single family home with a carrying value of $51,000, a single family home with a carrying value of $374,000, a commercial building with a carrying value of $1.1 million and 202.5 acres of land with a carrying value of $599,000. Also included in non-performing assets at June 30 2015 was $5.6 million in non-performing loans. These loans consisted of 18 residential loans totaling $2.7 million, 11 commercial real estate loans totaling $2.9 million, one commercial loan for $22,000 and one consumer loan for $1,000. Non-performing assets as of June 30, 2014 consisted of $1.5 million of other real estate owned, which reflects the repossession of a six-lot residential development project at a carrying value of $247,000, a single family home with a carrying value of $264,000, a commercial building at a carrying value of $114,000, three lots in a recreational park at a value of $139,000, a single family home with a carrying value of $169,000 and 202.5 acres of land with a carrying value of $616,000. Also included in non-performing assets at June 30, 2014 was $7.1 million in non-performing loans. These loans

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consisted of 21 residential loans totaling $4.0 million, 12 commercial real estate loans totaling $3.1 million and one commercial loan for $28,000.

Management is focused on working with borrowers and guarantors to resolve non-performing loans by restructuring or liquidating assets when prudent. Many of our commercial relationships are secured by development loans, in particular condominiums which have experienced a significant reduction in demand. We review the strength of the guarantors; require face to face discussions and offer restructuring suggestions that provide the borrowers with short-term relief and exit strategies. Overall, we expect to see improvement as solutions are identified and executed. We obtain a current appraisal on all real estate secured loans that are 180 days or more past due if the appraisal in our file is older than one year. If the determination is made that there is the potential for collateral shortfall, an allocated reserve will be assigned to the loan for the expected deficiency. It is our policy to charge off or write down loans or other assets when, in the opinion of the Credit Committee and loan review, the ultimate amount recoverable is less than the book value, or the collection of the amount is expected to be unduly prolonged. The level of non-performing assets is expected to fluctuate in response to changing economic and market conditions, and the relative sizes of the respective loan portfolios, along with management’s degree of success in resolving problem assets. Management takes a proactive approach with respect to the identification and resolution of problem loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Operating Results for the Fiscal Years Ended June 30, 2015 and 2014.”

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60-89 Days Past Due		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At June 30, 2015
Residential real estate	2	$193	3	$755	5	$948
Commercial real estate	—	—	7	2,316	7	2,316
Total	2	$193	10	$3,071	12	$3,264

At June 30, 2014
Residential real estate	4	$571	6	$1,497	10	$2,068
Commercial real estate	2	383	6	2,208	8	2,591
Total	6	$954	12	$3,705	18	$4,659

At June 30, 2013
Residential real estate	3	$195	10	$1,844	13	$2,039
Commercial real estate	—	—	17	2,876	17	2,876
Total	3	$195	27	$4,720	30	$4,915

At June 30, 2012
Residential real estate	2	$162	5	$940	7	$1,102
Commercial real estate	—	—	5	1,573	5	1,573
Residential construction	—	—	1	424	1	424
Total	2	$162	11	$2,937	13	$3,099

At June 30, 2011
Residential real estate	2	$247	5	$1,126	7	$1,373
Commercial real estate	4	488	8	3,324	12	3,812
Total	6	$735	13	$4,450	19	$5,185

Classified Assets. Applicable banking regulations and our internal policies require that management utilize an internal asset classification system to monitor and evaluate the credit risk inherent in its loan portfolio. We currently classify problem and potential problem assets as “substandard”, “doubtful”, “loss” or “special mention.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and

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values, questionable, and there is a high probability of loss. Assets classified as “loss” are those considered uncollectible and of such little value that their continuance as loans is not warranted. In addition, assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated “special mention.”

An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other potential problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss”, it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of its assets and the amount of its valuation allowances is subject to review by our banking regulators, who can order the establishment of additional general or specific loss allowances.

On the basis of management’s review of our assets, at June 30, 2015 we classified $6.7 million of our loans as substandard and $1.7 million as doubtful. Of these loans, $5.6 million were considered non-performing and included in the table of non-performing assets. At June 30, 2015, $2.6 million of our loans were designated as special mention, and none of our assets were classified as loss.

The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We identify and establish specific loss allowances on impaired loans, establish general valuation allowances on the remainder of our loan portfolio and establish an unallocated portion to reflect losses resulting from the inherent imprecision involved in the loss analysis process. Once a loan becomes delinquent or otherwise identified as impaired, we may establish a specific loan loss allowance based on a review of among other things, expected cash flows, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and delinquency trends. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. The portions of loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. The allowance for loan losses as of June 30, 2015 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

In addition, the Federal Reserve Board and the Connecticut Department of Banking, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies may require that we recognize additions to the allowance based on their judgment of information available to them at the time of examination.

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The following table sets forth activity in our allowance for loan losses for the years indicated.

	Year Ended June 30,
	2015	2014	2013	2012	2011
	(Dollars in thousands)

Balance at beginning of year	$2,380	$2,693	$2,913	$3,072	$2,651
Provision for loan losses	535	55	770	1,152	915
Charge-offs:
Residential real estate	(98)	(200)	(307)	(364)	(208)
Commercial real estate	(879)	(199)	(806)	(928)	(62)
Residential construction	—	—	(9)	—	—
Commercial	—	—	—	—	(212)
Consumer and other	(44)	(52)	(56)	(60)	(72)
Total charge-offs	(1,021)	(451)	(1,178)	(1,352)	(554)
Recoveries:
Residential real estate	45	37	77	7	6
Commercial real estate	211	—	84	—	—
Residential construction	—	5	5	—	—
Commercial	12	14	4	11	18
Consumer and other	13	27	18	23	36
Total recoveries	281	83	188	41	60
Net charge-offs	(740)	(368)	(990)	(1,311)	(494)
Balance at end of year	$2,175	$2,380	$2,693	$2,913	$3,072

Ratios:
Allowance for loan losses to non-performing loans at end of year	38.57%	33.73%	42.46%	34.74%	47.86%
Allowance for loan losses to total loans outstanding at the end of the year	0.96%	1.02%	1.15%	1.16%	1.20%
Net charge-offs to average loans outstanding	0.32%	0.16%	0.40%	0.51%	0.19%

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Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the percent of the allowance for a category to the total allowance, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each loan category is not necessarily indicative of future losses in any particular category.

	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)

At June 30, 2015
Residential real estate (1)	$1,096	50.39%	79.75%
Commercial loans (2)	947	43.54	19.94
Consumer and other	26	1.20	0.31
Unallocated	106	4.87	—
Total allowance for loan losses	$2,175	100.00%	100.00%

At June 30, 2014
Residential real estate (1)	$1,292	54.29%	80.12%
Commercial loans (2)	919	38.61	19.61
Consumer and other	24	1.01	0.27
Unallocated	145	6.09	—
Total allowance for loan losses	$2,380	100.00%	100.00%

At June 30, 2013
Residential real estate (1)	$1,223	45.41%	80.46%
Commercial loans (2)	1,332	49.46	19.24
Consumer and other	36	1.34	0.30
Unallocated	102	3.79	—
Total allowance for loan losses	$2,693	100.00%	100.00%

At June 30, 2012
Residential real estate (1)	$1,505	51.67%	80.43%
Commercial loans (2)	1,364	46.82	19.21
Consumer and other	37	1.27	0.36
Unallocated	7	0.24	—
Total allowance for loan losses	$2,913	100.00%	100.00%

At June 30, 2011
Residential real estate (1)	$1,548	50.39%	76.05%
Commercial loans (2)	1,426	46.42	23.53
Consumer and other	11	0.36	0.42
Unallocated	87	2.83	—
Total allowance for loan losses	$3,072	100.00%	100.00%

(1)	Residential real estate loans include one- to four-family mortgage loans, residential construction loans, home equity loans and home equity lines of credit.
(2)	Commercial loans include commercial real estate loans and commercial loans.

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Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors, some of which are not loan specific but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectability in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are generally evaluated individually along with other impaired loans, based primarily on the present value of expected future cash flows or the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans which are not individually evaluated are segregated by type or loan grade and a loss allowance is established by using loss experience data and management’s judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Differences between the allocated balances and recorded allowances are reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

Investment Activities

Putnam Bank’s Executive Committee is responsible for implementing Putnam Bank’s Investment Policy. The Investment Policy is reviewed annually and any changes to the policy are recommended to, and subject to the approval of, our board of directors. The Executive Committee is comprised of our Chairman, President, Executive Vice President and one rotating director. Authority to make investments under the approved Investment Policy guidelines is delegated by the Executive Committee to appropriate officers. While general investment strategies are developed and authorized by the Asset/Liability Committee, the execution of specific actions rests with the Chief Executive Officer or Executive Vice President who may act jointly or severally as Putnam Bank’s Investment Officer. The Investment Officer is responsible for ensuring that the guidelines and requirements included in the Investment Policy are followed and that all securities are considered prudent for investment. The Investment Officer is authorized to execute investment transactions (purchases and sales) up to $5 million per transaction without the prior approval of the Executive Committee and within the scope of the established investment policy. Each transaction in excess of established limits must receive prior approval of the Executive Committee.

In addition, Putnam Bank utilizes the services of an independent investment advisor to assist in managing the investment portfolio. The investment advisor is responsible for maintaining current information regarding securities dealers with whom they are conducting business on our behalf. A list of appropriate dealers is provided annually to the board of directors for approval and authorization prior to execution of trades. The investment advisor, through its assigned portfolio manager, must contact our President or Treasurer to review all investment recommendations and transactions and receive approval from the President or Treasurer prior to execution of any transaction that might be transacted on our behalf. Upon receipt of approval, the investment advisor, or its assigned portfolio manager, is authorized to conduct all investment business on our behalf.

Our Investment Policy requires that all securities transactions be conducted in a safe and sound manner. Investment decisions must be based upon a thorough analysis of each security instrument to determine its quality, inherent risks, fit within our overall asset/liability management objectives, effect on our risk-based capital measurement and prospects for yield and/or appreciation.

The investment policy is consistent with our overall business and asset/liability management strategy, which focuses on sustaining adequate levels of core earnings. During the fiscal year ended June 30, 2015, we recognized other-than-temporary write-downs of $155,000 on non-agency mortgage-backed securities.

U.S. Government and government-sponsored securities. At June 30, 2015, our U.S. Government and government-sponsored securities portfolio classified as available-for-sale totaled $991,000, or 0.5% of total

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securities. At June 30, 2015, our U.S. Government and government-sponsored securities portfolio classified as held-to-maturity totaled $10.2 million, or 4.8% of total securities. While U.S. Government and government-sponsored securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and prepayment protection.

Corporate Bonds. At June 30, 2015, we had five investments in corporate single-issuer trust preferred securities (TRUPs) with a total book value of $6.0 million and total fair value of $5.2 million, or 2.5% of total securities, all of which were classified as available-for-sale. The single-issuer trust preferred investments are evaluated for other-than-temporary impairment by performing a present value of cash flows each quarter. None of the issuers have deferred interest payments or announced the intention to defer interest payments. We believe the decline in fair value is related to the spread over three month LIBOR, on which the quarterly interest payments are based, as the spread over LIBOR being received is significantly lower than current market spreads. Management concluded the impairment of these investments was considered temporary and asserts that we do not have the intent to sell these investments and that it is more likely than not we will not have to sell the investments before recovery of their cost basis which may be at maturity.

Although corporate bonds may offer higher yields than U.S. Treasury or agency securities of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the creditworthiness of the issuer. In order to mitigate this risk, our investment policy requires that corporate debt obligations be rated investment grade or better by a nationally recognized rating agency. If the bond rating goes below investment grade, then the investment is placed on an investment “watch report” and is monitored by our Investment Officer. The investment is then reviewed quarterly by our board of directors where a determination is made to hold or dispose of the investment.

Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae. We also invest in collateralized mortgage obligations (CMOs or non-agency mortgage-backed securities), also insured or issued by Freddie Mac, Fannie Mae and Ginnie Mae, or private issuers such as Washington Mutual and Countrywide Home Loans. All private issuer CMOs were rated AAA at time of purchase.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rates on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally U.S. government agencies and government-sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors such as Putnam Bank, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

CMOs are a type of mortgage-backed security issued by a special purpose entity that aggregates pools of mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest, with each class, or “tranche,” possessing different risk characteristics. A particular tranche of CMOs may, therefore, carry prepayment risk that differs from that of both the underlying collateral and other tranches. We purchase CMO tranches in an attempt to moderate reinvestment risk associated with mortgage-backed securities resulting from unexpected prepayment activities.

At June 30, 2015, mortgage-backed securities and CMOs classified as available-for-sale totaled $29.5 million, or 14.0% of total securities. At June 30, 2015, mortgage-backed securities and CMOs classified as held-to-maturity totaled $153.9 million, or 73.4% of total securities. At June 30, 2015, 64.0% of the mortgage-backed

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securities were backed by adjustable rate loans and 36.0% were backed by fixed rate mortgage loans. The mortgage-backed securities portfolio had a weighted average yield of 2.64% at June 30, 2015. Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Marketable Equity Securities. At June 30, 2015, our equity securities portfolio totaled $10.0 million, or 4.8% of total securities, all of which were classified as available-for-sale. At June 30, 2015, the portfolio consisted of auction-rate trust preferred securities (“ARP”). Auction-rate trust preferred securities are a floating rate preferred stock, on which the dividend rate generally resets every 90 days based on an auction process to reflect the yield demand for the instruments by potential purchasers. At June 30, 2015, our investments in auction-rate trust preferred securities consisted of investments in three corporate issuers. We originally purchased these securities because they represented highly liquid, tax-preferred investments secured, in most cases, by preferred stock issued or guaranteed by high quality, investment grade companies, generally other financial institutions (“collateral preferred shares”). The ARP shares, or certificates, we purchased are Class A certificates, which, among other rights, entitles the holder to priority claim on dividends paid into the trust holding the preferred shares.

In most cases, the trusts which issued the ARP certificates own various callable preferred shares of stock by a single entity. In addition to the call dates for redemption established by the collateral preferred shares, each trust has a maturity date upon which the trust itself will terminate. The value of the remaining collateral preferred shares is not guaranteed, and may be more or less than the stated par value of the collateral preferred shares, and is dependent on the market value of those collateral preferred shares on the date of the trust’s maturity.

The certificates issued by the trusts previously traded in an active, open auction market, with each individual trust establishing the frequency of its auctions, typically every 90 days (the “reset date”). The results of an auction would be the exchange of certificates, at par, between participants entering or exiting the market, and resetting of the yield to be earned by holders of the Class A certificates as well as the holders of other classes of trust certificates.

Beginning in February 2008, auctions for these securities began to fail when investors declined to bid on the securities. Five of the largest investment banks that made a market in these securities (Merrill Lynch, Citigroup, USB, AG and Morgan Stanley) declined to act as bidders of last resort, as they had in the past. The auction failures did not result in the loss of any principal value to the certificate holders, but prevented many sellers from exiting, or redeeming, their certificates at the reset date. These unsuccessful sellers were required to continue to hold the certificates until the next scheduled reset date. To compensate these unsuccessful sellers, the failed auctions triggered a penalty-rate feature which provided that owners of the Class A certificates were entitled to a higher portion of the dividends, and thus a higher yield, on the Class A certificates.

During this time, we attempted to divest the ARPs, but were prevented from doing so due to the continued failure of the auction market. We continued to carry our investments at par value, despite the increased liquidity risk, because the credit strength of the issuers of the collateral preferred shares remained high, and the yield remained above-market.

The turmoil in the financial markets caused the value of the underlying collateral preferred shares to decline dramatically. Market values for the ARPs from Merrill Lynch, our safekeeping agent, also declined, and we recorded a temporary impairment adjustment to the carrying value of the ARPs, which are classified as available-for-sale. A temporary impairment reduces the carrying value of the investment security with an offsetting reduction in our capital accounts.

We had difficulty identifying market prices of comparable instruments for ARPs due to the inactive market. As a result, during the quarter ended June 30, 2009, we modified our methodology for determining the fair value of the ARPs classified as Level 3, and used the quoted market values of the underlying collateral preferred shares,

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adjusted for the higher yield we earned through the Class A certificates compared with the nominal rate available to a direct owner of the collateral preferred shares. We continued to record a temporary impairment adjustment on the ARPs, primarily due to the depressed market values of the underlying collateral preferred shares.

During 2009, we concluded that the market value of the underlying collateral preferred shares did not represent orderly transactions and adopted the use of a discounted cash flow model to determine if there was any other-than-temporary impairment of its investments in the ARPs. The resulting discounted cash flow for each ARP classified as Level 3 showed no other-than-temporary impairment in the fair value of the securities.

We have the ability and intent to hold these securities for the time necessary to collect the expected cash flows.

The table below includes information on the various issuers of Auction Rate Preferred securities we own as of June 30, 2015:

Issuer	Goldman Sachs	Merrill Lynch	Bank of America
Par amount	$3,000,000	$5,000,000	$2,000,000
Book value	$3,000,000	$5,000,000	$2,000,000
Purchase date	12-12-07	09-04-07	11-20-07
Maturity date	08-23-26	05-28-27	08-17-47
Next reset date	08-21-15	08-27-15	08-14-15
Reset frequency	Quarterly	Quarterly	Quarterly
Failed auction	Yes	Yes	Yes
Receiving default rates	Yes	Yes	Yes
Current rate	4.43%	4.44%	4.73%
Dividends current	Yes	Yes	Yes

Our entire auction rate preferred securities holdings as of June 30, 2015 had failed auctions for the past fiscal year.

Securities Portfolio Composition. The following tables set forth the composition of our securities portfolio, excluding Federal Home Loan Bank stock, at the dates indicated.

	At June 30,
	2015		2014		2013
	Carrying Value	Percent of Total	Carrying Value	Percent of Total	Carrying Value	Percent of Total
	(Dollars in thousands)
Securities, available-for-sale:
U.S. Government and government-sponsored securities	$991	0.5%	$976	0.5%	$961	0.5%
Corporate bonds and other securities	5,204	2.5	5,163	2.7	4,873	2.8
U.S. Government-sponsored and guaranteed mortgage-backed securities	23,602	11.2	25,262	13.3	15,065	8.7
Non-agency mortgage-backed securities	5,860	2.8	6,680	3.5	7,551	4.3
Equity securities	10,000	4.8	10,000	5.3	10,000	5.8
Total securities, available-for-sale	45,657	21.8	48,081	25.3	38,450	22.1
Securities, held-to-maturity:
U.S. Government and government-sponsored securities	10,199	4.8	10,191	5.3	6,198	3.6
U.S. Government-sponsored and guaranteed mortgage-backed securities	153,897	73.4	131,985	69.4	128,791	74.3
Total securities, held-to-maturity	164,096	78.2	142,176	74.7	134,989	77.9

Total securities	$209,753	100.0%	$190,257	100.0%	$173,439	100.0%

At June 30, 2015, we had no investments in a single company or entity (other than the U.S. Government or an agency of the U.S. Government) that had an aggregate book value in excess of 10% or more of total stockholders’ equity.

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2015 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State agency and municipal obligations as well as common and preferred stock yields have not been adjusted to a tax-equivalent basis. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At June 30, 2015, mortgage-backed securities with adjustable rates totaled $117.4 million. At June 30, 2015, we held no securities that mature in one year or less.

	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government and government-sponsored securities	$991	$—	$—	$991
Corporate debt securities	—	—	5,204	5,204
U.S. Government-sponsored and guaranteed mortgage-backed securities	405	9,499	13,698	23,602
Non-agency mortgage-backed securities	—	—	5,860	5,860
Total debt securities	1,396	9,499	24,762	35,657
Equity securities	—	—	10,000	10,000	(1)
Total securities available-for-sale	1,396	9,499	34,762	45,657

Securities held-to-maturity:
U.S. Government and government-sponsored securities	9,245	954	—	10,199
U.S. Government-sponsored and guaranteed mortgage-backed securities	—	3,304	150,593	153,897
Total securities held to maturity	9,245	4,258	150,593	164,096

Total securities	$10,641	$13,757	$185,355	$209,753
Weighted average yield	1.60%	2.71%	2.67%	2.62%

(1)	Equity securities consist of ARPs with stated maturity dates.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of Boston and brokered certificates of deposit may be used to compensate for reductions in deposits and to fund loan growth.

Deposits. A majority of our depositors are persons who work or reside in Windham County and New London County, Connecticut. We offer a selection of deposit instruments, including checking, savings, money market deposit accounts, negotiable order of withdrawal (NOW) accounts and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

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Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, we rely upon personalized customer service, long-standing relationships and competitive interest rates.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on historical experience, management believes our deposits are relatively stable. However, the ability to attract and maintain money market accounts and certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 2015, $119.0 million, or 33.3%, of our deposit accounts were certificates of deposit, of which $54.0 million had maturities of one year or less.

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The following table sets forth the average distribution of total deposit accounts, by account type, for the years indicated.

	Years June 30,
	2015			2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Demand deposits	$55,869	15.84%	—%	$48,114	14.14%	—%	$42,518	12.58%	—%
NOW accounts	88,418	25.08	0.39	88,824	26.10	0.51	92,819	27.45	0.49
Regular savings	66,895	18.97	0.10	60,847	17.88	0.15	56,325	16.66	0.14
Money market accounts	18,623	5.28	0.19	16,469	4.84	0.38	14,313	4.23	0.38
Club accounts	206	0.06	0.06	198	0.06	0.10	192	0.06	0.10
	230,011	65.23	0.19	214,452	63.02	0.28	206,167	60.98	0.29
Certificates of deposit	122,626	34.77	1.25	125,822	36.98	1.40	131,932	39.02	1.70
Total	$352,637	100.00%	0.57%	$340,274	100.00%	0.70%	$338,099	100.00%	0.84%

As of June 30, 2015, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $58.5 million. The following table sets forth the maturity of those certificates as of June 30, 2015, in thousands.

Three months or less	$14,699
Over three through six months	5,370
Over six months through one year	7,999
Over one year through three years	16,153
Over three years	14,249
Total	$58,470

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Borrowings. Our borrowings consist of advances from, and a line of credit with, the Federal Home Loan Bank of Boston (the “FHLB”), and securities sold under agreements to repurchase. At June 30, 2015, we had an available line of credit with the FHLB in the amount of $2.4 million and access to additional FHLB advances of up to $48.6 million. We also have an available line of credit with Bankers Bank Northeast in the amount of $4.0 million. There were no amounts advanced on these lines as of June 30, 2015. At June 30, 2015, retail securities sold under agreements to repurchase were $2.8 million. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the years indicated.

	At and For the Year Ended June 30,
	2015	2014	2013
	(Dollars in thousands)

Maximum amount of advances outstanding at any month end during the year:
FHLB advances	$56,740	$56,500	$56,800
Securities sold under agreements to repurchase with customers	21,618	17,358	15,783

Average advances outstanding during the year:
FHLB advances	$53,181	$54,015	$54,068
Securities sold under agreements to repurchase with customers	15,212	7,951	6,841

Balance outstanding at end of year:
FHLB advances	$56,740	$53,500	$53,500
Securities sold under agreements to repurchase with customers	2,797	4,181	4,849

Weighted average interest rate during the year:
FHLB advances	2.68%	2.86%	3.17%
Securities sold under agreements to repurchase with customers	0.16	0.18	0.16

Weighted average interest rate at end of year:
FHLB advances	2.44%	2.81%	2.89%
Securities sold under agreements to repurchase with customers	0.10	0.18	0.16

Subsidiary Activities

Putnam Bank has three subsidiaries, Windham North Properties, LLC, PSB Realty, LLC and Putnam Bank Mortgage Servicing Company. Windham North Properties, LLC acquires title to selected properties on which Putnam Bank forecloses. As of June 30, 2015, Windham North Properties, LLC, owned nine such properties. PSB Realty, LLC owns a parcel of real estate located immediately adjacent to Putnam Bank’s main office. This real estate is utilized as a loan center for Putnam Bank and there are no outside tenants that occupy the premises. PSB Realty, LLC also owns the 40 High Street, Norwich branch building and real estate. Putnam Bank Mortgage Servicing Company is a qualified “passive investment company” that is intended to reduce Connecticut state taxes on interest earned on real estate loans.

Personnel

As of June 30, 2015, we had 80 full-time employees and 39 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

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Legal Proceedings

From time to time, we are involved as plaintiff or defendant in various legal proceedings arising in the ordinary course of business. At June 30, 2015, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Properties

At June 30, 2015, we conducted business through our main office and seven branch offices located in Putnam, Pomfret Center, Danielson, Plainfield, Griswold, Gales Ferry and Norwich, Connecticut, and a loan production office located in Putnam, Connecticut. We also conduct limited business operations through a special needs limited branch office in Brooklyn, Connecticut, where our personnel conduct deposit-taking, check cashing, notary and certificate of deposit renewals, and through a limited services mobile office that serves schools and retirement facilities in our primary market area. At June 30, 2015, the total net book value of our premises, land and equipment was $3.8 million.

SUPERVISION AND REGULATION

General

Putnam Bank is a stock savings bank organized under the laws of the State of Connecticut. The lending, investment, and other business operations of Putnam Bank are governed by Connecticut law and regulations, as well as applicable federal law and regulations, and Putnam Bank is prohibited from engaging in any operations not authorized by such laws and regulations. Putnam Bank is subject to extensive regulation, supervision and examination by the Connecticut Department of Banking and, as a member of the Federal Reserve System, by the Federal Reserve Bank of Boston. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of security holders. Putnam Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Putnam Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, PB Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. PB Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

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Any change in applicable laws or regulations, whether by the Connecticut Department of Banking, the Federal Deposit Insurance Corporation, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of PB Bancorp and Putnam Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Putnam Bank and PB Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Putnam Bank and PB Bancorp.

Connecticut Bank Regulation

Connecticut Banking Commissioner. The Connecticut Banking Commissioner regulates the deposit, lending and investment activities of Connecticut-chartered savings banks, including Putnam Bank. The approval of the Connecticut Banking Commissioner is required for, among other things, the establishment of branch offices and business combination transactions. The Commissioner conducts periodic examinations of Connecticut-chartered banks, as does the Federal Reserve Board. The Federal Reserve Board also regulates many of the areas regulated by the Connecticut Banking Commissioner, and federal law may limit some of the authority provided to Connecticut-chartered banks by Connecticut law.

Lending Activities. Connecticut banking laws grant banks broad lending authority. With certain limited exceptions, secured and unsecured loans of any one obligor under this statutory authority may not exceed 10.0% and 15.0%, respectively, of a bank’s equity capital and allowance for loan losses.

Consumer Protection and Fair Lending. We are also subject to a variety of Connecticut statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

Dividends. Putnam Bank may pay cash dividends out of its net profits. For purposes of this restriction, “net profits” represents the remainder of all earnings from current operations. Further, the total amount of all dividends declared by a bank in any year may not exceed, without the specific approval of the Connecticut Banking Commissioner, the sum of a bank’s net profits for the year in question combined with its retained net profits from the preceding two years. Federal law also prevents an institution from paying dividends or making other capital distributions that, if by doing so, would cause it to become “undercapitalized.” Federal Reserve Board regulations establish limits on dividends, including requiring Federal Reserve Board approval for aggregate dividends exceeding net income for the current year and the two prior calendar years. In addition, as a subsidiary of a savings and loan holding company, Putnam Bank must provide prior notice to the Federal Reserve Board of any dividend. The Federal Reserve Board has the authority to object to the dividend if deemed unsafe or unsound. No dividends may be paid to Putnam Bank’s sole stockholder, PSB Holdings, if such dividends would reduce stockholders’ equity below the amount of the liquidation account required by federal regulations.

Powers. Connecticut law permits Connecticut banks to sell insurance and fixed and variable rate annuities if licensed to do so by the Connecticut Insurance Commissioner. With the prior approval of the Connecticut Banking Commissioner, Connecticut banks are also authorized to engage in a broad range of activities related to the business of banking, or that are financial in nature or that are permitted under the Bank Holding Company Act or the Home Owners’ Loan Act, both federal statutes, or the regulations promulgated as a result of these statutes.

Connecticut banks are also authorized to engage in any activity permitted for a national bank or a federal savings association upon filing notice with the Connecticut Banking Commissioner, unless the Connecticut Banking Commissioner disapproves the activity.

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Assessments. Connecticut banks are required to pay annual assessments to the Connecticut Department of Banking to fund the Connecticut Department of Banking’s operations. The general assessments are paid pro-rata based upon a bank’s asset size.

Enforcement. Under Connecticut law, the Connecticut Banking Commissioner has extensive enforcement authority over Connecticut banks and, under certain circumstances, affiliated parties, insiders and agents. The Connecticut Banking Commissioner’s enforcement authority includes cease and desist orders, fines, receivership, conservatorship, removal of officers and directors, emergency closures, dissolution and liquidation.

Federal Bank Regulation

Capital Requirements. Federal regulations require state banks to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%; a Tier 1 capital to risk-based assets ratio of 6.0%; a total capital to risk-based assets ratio of 8%; and a 4% Tier 1 capital to total assets leverage ratio. These capital requirements were effective January 1, 2015 and are the result of regulations implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

As noted, the risk-based capital standards for state banks require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets ratios of at least 4.5%, 6% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor (from 0.0% to 200.0%) assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Federal Reserve takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The Federal Reserve Board, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Reserve Board also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

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Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All Federal Deposit Insurance Corporation insured banks, including savings banks, are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state chartered banks may, with regulatory approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the NASDAQ Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Connecticut law, whichever is less.

In addition, a state bank may engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Reserve Board has adopted regulations to implement the prompt corrective action legislation. The regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0%, or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the

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performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Reserve Board to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transactions with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent savings and loan holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal shareholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% shareholder of a financial institution, and certain affiliated interests of these persons, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The Federal Reserve Board and, secondarily, the Federal Deposit Insurance Corporation have extensive enforcement authority over insured state savings banks, including Putnam Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices.

Federal Insurance of Deposit Accounts. Putnam Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in Putnam Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions

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are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by Federal Deposit Insurance Corporation regulations, with less risky institutions paying lower rates. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation, which has recently exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Putnam Bank. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2015, the annualized FICO assessment was equal to 0.60 basis points of total assets less tangible capital.

Privacy Regulations. Federal regulations generally require that Putnam Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Putnam Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Putnam Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by federal regulations, a state member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Reserve Board, in connection with its examination of a state member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Putnam Bank’s latest federal CRA rating was “Satisfactory.”

Connecticut has its own statutory counterpart to the CRA that is also applicable to Putnam Bank. Connecticut law requires the Connecticut Banking Commissioner to consider, but not be limited to, a bank’s record of performance under Connecticut law in considering any application by a bank to establish a branch or other

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deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Putnam Bank’s latest CRA rating under Connecticut law was “Satisfactory.”

USA Patriot Act. Putnam Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by Putnam Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Putnam Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $103.6 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $103.6 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $14.5

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million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Putnam Bank is in compliance with these requirements.

Federal Home Loan Bank System

Putnam Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Putnam Bank was in compliance with this requirement at June 30, 2015. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. Putnam Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Boston stock. As of June 30, 2015, no impairment has been recognized.

At its discretion, the Federal Home Loan Bank of Boston may declare dividends on its stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the Federal Home Loan Bank of Boston suspended and did not pay dividends in 2009 and 2010. However, the Federal Home Loan Bank of Boston resumed payment of quarterly dividends in 2011, and for the fiscal year ended June 30, 2015 paid dividends equal to an annual yield of 1.68%. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank of Boston stock held by Putnam Bank.

Holding Company Regulation

PB Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over PB Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Putnam Bank.

As a savings and loan holding company, PB Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if PB Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

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Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in December 2014 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend the applicability to bank and savings and loan holding companies of up to $1 billion in assets. Regulations implementing this amendment were effective May 15, 2015. Consequently, savings and loan holding companies of under $1 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of PB Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

In order for PB Bancorp to be regulated as savings and loan holding company by the Federal Reserve Board, rather than as a bank holding company, Putnam Bank must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At June 30, 2015, Putnam Bank maintained 92.5% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

PB Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. PB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in PB Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of PB Bancorp may be resold without registration. Shares purchased by an affiliate of PB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If PB Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of PB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to

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exceed, in any three-month period, the greater of 1% of the outstanding shares of PB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, PB Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company such as PB Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with PB Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Putnam Bancorp, MHC, PSB Holdings and Putnam Bank are, and PB Bancorp will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to PSB Holdings, PB Bancorp or Putnam Bank.

PSB Holdings is currently open to audit under statute of limitations by the Internal Revenue Service and state taxing authorities for the fiscal years ended June 30, 2012 through June 30, 2015. The federal tax return for 2009 was audited in 2010. The state tax returns have not been audited for the last five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, PSB Holdings and Putnam Bank currently report their income and expenses on the accrual method of accounting and use a tax year ending June 30 for filing their federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), Putnam Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. As a result of the 1996 Act, Putnam Bank was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as

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of December 31, 1987 (base year reserve). At June 30, 2015, Putnam Bank had no reserves subject to recapture in excess of its base year reserves.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Putnam Bank failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules. At June 30, 2015, our total federal pre-1988 base year reserve was approximately $2.3 million. However, under current law, pre-1988 base year reserves remain subject to recapture if Putnam Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences, which we refer to as “alternative minimum taxable income.” The AMT is payable to the extent such alternative minimum taxable income is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain AMT payments may be used as credits against regular tax liabilities in future years. At June 30, 2015, PSB Holdings had $1.2 million of AMT payments available to carry forward to future periods.

Net Operating Loss Carryovers. A company may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2015, PSB Holdings had $2.2 million in net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. PSB Holdings may exclude from its income 100% of dividends received from Putnam Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from a corporation in which a corporate recipient owns at least 20% of its stock, and corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

Connecticut State Taxation. PSB Holdings and Putnam Bank and its subsidiaries, are subject to the Connecticut corporation business tax. Both entities are required to pay the regular corporation business tax (income tax).

The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate of 7.5% to arrive at Connecticut income tax.

In 1998, the State of Connecticut enacted legislation permitting the formation of passive investment companies by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes dividends paid from a passive investment company from the taxable income of the parent financial institution. Putnam Bank established a passive investment company, Putnam Bank Mortgage Servicing Company, during 2007 and eliminated the state income tax expense of Putnam Bank effective July 1, 2006. If the State of Connecticut were to pass legislation in the future to eliminate the passive investment company exemption Putnam Bank would be subject to state income taxes in Connecticut.

Maryland State Taxation. As a Maryland business corporation, PB Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

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MANAGEMENT

Our Directors and Executive Officers

Directors of PB Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The executive officers of PB Bancorp and Putnam Bank are elected annually. The following table states our directors’ and executive officers’ names, their ages as of June 30, 2015, the years when they began serving as directors of Putnam Bank and the years when their current terms expire.

Name (1)	Position(s) Held With PB Bancorp and Putnam Bank	Age	Director Since	Current Term Expires
Charles W. Bentley, Jr.	Director	62	2006	2016
Thomas A. Borner	Vice Chairman of the Board, President and Chief Executive Officer	61	1987	2018
Robert J. Halloran, Jr.	Director, Executive Vice President and Chief Financial Officer	61	2006	2017
Paul M. Kelly	Director	64	1993	2016
Richard A. Loomis	Director	57	2002	2018
John P. Miller	Director	57	2006	2018
Charles H. Puffer	Chairman of the Board	64	1984	2016
Jitendra K. Sinha	Director and Commercial Loan Officer	66	2007	2017

(1)	The mailing address for each person listed is 40 Main Street, Putman, Connecticut 06260.

The business experience for the past five years of each of our directors and executive officers is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director is also a director of Putnam Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Charles W. Bentley Jr. is the President and CEO of Colt’s Plastics Co., Inc., a supplier of plastic packaging for the cosmetic, pharmaceutical, and personal care industries.  Mr. Bentley has been involved in the Society of the Plastics Industry (SPI) as head of the New England Molders Division, President of the New England Region, and as a Director on the National Board.  He has also been involved locally in education and was involved in the creation of the Quinebaug Valley Community College Plastics Institute.  Mr. Bentley attended Hanover College and earned a BA in Business Administration.  Mr. Bentley’s involvement in manufacturing, and particularly plastics, has enabled him to develop relations within the local and surrounding industrial community.  These relations allow for insights into the commercial customers in our market areas and also the economic developments affecting the industrial and manufacturing segments of the communities in which we operate.

Thomas A. Borner is Vice Chairman of the Board, President and Chief Executive Officer of PSB Holdings and of Putnam Bank. Mr. Borner has served as a Director of PSB Holdings since its formation in 2003 (including as Chairman until 2012) and as a director of Putnam Bank since 1987, and served as Chairman of the Board of Putnam Bank from 1992 to 2012. In addition, Mr. Borner was Interim Chief Executive Officer of Putnam Bank from 1999 to 2000. Since October 2005, Mr. Borner has been Of Counsel to the law firm of Borner, Aleman and Davis, LLC in Putnam, Connecticut. As a past owner of a number of successful businesses, combined with his decades of legal experience in representing a variety of businesses and personal clients with profiles similar to those of Putnam Bank’s customers along with his extensive community involvement in a wide range or organizations, Mr. Borner has valuable insight into Putnam Bank’s challenges and opportunities in its market.

Robert J. Halloran, Jr. is Executive Vice President and Chief Financial Officer of Putnam Bank and PSB Holdings. He joined Putnam Bank and PSB Holdings in 2004 and, until his appointment as President from 2006 to 2012, served as Senior Vice President and Chief Financial Officer of Putnam Bank and President and Treasurer of PSB Holdings. Mr. Halloran’s direct experience in finance and treasury functions and his position on the board of

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directors provides a clear and direct channel of communication from senior management to the full board of directors and alignment on corporate strategy.

Paul M. Kelly is the Treasurer of Kelly’s Tire, Inc., an automotive tire retail business, located in Putnam, Connecticut. He is a licensed real estate broker and also serves as Finance Committee Chairman and Assistant Treasurer at Woodstock Academy in Woodstock, Connecticut. Mr. Kelly’s experience gives him extensive insights into the customers who live in our market areas and economic developments affecting the communities in which we operate. His work experience qualifies him to be a member of the Audit Committee as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

Richard A. Loomis, a licensed real estate broker since 1983, is a partner with The Loomis Team, LLC. The partnership is affiliated with RE/MAX BELL PARK REALTY with concentrations in residential and commercial sales and leases. Mr. Loomis is also a controlling partner in TLC Group, LLC. TLC Group concentrates in real estate development and investment. Mr. Loomis brings the board of directors a unique perspective of the community in areas of economic development, residential housing challenges and commercial opportunities.

John P. Miller is the President and Owner of the National Chromium Company, Inc., a metal finishing company that specializes in chromium and nickel coatings, servicing accounts across the United States. Mr. Miller, an MBA, is also an Adjunct Instructor of Business Management at Quinebaug Valley Community College located in Danielson, Connecticut. Mr. Miller’s broad experiences in community development, healthcare, general business and academics give him extensive insight into the communities we serve.

Charles H. Puffer is Chairman of the Board of PSB Holdings. Mr. Puffer worked for and owned the Leschke-Puffer Insurance Agency in Putnam, Connecticut for over 35 years until the company was sold in 2010. He earned his Bachelor of Science degree in Business Management from Bradley University. Mr. Puffer has been an active member of our community, which includes serving on the board of directors of Day Kimball Hospital and as a member of the Putnam Rotary Club for over 33 years. Mr. Puffer’s experience gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate.

Jitendra K. Sinha owned and operated Putnam Supermarket, Inc., located in Putnam, Connecticut for over 28 years until the company was sold in 2012. Beginning in February 2013, Mr. Sinha has been employed as a commercial loan officer for Putnam Bank. He has a Bachelor of Law degree from Patna University in India and an MBA from Long Island University in New York. Mr. Sinha has an extensive list of social and community service affiliations and has been recognized numerous times with civic achievement and community service awards. Mr. Sinha’s experience gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate.

Board Independence

The board of directors has determined that, except for Messrs. Borner, Halloran and Sinha, each member of the board of directors is an “independent director” as defined in the Nasdaq listing rules.  Messrs. Borner and Halloran are not considered independent because they serve as executive officers of PSB Holdings and Putnam Bank, and Mr. Sinha is an officer of Putnam Bank. In evaluating the independence of our independent directors, we found no transactions between us and our independent directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, and that had an impact on our determination as to the independence of our directors.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our

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website at www.putnambank.com. Amendments to and waivers from the Code of Business Conduct and Ethics will also be disclosed on our website.

Transactions With Certain Related Persons

All transactions between PSB Holdings and its executive officers, directors, holders of 10% or more of the shares of its common stock and affiliates thereof, are on terms no less favorable to PSB Holdings than could have been obtained by it in arms-length negotiations with unaffiliated persons. Such transactions must be approved by a majority of the independent directors of PSB Holdings not having any interest in the transaction. In the ordinary course of business, Putnam Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to Putnam Bank. These loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to PSB Holdings. The Sarbanes-Oxley Act does not apply to loans made by a depository institution that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to Putnam Bank’s directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

In accordance with the listing standards of the Nasdaq Stock Market, any transactions that would be required to be reported under this section of this proxy statement/prospectus must be reviewed by our audit committee or another independent body of the board of directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the board of directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no less favorable as those that would be available to us from an unrelated party through an arms-length transaction.

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Executive Compensation

The following table sets forth for the fiscal years ended June 30, 2015 and 2014 certain information as to the total remuneration paid by us to Messrs. Borner and Halloran, who are the only executive officers of PSB Holdings (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	All Other Compensation ($) (1)	Total ($)

Thomas A. Borner	2015	322,742	22,685	345,427
Vice Chairman, President and Chief Executive Officer	2014	310,327	20,965	331,292

Robert J. Halloran, Jr.	2015	211,066	18,379	229,445
Executive Vice President and Chief Financial Officer	2014	203,111	16,475	219,586

(1)	The compensation represented by the amounts for 2015 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table. Employee stock ownership plan contributions are based upon estimated allocations for the fiscal year ended June 30, 2015 of 837 shares for Mr. Borner and 667 shares for Mr. Halloran.

	401(k) Plan Contributions	ESOP Contributions	Life Insurance Premiums	Profit Sharing Contributions	Total All Other Compensation

Thomas A. Borner	$5,193	$6,780	$312	$10,400	$22,685

Robert J. Halloran, Jr.	$4,221	$5,403	$312	$8,443	$18,379

Benefit Plans

Insurance Plan. Putnam Bank provides its full-time officers and employees with health and life insurance.

Deferred Compensation Retirement Plan. Putnam Bank maintains a deferred compensation retirement plan for the benefit of directors designated by the board to participate in the plan. The plan was frozen as of July 1, 2004, and no further contributions have been made to the plan since that date. As of each valuation date, the participants’ accounts have been credited with an investment return equal to the New York prime rate of interest, compounded monthly.

The participant’s account will be distributed to the participant (or the participant’s beneficiary in the event of death) in periodic installments (at least annually) as elected by the participant or the participant’s beneficiary. If the annual installment exceeds $10,000, the maximum distribution period will be ten years. If the participant’s account is less than $10,000, distribution will be made in a lump sum. Distribution will be made within 60 days of a participant’s normal or late retirement. In the event of termination of service due to disability, distribution will be made within 60 days following the close of the plan year in which termination of service occurs. If a participant terminates service for any reason other than normal retirement, disability or death, distribution will commence within the later of 60 days following the close of the plan year in which the participant terminates service or 60 days after the participant’s election to commence payment is delivered to the plan administrator. In the event of a participant’s death prior to termination of service, the participant’s account will be distributed to his or her beneficiary. If the participant dies after termination of service but prior to the complete distribution of his account balance, the undistributed balance will be distributed to the participant’s beneficiary in annual installments over three years unless the board elects otherwise.

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In 2004, the deferred compensation retirement plan was amended to permit the directors to elect to invest their existing account balances in common stock of PSB Holdings. A rabbi trust was established and holds only the shares of PSB Holdings common stock acquired by the plan.

Incentive Plan. On an annual basis, Putnam Bank may establish a pool of money for a discretionary incentive compensation plan for the benefit of its employees, including the Named Executive Officers. The board of directors is responsible for formulating an amount to be distributed, based upon Putnam Bank’s performance. To be eligible for an award, a participant must be employed by April 1 of the plan year and must remain employed through the date of disbursement. For the years ended June 30, 2015 and 2014, the Chief Executive Officer and Chief Financial Officer did not receive an incentive payment.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of June 30, 2015 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2015 (1)
	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

Thomas A. Borner	61,238	—	10.60	11/07/15

Robert J. Halloran, Jr.	34,021	—	10.60	11/07/15

(1)	All equity awards noted in this table were granted pursuant to the PSB Holdings, Inc. 2005 Stock-Based Incentive Plan, which was approved by stockholders on October 21, 2005, and represent all awards held at June 30, 2015 by the Named Executive Officers. Stock options are fully vested, have an exercise price of $10.60, the closing price on the date of grant, and expire on November 7, 2015, which is ten years from the date of grant.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. The board of directors of Putnam Bank has adopted an employee stock ownership plan. Employees who are at least 21 years old with at least one year of employment with Putnam Bank are eligible to participate. The employee stock ownership plan trust has borrowed funds from PSB Holdings and used those funds to purchase 257,062 shares of PSB Holdings common stock. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan is being repaid principally from Putnam Bank discretionary contributions to the employee stock ownership plan over a period of up to 20 years, provided that the loan may be repaid over a shorter period without prepayment penalty. The interest rate for the loan is a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan vest at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with Putnam Bank’s mutual predecessor prior to the adoption of the plan. A participant’s interest in his or her account under the plan fully vests in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable in the form of common stock and/or cash. Putnam Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. We are required to record compensation expense each year in an amount equal to the fair market value of the shares committed to be released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

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During the year ended June 30, 2015, 12,779 shares were allocated to participants in the employee stock ownership plan, which resulted in compensation expense of $96,000 for the year ended June 30, 2015.

Stock-Based Incentive Plan. We maintain the PSB Holdings, Inc. 2005 Stock-Based Incentive Plan (the “Incentive Plan”), to provide officers, employees and directors of PSB Holdings or Putnam Bank with additional incentives to share in the growth and performance of the PSB Holdings. The Incentive Plan authorizes the issuance of up to 476,298 shares of PSB Holdings common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, reload options, and restricted stock awards, provided that no more than 136,085 shares may be issued as restricted stock awards, and no more than 340,213 shares may be issued pursuant to the exercise of stock options.

Director Compensation

The following table sets forth for the year ended June 30, 2015 certain information as to the total remuneration paid to directors other than Mr. Borner and Mr. Halloran.

	DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED JUNE 30, 2015
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)

Charles W. Bentley, Jr.	21,100	—	—		21,100
Paul M. Kelly	21,750	—	—		21,750
Charles H. Puffer	27,500	—	—		27,500
Richard A. Loomis	21,200	—	—		21,200
John P. Miller	21,400	—	—		21,400
Jitendra K. Sinha	—	—	92,164	(2)	92,164

(1)	As of June 30, 2015, Messrs. Bentley, Kelly, Puffer, Loomis and Miller had 3,000, 23,815, 23,815, 10,206 and 3,000 vested stock options outstanding, respectively.
(2)	Represents compensation paid to Mr. Sinha for his position as a commercial loan officer. Mr. Sinha stopped receiving fees for service as a director when he became an employee of Putnam Bank.

Putnam Bank pays the Chairman of the Board an annual salary of $27,500 with no per meeting fee. During the fiscal year ended June 30, 2015, all other non-employee directors received an annual retainer of $8,000 and $300 for each board meeting attended. All non-employee board committee members, except the Chairman of the Board, received a fee of $150 for each committee meeting attended except that committee chairpersons received a fee of $200 for each committee meeting attended. All non-employee directors, except for the Chairman of the Board, receive a fee of $500 for the annual Strategic Planning meeting. PSB Holdings does not separately compensate directors for their service.

Benefits to be Considered Following Completion of the Conversion

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

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•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Putnam Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Putnam Bank or PB Bancorp; and

•	our executive officers or directors must exercise or forfeit their options in the event that Putnam Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the conversion. If either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of PB Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $6.00 per share to $12.00 per share.

Share Price	116,875 Shares Awarded at Minimum of Offering Range	137,500 Shares Awarded at Midpoint of Offering Range	158,125 Shares Awarded at Maximum of Offering Range	181,850 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)

$6.00	$701	$825	$949	$1,091
8.00	935	1,100	1,265	1,455
10.00	1,169	1,375	1,581	1,819
12.00	1,403	1,650	1,898	2,182

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of PB Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $6.00 per share to $12.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

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Exercise Price	Grant-Date Fair Value Per Option	292,188 Options at Minimum of Offering Range	343,750 Options at Midpoint of Offering Range	395,313 Options at Maximum of Offering Range	454,609 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)

$6.00	$1.68	$491	$578	$664	$764
8.00	2.24	655	770	886	1,018
10.00	2.80	818	963	1,107	1,273
12.00	3.36	982	1,155	1,328	1,527

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $8.00 per share. Before you make an investment decision, we urge you to read this proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of PSB Holdings held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of November 3, 2015.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)		Percent of All Common Stock Outstanding

Charles W. Bentley, Jr.	97,189	(2)	1.5%
Thomas A. Borner	188,388	(3)	2.9
Robert J. Halloran, Jr.	22,511	(4)	*
Paul M. Kelly	45,405	(5)	*
Richard A. Loomis	32,299	(6)	*
John P. Miller	13,055		*
Charles H. Puffer	76,303		1.2
Jitendra K. Sinha	17,000		*

All directors and executive officers as a group (8 persons)	492,150		7.5%

Putnam Bancorp, MHC 40 Main Street Putnam, Connecticut 06260	3,729,846		57.0%

*	Less than 1%.
(1)	Included in the shares beneficially owned by the listed individuals are options to purchase shares of common stock, which are exercisable within 60 days of November 3, 2015, as follows: Mr. Bentley – 3,000; and Mr. Miller – 3,000.
(2)	Includes 22,640 shares held by Mr. Bentley’s spouse.
(3)	Includes 6,818 estimated allocated shares held in the Employee Stock Ownership Plan, 170,470 shares held jointly with Mr. Borner’s spouse and 11,100 shares held by Mr. Borner’s spouse.
(4)	Includes 5,685 estimated allocated shares held in the Employee Stock Ownership Plan. Mr. Halloran has 7,621 shares pledged as collateral.
(5)	Includes 5,879 shares held in trust.
(6)	Includes 2,053 shares held in trust.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of PB Bancorp’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of PSB Holdings common stock as of November 3, 2015;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “Proposal 1 — Approval of The Plan of Conversion and Reorganization—Additional Limitations on Common Stock Purchases.” Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner	Exchange Shares to Be Held (1)	Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Charles W. Bentley, Jr.	74,077	10,000	$80,000	84,077	1.6%
Thomas A. Borner	143,589	37,500	300,000	181,089	3.6
Robert J. Halloran, Jr.	17,157	2,500	20,000	19,657	*
Paul M. Kelly	34,607	5,000	40,000	39,607	*
Richard A. Loomis	24,618	10,000	80,000	34,618	*
John P. Miller	9,950	10,000	80,000	19,950	*
Charles H. Puffer	58,158	10,000	80,000	68,158	1.4
Jitendra K. Sinha	12,957	3,000	24,000	15,957	*
Total for Directors and Executive Officers	375,113	88,000	$704,000	463,113	9.1%

*	Less than 1%.
(1)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.7622 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	At the adjusted maximum of the offering range, directors and executive officers would beneficially own 671,636 shares, or 8.5% of our outstanding shares of common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING
STOCKHOLDERS OF PSB HOLDINGS

General. As a result of the conversion, existing stockholders of PSB Holdings will become stockholders of PB Bancorp. There are differences in the rights of stockholders of PSB Holdings and stockholders of PB Bancorp caused by differences between federal and Maryland law and regulations and differences in PSB Holdings’ federal stock charter and bylaws and PB Bancorp’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of PB Bancorp’s articles of incorporation and bylaws.

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Authorized Capital Stock. The authorized capital stock of PSB Holdings consists of 12,000,000 shares of common stock, $0.10 par value per share, and 1,000,000 shares of preferred stock, $0.10 par value per share.

The authorized capital stock of PB Bancorp consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and PB Bancorp’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of PSB Holdings.

PSB Holdings’ charter and PB Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Putnam Bancorp, MHC is required to own not less than a majority of the outstanding shares of PSB Holdings common stock. Putnam Bancorp, MHC will no longer exist following completion of the conversion.

PB Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas PSB Holdings’ charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by PB Bancorp stockholders due to requirements of the Nasdaq Stock Market and to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither PSB Holdings’ charter or bylaws nor PB Bancorp’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. PSB Holdings’ ability to pay dividends depends, to a large extent, upon Putnam Bank’s ability to pay dividends to PSB Holdings, which is restricted by Connecticut statutes and by federal income tax considerations related to savings banks.

The same restrictions will apply to Putnam Bank’s payment of dividends to PB Bancorp. In addition, Maryland law generally provides that PB Bancorp is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors. PSB Holdings’ bylaws and PB Bancorp’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under PSB Holdings’ bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of PSB Holdings to fill vacancies may only serve until the next election of directors by stockholders. Under PB Bancorp’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

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Limitations on Liability. The charter and bylaws of PSB Holdings do not limit the personal liability of directors or officers.

PB Bancorp’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to PB Bancorp for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit PB Bancorp.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations and PSB Holdings’ Bylaws, PSB Holdings will indemnify its current and former directors, officers and employees for any amount for which that person becomes liable under a judgment in, and any reasonable costs incurred in connection with, any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of PSB Holdings or its stockholders. PSB Holdings also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may become entitled to indemnification.

The articles of incorporation of PB Bancorp provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law. Maryland law allows PB Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of PB Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. PSB Holdings’ bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting. PB Bancorp’s bylaws provide that special meetings of stockholders may be called by the president, the chairman or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. PSB Holdings’ bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with PSB Holdings at least five days before the date of any such meeting.

PB Bancorp’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to PB Bancorp not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of PB Bancorp at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

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Management believes that it is in the best interests of PB Bancorp and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Stockholder Action Without a Meeting. Neither the bylaws of PSB Holdings nor PB Bancorp provide for action to be taken by stockholders without a meeting. However, under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to PSB Holdings, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. PB Bancorp’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. PSB Holdings’ charter contained voting limits based on stock ownership that expired in 2009, five years from the date of the charter.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of PB Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of PB Bancorp’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between PB Bancorp and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of PB Bancorp’s voting stock after the date on which PB Bancorp had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of PB Bancorp at any time after the date on which PB Bancorp had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of PB Bancorp. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

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After the five-year prohibition, any business combination between PB Bancorp and an interested stockholder generally must be recommended by the board of directors of PB Bancorp and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of PB Bancorp, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of PB Bancorp other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if PB Bancorp’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies.

Mergers, Consolidations and Sales of Assets. As a result of an election made in PB Bancorp’s articles of incorporation, a merger or consolidation of PB Bancorp requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of PB Bancorp.

Under Maryland law, a sale of all or substantially all of PB Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of PB Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies.

Evaluation of Offers. The articles of incorporation of PB Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of PB Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of PB Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon PB Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, PB Bancorp and its subsidiaries and on the communities in which PB Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of PB Bancorp;

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•	whether a more favorable price could be obtained for PB Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of PB Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of PB Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of PB Bancorp to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

PSB Holdings’ charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, stockholders of PB Bancorp will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which PB Bancorp is a party as long as the common stock of PB Bancorp trades on a national securities exchange.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies.

Amendment of Governing Instruments. No amendment of PSB Holdings’ charter may be made unless it is first proposed by the board of directors, then approved or preapproved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to PSB Holdings’ bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of PSB Holdings at any legal meeting.

PB Bancorp’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

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(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire PB Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by PB Bancorp;

(xi)	the limitation of liability of officers and directors to PB Bancorp for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations; and

(xiv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

PB Bancorp’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF PB BANCORP

Although the board of directors of PB Bancorp is not aware of any effort that might be made to obtain control of PB Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of PB Bancorp’s articles of incorporation to protect the interests of PB Bancorp and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Putnam Bank, PB Bancorp or PB Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, PB Bancorp’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. PB Bancorp’s articles of incorporation and bylaws are included as part of Putnam Bancorp, MHC’s application for conversion filed with the Federal Reserve Board, PB Bancorp’s registration statement filed with the Securities and Exchange Commission and PB Bancorp’s application filed with the Connecticut Department of Banking. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of PB Bancorp

Maryland law, as well as PB Bancorp’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so.

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In addition, these provisions will also render the removal of the board of directors or management of PB Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Putnam Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of PB Bancorp’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, PB Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of PB Bancorp Following the Conversion.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. PB Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of PB Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of PB Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of PSB Holdings—Amendment of Governing Instruments.”

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The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of PB Bancorp’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be cast at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of PB Bancorp in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between PB Bancorp and an “interested stockholder.” See “Comparison of Stockholder Rights for Existing Stockholders of PSB Holdings—Mergers, Consolidations and Sales of Assets.”

Evaluation of Offers. The articles of incorporation of PB Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of PB Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of PB Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholder Rights for Existing Stockholders of PSB Holdings—Evaluation of Offers.”

Purpose and Anti-Takeover Effects of PB Bancorp’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of PB Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of PB Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of PB Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of PB Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of PB Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in

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such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with PB Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

Connecticut Banking Law

Under Connecticut law, no person may make a tender offer for, or a request or invitation for tenders of, enter into any agreement to exchange securities for, or acquire, directly or indirectly, the beneficial ownership of (1) more than 10% or (2) 25% or more of any class of voting securities of any Connecticut bank or holding company unless an acquisition statement with respect to the proposed transaction has not been disapproved by the Commissioner prior to the time the tender offer, request or invitation is made to security holders or prior to the effective date of any agreement entered into, or prior to the acquisition of such securities if no offer or agreement is involved.

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DESCRIPTION OF CAPITAL STOCK OF PB BANCORP
FOLLOWING THE CONVERSION

General

PB Bancorp is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. PB Bancorp currently expects to issue in the offering and exchange up to 7,880,590 shares of common stock, at the adjusted maximum of the offering range. PB Bancorp will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. PB Bancorp may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if PB Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth above, PB Bancorp may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by PB Bancorp is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce PB Bancorp’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of PB Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If PB Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of PB Bancorp will have exclusive voting rights in PB Bancorp. They will elect PB Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of PB Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If PB Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a Connecticut-chartered stock savings bank, corporate powers and control of Putnam Bank are vested in its board of directors, who elect the officers of Putnam Bank and who fill any vacancies on the board of directors. Voting rights of Putnam Bank are vested exclusively in the owners of the shares of capital stock of Putnam Bank, which will be PB Bancorp, and voted at the direction of PB Bancorp’s board of directors. Consequently, the holders of the common stock of PB Bancorp will not have direct control of Putnam Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Putnam Bank, PB Bancorp, as the holder of 100% of Putnam Bank’s capital stock, would be entitled to receive all assets of Putnam Bank available for distribution, after payment or provision for payment of all debts and liabilities of Putnam Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of PB Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of

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PB Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of PB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of PB Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for PB Bancorp’s common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

EXPERTS

The consolidated financial statements of PSB Holdings and Subsidiary as of June 30, 2015 and 2014, and for each of the years then ended, have been included herein and in the registration statement in reliance upon the reports of Wolf & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to PB Bancorp, Putnam Bancorp, MHC, PSB Holdings and Putnam Bank, has issued to PB Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Whittlesey & Hadley, P.C., Hartford, Connecticut has provided an opinion to us regarding the Connecticut income tax consequences of the conversion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. and, in the event of a syndicated offering, for any other co-managers, by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

PB Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including PB Bancorp. The statements contained in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

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Putnam Bancorp, MHC has filed an application for approval of the conversion with the Federal Reserve Board, and PB Bancorp has filed a savings and loan holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Scott Chu, Supervisory Analyst, of the Federal Reserve Bank of Boston, at (617) 973-3088. The plan of conversion is available, upon request, at each of Putnam Bank’s offices.

PB Bancorp has filed an application with the Connecticut Department of Banking with respect to PB Bancorp becoming the holding company for Putnam Bank, and with respect to the amendments to Putnam Bank’s certificate of incorporation. The application may be inspected, without charge, at the offices of the Connecticut Department of Banking, 260 Constitution Plaza, Hartford, Connecticut 06103.

In connection with the offering, PB Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, PB Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, PB Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 40 Main Street, Putnam, Connecticut 06260, no later than June 3, 2016. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Provisions of PSB Holdings’ Bylaws. Under PSB Holdings’ Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not less than five days in advance of such meeting, subject to certain exceptions) by the Secretary of PSB Holdings.

Provisions of PB Bancorp’s Bylaws. PB Bancorp’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, PB Bancorp’s Secretary must receive written notice not earlier than the 120th day nor later than the 110th day prior to date of the annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on PB Bancorp’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of PB Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

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The notice with respect to director nominations must include: (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors of PB Bancorp; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of PB Bancorp’s Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or regulation; and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on PB Bancorp’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of PB Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

The 2016 annual meeting of stockholders is expected to be held November 4, 2016. If the conversion is completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than July 17, 2016 and no later than July 27, 2016. If notice is received before July 17, 2016 or after July 27, 2016, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting. If the conversion is not completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us by November 1, 2016. If notice is received after November 1, 2016, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Nothing in this proxy statement/prospectus shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and Proxy Card are available at http://www.edocumentview.com/PSBI.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus. However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PSB HOLDINGS, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

PSB Holdings, Inc.

We have audited the consolidated balance sheets of PSB Holdings, Inc. and Subsidiary (the “Company”) as of June 30, 2015 and 2014, and the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PSB Holdings, Inc. and Subsidiary as of June 30, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 10, 2015

F-2

PSB Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

June 30, 2015 and 2014

(In thousands, except share data)

	2015	2014
ASSETS
Cash and due from depository institutions	$4,562	$4,573
Interest-bearing deposits with other banks	764	2,762
Cash and cash equivalents	5,326	7,335

Investments in available-for-sale securities, at fair value	45,657	48,081
Investments in held-to-maturity securities (fair value of $165,644 as of June 30, 2015 and $143,257 as of June 30, 2014)	164,096	142,176
Federal Home Loan Bank stock, at cost	5,371	5,927
Loans held-for-sale	-	100

Loans	226,221	232,506
Allowance for loan losses	(2,175)	(2,380)
Net loans	224,046	230,126
Premises and equipment	3,763	4,037
Accrued interest receivable	1,051	1,018
Other real estate owned	3,155	1,549
Goodwill	6,912	6,912
Bank-owned life insurance	9,427	9,150
Deferred tax asset	2,704	2,661
Other assets	2,093	1,967
Total assets	$473,601	$461,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$59,854	$53,021
Interest-bearing	297,787	294,235
Total deposits	357,641	347,256
Mortgagors’ escrow accounts	2,363	2,267
Federal Home Loan Bank advances	56,740	53,500
Securities sold under agreements to repurchase	2,797	4,181
Other liabilities	2,316	2,384
Total liabilities	421,857	409,588

Commitments and Contingencies (Notes 4, 9 and 11)

Stockholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.10 par value, 12,000,000 shares authorized, 6,943,125 shares issued, 6,541,561 shares outstanding at June 30, 2015 and June 30, 2014	694	694
Additional paid-in capital	30,602	30,602
Retained earnings	25,919	25,793
Accumulated other comprehensive loss	(198)	(237)
Unearned ESOP shares	(1,182)	(1,310)
Treasury stock, at cost (401,564 shares at June 30, 2015 and June 30, 2014)	(4,091)	(4,091)
Total stockholders’ equity	51,744	51,451
Total liabilities and stockholders’ equity	$473,601	$461,039

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PSB Holdings, Inc. and Subsidiary

Consolidated Statements of Net Income

Years Ended June 30, 2015 and 2014

(In thousands, except share data)

	2015	2014
Interest and dividend income:
Interest and fees on loans	$9,543	$10,162
Interest on debt securities	3,434	3,200
Dividends on marketable equity securities	459	466
Dividends on Federal Home Loan Bank stock	91	65
Other interest and dividend income	47	11
Total interest and dividend income	13,574	13,904

Interest expense:
Interest on deposits	2,162	2,444
Interest on Federal Home Loan Bank advances	1,421	1,540
Interest on securities sold under agreements to repurchase	25	15
Total interest expense	3,608	3,999
Net interest and dividend income	9,966	9,905
Provision for loan losses	535	55
Net interest and dividend income after provision for loan losses	9,431	9,850

Non-interest income:
Total other-than-temporary impairment losses on debt securities	(414)	(231)
Portion of losses recognized in other comprehensive income	259	221
Net impairment losses recognized in earnings	(155)	(10)
Fees for services	1,710	1,768
Mortgage banking activities	97	72
Net commissions from brokerage services	151	127
Bank-owned life insurance income	277	291
Other income	177	244
Total non-interest income	2,257	2,492

Non-interest expense:
Compensation and benefits	6,213	5,915
Occupancy and equipment	1,247	1,198
Data processing	841	827
LAN/ WAN network	148	146
Advertising and marketing	195	174
Regulatory assessment	78	191
Professional fees	477	465
FDIC deposit insurance	378	551
Other real estate owned	432	265
Write-down of other real estate owned	49	228
Other	1,144	1,227
Total non-interest expense	11,202	11,187

Income before income tax (benefit) expense	486	1,155

Income tax (benefit) expense	(65)	152
Net income	$551	$1,003

Earnings per common share:
Basic	$0.09	$0.16
Diluted	$0.09	$0.16
Weighted average common shares outstanding:
Basic	6,415,376	6,402,597
Diluted	6,415,376	6,402,597

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PSB Holdings, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended June 30, 2015 and 2014

	2015	2014
	(In thousands)

Net income	$551	$1,003

Other comprehensive income:
Net unrealized holding gains on available-for-sale securities	166	644
Reclassification adjustment for losses realized in income on available-for-sale securities (1)	155	10
Non credit portion of other-than-temporary losses on available-for-sale securities	(259)	(221)

Other comprehensive income before tax	62	433
Income tax expense related to other comprehensive income	(23)	(147)
Other comprehensive income net of tax	39	286

Total comprehensive income	$590	$1,289

(1)	Amounts are included in net impairment losses recognized in earnings in non-interest income on the consolidated statements of net income. Income tax benefit associated with these reclassification adjustments was $53,000 and $3,000 for the years ended June 30, 2015 and 2014, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PSB Holdings, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended June 30, 2015 and 2014

				Accumulated
		Additional		Other	Unearned
	Common	Paid-in	Retained	Comprehensive	ESOP	Treasury
	Stock	Capital	Earnings	Loss	Shares	Stock	Total
	(In thousands)

Balance at June 30, 2013	$694	$30,602	$24,836	$(523)	$(1,437)	$(4,091)	$50,081

Comprehensive income	-	-	1,003	286	-	-	1,289
ESOP shares committed to be released (12,779 shares)	-	-	(46)	-	127	-	81

Balance at June 30, 2014	694	30,602	25,793	(237)	(1,310)	(4,091)	51,451

Comprehensive income	-	-	551	39	-	-	590
Cash dividends declared ($0.06 per share)	-	-	(393)	-	-	-	(393)
ESOP shares committed to be released (12,779 shares)	-	-	(32)	-	128	-	96

Balance at June 30, 2015	$694	$30,602	$25,919	$(198)	$(1,182)	$(4,091)	$51,744

The accompanying notes are an integral part of these consolidate financial statements.

F-6

PSB Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended June 30, 2015 and 2014

	2015	2014
	(In thousands)

Cash flows from operating activities:
Net income	$551	$1,003
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of securities, net	1,253	1,236
Impairment losses on securities	155	10
Net decrease in loans held for sale	100	937
Amortization of deferred loan costs, net	138	75
Provision for loan losses	535	55
Gain on sale of other real estate owned	(104)	(62)
Write-down of other real estate owned	49	228
Loss on sale of premises and equipment	-	2
Depreciation and amortization - premises and equipment	341	334
Amortization - software	121	110
(Increase) decrease in accrued interest receivable and other assets	(247)	375
Increase in cash surrender value of bank-owned life insurance	(277)	(291)
Decrease in other liabilities	(68)	(159)
Deferred tax (benefit) expense	(66)	94
Amortization of ESOP expense	96	81
Net cash provided by operating activities	2,577	4,028

Cash flows from investing activities:
Purchase of available-for-sale securities	(3,067)	(15,987)
Proceeds from maturities and paydowns of available-for-sale securities	5,276	6,636
Purchase of held-to-maturity securities	(51,816)	(37,263)
Proceeds from calls, paydowns and maturities of held-to-maturity securities	28,765	28,983
Redemption of Federal Home Loan Bank stock	556	1,026
Loan repayments net of originations	3,694	775
Loan purchases	(1,209)	-
Recoveries of loans previously charged off	281	83
Proceeds from sale of other real estate owned	1,109	1,036
Capital expenditures - premises and equipment	(67)	(136)
Capital expenditures - software	(33)	(60)
Capital expenditures - other real estate owned	(19)	(29)
Net cash used in investing activities	(16,530)	(14,936)

(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

PSB Holdings, Inc. and Subsidiary

Consolidated Statement of Cash Flows - (Concluded)

Years Ended June 30, 2015 and 2014

	2015	2014
	(In thousands)

Cash flows from financing activities:
Net increase in deposit accounts	10,385	5,971
Net increase in mortgagors’ escrow accounts	96	147
Proceeds from long-term Federal Home Loan Bank advances	10,000	2,500
Repayment of long-term Federal Home Loan Bank advances	(11,000)	(2,500)
Net increase in short-term Federal Home Loan Bank advances	4,240	-
Net decrease in securities sold under agreements to repurchase	(1,384)	(668)
Cash dividends paid on common stock	(393)	-
Net cash provided by financing activities	11,944	5,450

Decrease in cash and cash equivalents	(2,009)	(5,458)
Cash and cash equivalents at beginning of year	7,335	12,793
Cash and cash equivalents at end of year	$5,326	$7,335

Supplemental disclosures:
Cash paid (refunded) during the period for:
Interest	$3,618	$4,018
Income taxes paid	(554)	1
Loans transferred to other real estate owned	2,641	1,057

The accompanying notes are an integral part of these consolidated financial statements.

F-8

PSB Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended June 30, 2015 and 2014

1. NATURE OF OPERATIONS

PSB Holdings, Inc. (the “Company”) is a federally chartered holding company formed on May 27, 2003 for the purpose of acquiring all of the common stock of Putnam Bank (the “Bank”) concurrent with the Bank’s reorganization from a mutual savings institution to the mutual holding company form of organization. No shares were offered to the public as part of this reorganization.

On October 4, 2004, the Company completed a plan of stock issuance pursuant to which 44.5% of its common stock was sold to eligible depositors and the Putnam Savings Bank Employee Stock Ownership Plan (“ESOP”). The Company issued a total of 6,943,125 shares.

3,729,846 shares, representing 53.72% of total shares issued, were issued to Putnam Bancorp MHC in exchange for its ownership of the Bank. The sole purpose of Putnam Bancorp MHC is to own a majority of the common stock of PSB Holdings, Inc.

As part of the stock issuance, the Bank established the ESOP, which purchased 257,062 shares of common stock. The ESOP borrowed the necessary funds from the Company. The Bank intends to make annual contributions adequate to meet the debt service requirements of the ESOP.

In connection with the stock offering the Company established The Putnam Savings Foundation and contributed 123,588 shares of common stock, representing 4% of shares sold to the public. The Foundation supports charities in the geographic area the Bank serves.

On August 27, 2014, the Bank filed a notice of intent to convert from a federally-chartered savings bank to a Connecticut-chartered bank that is a member of the Federal Reserve System.  PSB Holdings, Inc. and Putnam Bancorp, MHC would remain savings and loan holding companies.  The charter conversion became effective on December 30, 2014.

The Bank is a state chartered savings bank and provides a full range of banking services to individual and small business customers located primarily in Connecticut. The Bank is subject to competition from other financial institutions throughout the region. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company’s loan portfolio is comprised of loans collateralized by real estate located in the state of Connecticut.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements of the Company were prepared using the accrual basis of accounting. The significant accounting policies of the Company are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the allowance for loan losses, other-than-temporary impairment of securities, the valuation of goodwill and the realizability of deferred tax assets.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, Windham North Properties, LLC, PSB Realty, LLC, and Putnam

F-9

Bank Mortgage Servicing Company. Windham North Properties, LLC is used to acquire title to selected properties on which Putnam Bank forecloses. PSB Realty, LLC owns a parcel of real estate located immediately adjacent to Putnam Bank’s main office. This real estate is utilized as a loan center for Putnam Bank and there are no outside tenants that occupy the premises. PSB Realty, LLC also owns the 40 High Street, Norwich branch building and real estate. Putnam Bank Mortgage Servicing Company is a qualified “passive investment company” that is intended to reduce Connecticut state taxes on interest earned on real estate loans. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Reclassifications

Reclassifications are made to prior year financial statements when necessary to conform to the current year presentation.

Cash and Cash Equivalents

For the purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from depository institutions and interest-bearing deposits with other banks.

Cash and due from banks as of June 30, 2015 and 2014 includes $425,000 which is subject to withdrawal and usage restrictions to satisfy the reserve requirements and target balances of Bankers Bank Northeast.

Cash is maintained in bank accounts which, at times, may exceed insured limits. The Company has not experienced any issues in such accounts and does not believe it is exposed to any significant credit risk on this cash.

Securities

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis. All security transactions are recorded on the trade date.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities are classified as available-for-sale.

Held-to-maturity securities are measured at amortized cost on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in other comprehensive income/loss, but are disclosed in the notes to the consolidated financial statements.

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are included in other comprehensive income/loss, net of applicable taxes.

Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings. The Company held no securities classified as trading at June 30, 2015 and 2014.

Each reporting period, the Company evaluates all securities classified as available-for-sale or held-to-maturity, with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”).

OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes.

F-10

Federal Home Loan Bank of Boston Stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB of Boston may declare dividends on the stock. The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the stock. As of June 30, 2015, no impairment has been recognized.

Loans Held-For-Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are provided for in a valuation allowance by charges to income.

Interest income on loans held-for-sale is accrued currently and classified as interest on loans.

Loans

The Company’s loan portfolio includes residential real estate, commercial real estate, residential construction, commercial and consumer/other segments. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on all loans is discontinued at the time a loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.

The allowance for loan losses is evaluated on a quarterly basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general, specific and unallocated components, as further described below.

General component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, residential construction, commercial and consumer/other. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; loan concentrations; trends in volume and terms of loans; changes in lending practices and procedures; changes in lending management and staff; changes in the value of underlying collateral; changes in the quality of the loan review system; national and local economic trends and conditions and the effects of other external factors. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2015.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate - The Company does not originate loans with a loan-to-value ratio greater than 100% and does not originate subprime loans. Loans originated with a loan-to-value ratio greater than 80% generally require private mortgage insurance. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

F-11

Commercial real estate - Loans in this segment are primarily income-producing properties throughout New England. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management obtains rent rolls annually and continually monitors the cash flows of these loans.

Residential construction – Loans in this segment primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer/other - Loans in this segment are generally secured and repayment is dependent on the credit quality of the individual borrower.

Specific component

The specific component relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent or foreclosure is probable. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer/other and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (“TDR”) agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All TDRs are classified as impaired.

Unallocated component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general reserves in the portfolio.

Loan Servicing

The Bank originates and sells mortgage loans in the secondary market and may retain the servicing of these loans. Mortgage servicing assets are recognized as separate assets when rights are acquired through the purchase of rights or sale of these loans. Capitalized servicing rights are reported at fair value in other assets on the consolidated balance sheets, with changes in fair value reported in other non-interest income on the consolidated statements of net income. Fair value is determined using prices for similar assets with similar characteristics when available, or based upon discounted cash flows using market-based assumptions.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in earnings. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets or term of lease if

F-12

shorter. Estimated lives are 5 to 40 years for buildings and premises, 3 to 20 years for furniture, fixtures and equipment and lease terms range from 1 to 25 years. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to expense as incurred.

Other Real Estate Owned

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures. These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are charged to earnings.

Goodwill

Goodwill is measured as the excess of the cost of a business acquisition over the sum of the amounts assigned to identifiable tangible and intangible assets acquired less liabilities assumed. Goodwill is not amortized but is reviewed for impairment annually or more frequently if circumstances warrant. In 2015 and 2014, the Company used the following two-step approach for reviewing goodwill for impairment:

The first step (“Step 1”) is used to identify potential impairment, and involves comparing the reporting unit’s (the consolidated Company) estimated fair value to its carrying amount, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill is not deemed to be impaired. Should the carrying amount of the reporting unit exceed its estimated fair value, an indicator of impairment is deemed to exist and a second step is performed to measure the amount of such impairment, if any. The second step (“Step 2”) involves calculating the implied fair value of goodwill. The implied fair value of goodwill is determined in a manner similar to how the amount of goodwill is determined in a business combination (i.e. by measuring the excess of the estimated fair value, as determined in Step 1, over the aggregate estimated fair values of the individual assets, liabilities, and identifiable intangibles as of the impairment testing date). If the implied fair value of goodwill exceeds the carrying amount of goodwill assigned to the reporting unit, no impairment exists. If the carrying amount of goodwill exceeds the implied fair value of the goodwill, an impairment loss is recorded in an amount equal to such excess. An impairment loss cannot exceed the carrying amount of goodwill, and the loss (write-down) establishes a new carrying amount for the goodwill. Subsequent reversal of goodwill impairment losses is not permitted. Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which are dependent on internal forecasts, estimation of the long-term rate of growth, the period over which cash flows will occur, and determination of our cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions related to goodwill impairment. For the years ended June 30, 2015 and 2014, the Company had no goodwill impairment.

Bank-owned Life Insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are reflected in non-interest income on the consolidated statements of net income and are not subject to income taxes.

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and Cash Equivalents: The carrying amounts of cash and cash equivalents approximate fair values based on the short-term nature of the assets.

Investment Securities and FHLB Stock: Fair value measurements on investment securities are generally obtained from a third party pricing source. The fair value of securities held-to-maturity and available-for-sale is estimated based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, pricing models, discounted cash flow methodologies or other similar techniques as appropriate. Ownership of FHLB of Boston stock is restricted to member banks; therefore, the stock is not traded. The estimated fair value of FHLB of Boston stock is equal to its carrying value, which represents the price at which the FHLB of Boston is obligated to redeem its stock.

F-13

Loans, net: For valuation purposes, the loan portfolio was segregated into its significant categories, which are residential real estate, commercial real estate, residential construction, commercial and consumer/other loans. These categories were further segregated, where appropriate, into components based on significant financial characteristics such as type of interest rate (fixed or adjustable). Fair values were estimated for each component using assumptions developed by management and a valuation model provided by a third party specialist.

The fair values of residential real estate, commercial real estate, residential construction, commercial and consumer/other loans were estimated by discounting the anticipated cash flows from the respective portfolios. Estimates of the timing and amount of these cash flows considered factors such as future loan prepayments. The discount rates reflected current market rates for loans with similar terms to borrowers of similar credit quality. The fair value of home equity lines of credit was based on the outstanding loan balances. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Loans held for sale: Loans held for sale are accounted for at the lower of cost or market and the fair value of loans held for sale are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted as required for changes in loan characteristics.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Deposits and Mortgagors’ Escrow: The fair value of deposits with no stated maturity such as demand deposits, NOW, regular savings, and money market deposit accounts, and mortgagors’ escrow accounts, is equal to the amount payable on demand. The fair value estimates do not include the benefit that results from the generally lower cost of funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The fair value estimate of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using market rates currently offered for deposits having similar remaining maturities.

Federal Home Loan Bank Advances: The fair values of the Company’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Securities Sold Under Agreements to Repurchase: The Company enters into overnight repurchase agreements with its customers. Since these agreements are short-term instruments, the fair value of these agreements approximates their recorded balance.

Off-Balance Sheet Instruments: The fair value of off-balance-sheet mortgage lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. In the case of the commitments discussed in Note 11, the fair value equals the carrying amounts which are not significant.

Earnings per Share (EPS)

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. If rights to dividends on unvested options/awards are non-forfeitable, these unvested awards/options are considered outstanding in the computation of basic earnings per share. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method.

Treasury shares and unallocated ESOP shares are not deemed outstanding for earnings per share calculations.

F-14

The calculation of basic and diluted earnings per share for the years ended June 30, 2015 and 2014 is presented below:

	Years Ended June 30,
	2015	2014

Net income	$551,000	$1,003,000

Weighted average common shares applicable to basic EPS	6,415,376	6,402,597
Effect of dilutive potential common shares	-	-
Weighted average common shares applicable to diluted EPS	6,415,376	6,402,597
Earnings per share:
Basic	$0.09	$0.16
Diluted	$0.09	$0.16

At June 30, 2015 and 2014, options for 199,106 shares were not included in the computation of earnings per share as the effects were anti-dilutive.

Transfers of Financial Assets

Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets.

Advertising

The Company directly expenses costs associated with advertising as they are incurred.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid-in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

Employee Benefit Plans

The Company established an ESOP as part of its minority stock issuance on October 4, 2004. Unearned ESOP shares are not considered outstanding and are therefore not taken into account when computing earnings per share. Unearned ESOP shares are presented as a reduction to stockholders’ equity and represent shares to be allocated to ESOP participants in future periods for services provided to the Company. As shares are committed to be released, compensation expense is recognized for the fair market value of the stock and stockholders’ equity is increased by a corresponding amount. The loan to the ESOP will be repaid principally from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over a period of 20 years.

As more fully described in Note 13, the Company has a stock-based incentive plan authorizing various types of incentive awards that may be granted to directors, officers and employees. The Company records share-based

F-15

compensation expense related to outstanding stock option and restricted stock awards based upon the fair value at the date of grant over the vesting period of such awards on a straight-line basis.

Recent Accounting and Regulatory Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this Update create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date, which defers the original effective dates of ASU 2014-09. The amendments in Update 2014-09 are now effective for annual reporting periods, including interim periods, beginning after December 15, 2017. Early application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. Management is currently evaluating the impact to the consolidated financial statements of adopting this Update.

F-16

3. INVESTMENT SECURITIES

Debt and equity securities have been classified on the consolidated balance sheets according to management’s intent. The amortized cost of securities and their fair values, by maturity, are as follows as of the dates indicated:

	Amortized	Gross Unrealized		Fair
	Cost Basis	Gain	(Loss)	Value
	(In thousands)
June 30, 2015:

Available-for-sale:
Debt securities:
U.S. government and government-sponsored securities:
Due from one through five years	$1,000	$-	$(9)	$991

Corporate bonds and other securities:
Due after ten years	5,999	-	(795)	5,204

U.S. Government-sponsored and guaranteed mortgage-backed securities:
Due from one through five years	391	14	-	405
From five through ten years	9,374	125	-	9,499
After ten years	13,280	419	(1)	13,698
	23,045	558	(1)	23,602
Non-agency mortgage-backed securities:
Due after ten years	5,913	308	(361)	5,860
Total debt securities	35,957	866	(1,166)	35,657

Equity securities:
Auction rate preferred - due after 10 years	10,000	-	-	10,000

Total available-for-sale securities	$45,957	$866	$(1,166)	$45,657

F-17

	Amortized	Gross Unrealized		Fair
	Cost Basis	Gain	(Loss)	Value
	(In thousands)
June 30, 2014:

Available-for-sale:
Debt securities:
U.S. government and government-sponsored securities:
Due from five through ten years	$1,000	$-	$(24)	$976

Corporate bonds and other securities:
Due after ten years	5,999	-	(836)	5,163

U.S. Government-sponsored and guaranteed mortgage-backed securities:
Due from one through five years	684	37	-	721
From five through ten years	11,593	189	-	11,782
After ten years	12,426	377	(44)	12,759
	24,703	603	(44)	25,262
Non-agency mortgage-backed securities:
Due after ten years	6,741	321	(382)	6,680
Total debt securities	38,443	924	(1,286)	38,081

Equity securities:
Auction rate preferred - due after 10 years	10,000	-	-	10,000

Total available-for-sale securities	$48,443	$924	$(1,286)	$48,081

	Amortized	Gross Unrealized		Fair
	Cost Basis	Gain	(Loss)	Value
	(In thousands)
June 30, 2015:

Held-to-maturity:
U.S. Government and government-sponsored securities:
Due in one through five years	$9,245	$70	$(4)	$9,311
From five through ten years	954	98	-	1,052
	10,199	168	(4)	10,363

U.S. Government-sponsored and guaranteed mortgage-backed securities:
Due in five through ten years	3,304	127	-	3,431
After ten years	150,593	1,845	(588)	151,850
	153,897	1,972	(588)	155,281

Total held-to-maturity securities	$164,096	$2,140	$(592)	$165,644

F-18

	Amortized	Gross Unrealized		Fair
	Cost Basis	Gain	(Loss)	Value
	(In thousands)
June 30, 2014:

Held-to-maturity:
U.S. Government and government-sponsored securities:
Due in one through five years	$5,262	$4	$(28)	$5,238
From five through ten years	4,929	122	-	5,051
	10,191	126	(28)	10,289

U.S. Government-sponsored and guaranteed mortgage-backed securities:
Due in five through ten years	4,445	190	-	4,635
After ten years	127,540	1,831	(1,038)	128,333
	131,985	2,021	(1,038)	132,968

Total held-to-maturity securities	$142,176	$2,147	$(1,066)	$143,257

There were no sales of securities available-for-sale during the years ended June 30, 2015 and June 30, 2014.

As of June 30, 2015 and 2014, the total carrying value of securities pledged as collateral to secure public deposits, the Federal Reserve Bank discount window, borrowings, and repurchase agreements was $124,343,000 and $116,525,000, respectively.

F-19

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more are as follows as of the dates indicated:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(In thousands)
June 30, 2015:

Available-for-sale:
U.S. Government and government-sponsored securities	$-	$-	$991	$9	$991	$9
Corporate bonds and other securities	-	-	5,204	795	5,204	795
U.S. Government-sponsored and guaranteed mortgage-backed securities	2,430	1	-	-	2,430	1
Total temporarily impaired available-for-sale securities	2,430	1	6,195	804	8,625	805

Held-to-maturity:
U.S. Government and government-sponsored securities	2,251	4	-	-	2,251	4
U.S. Government-sponsored and guaranteed mortgage-backed securities	46,247	261	12,630	327	58,877	588
Total temporarily impaired held-to-maturity	48,498	265	12,630	327	61,128	592

Other-than-temporarily impaired debt securities: (1)
Non-agency mortgage-backed securities	563	6	3,001	355	3,564	361
Total temporarily impaired and other-than- temporarily impaired securities	$51,491	$272	$21,826	$1,486	$73,317	$1,758

June 30, 2014:

Available-for-sale:
U.S. Government and government-sponsored securities	$-	$-	$976	$24	$976	$24
Corporate bonds and other securities	-	-	5,163	836	5,163	836
U.S. Government-sponsored and guaranteed mortgage-backed securities	2,370	1	3,931	43	6,301	44
Total temporarily impaired available-for-sale securities	2,370	1	10,070	903	12,440	904

Held-to-maturity:
U.S. Government and government-sponsored securities	1,004	1	3,229	27	4,233	28
U.S. Government-sponsored and guaranteed mortgage-backed securities	31,059	103	46,612	935	77,671	1,038
Total temporarily impaired held-to-maturity	32,063	104	49,841	962	81,904	1,066

Other-than-temporarily impaired debt securities: (1)
Non-agency mortgage-backed securities	-	-	3,301	382	3,301	382
Total temporarily impaired and other-than- temporarily impaired securities	$34,433	$105	$63,212	$2,247	$97,645	$2,352

(1)	Includes other-than-temporary impaired available-for-sale debt securities in which a portion of the other-than-temporary impairment loss remains in accumulated other comprehensive loss.

At June 30, 2015, 31 U.S. government-sponsored and guaranteed securities have unrealized losses with aggregate depreciation of 0.9% from the Company’s amortized cost basis. The unrealized losses were primarily caused by interest rate fluctuations. These investments are guaranteed or sponsored by the U.S. government or an agency thereof. Accordingly, it is expected that the securities would not be settled at a price less than the par value of the investment. Because the decline in market value is attributable to changes in interest rates and not to credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2015.

At June 30, 2015, 5 corporate bonds and other securities have unrealized losses with aggregate depreciation of 13.3% from the Company’s amortized cost basis. These unrealized losses relate to investments in single issuer trust preferred securities (“TRUPS”) issued by companies within the financial services sector. Single issuer TRUPs are not considered covered funds under the Volker rule. The single-issuer trust preferred investments are evaluated for other-than-temporary impairment by performing a present value of cash flows each quarter. None of the issuers

F-20

have deferred interest payments or announced the intention to defer interest payments. The Company believes the decline in fair value is related to the spread over three-month LIBOR, on which the quarterly interest payments are based, as the spread over LIBOR being received is significantly lower than current market spreads. Management concluded the impairment of these investments was considered temporary and asserts that the Company does not have the intent to sell these investments and that it is more likely than not it will not have to sell the investments before recovery of their cost bases which may be at maturity.

For the year ended June 30, 2015, securities with other-than-temporary impairment losses related to credit loss that were recognized in earnings consisted of non-agency mortgage-backed securities. For these debt securities, the Company estimated the portion of loss attributable to credit loss using a discounted cash flow model. Significant inputs included the estimated cash flows of the underlying loans based on key assumptions, such as default rate, loss severity and prepayment rate. Assumptions can vary widely from security to security, and are influenced by such factors as loan interest rate, geographical location of the borrower, borrower characteristics and collateral type. The present value of the expected cash flows was compared to the Company’s amortized cost basis to determine the credit-related impairment loss. Based on the expected cash flows derived from the model, the Company expects to recover the remaining unrealized losses on these securities.

For those debt securities for which the fair value of the security is less than its amortized cost and the Company does not intend to sell such security and it is more likely than not that it will not be required to sell such security prior to the recovery of its amortized cost basis less any credit losses, the credit component of the other-than-temporary impairment losses is recognized in earnings while the non-credit component is recognized in other comprehensive income/loss, net of related taxes.

Activity related to the credit component recognized in earnings on debt securities held by the Company for which a portion of other-than-temporary impairment was recognized in accumulated other comprehensive loss for the years ended June 30, 2015 and 2014 is as follows (in thousands):

Balance as of June 30, 2013	$15,733

Credit losses on securities for which other-than-temporary impairment was not previously recorded	-
Additional credit losses on securities for which an other-than-temporary impairment charge was previously recorded	10
Reductions for securities sold during the period	-

Balance as of June 30, 2014	15,743

Credit losses on securities for which other-than-temporary impairment was not previously recorded	-
Additional credit losses on securities for which an other-than-temporary impairment charge was previously recorded	155
Reductions for securities sold during the period	-
Balance as of June 30, 2015	$15,898

Significant assumptions used in the valuation of non-agency mortgage-backed securities were as follows as of June 30, 2015:

	Weighted	Range
	Average	Minimum	Maximum

Prepayment rates	13.7%	0.1%	20.8%
Default rates	4.4%	0.0%	24.0%
Loss severity	33.6%	0.0%	68.8%

F-21

4. LOANS

Loans consisted of the following as of June 30:

	2015	2014
	(In thousands)
Real estate:
Residential (1)	$178,989	$184,380
Commercial	41,762	43,887
Residential construction	1,318	2,661
Commercial	3,327	1,904
Consumer and other	701	627

Total loans	226,097	233,459

Unadvanced construction loans	(680)	(1,658)
	225,417	231,801

Net deferred loan costs	804	705
Allowance for loan losses	(2,175)	(2,380)
Loans, net	$224,046	$230,126

(1)  Residential real estate loans include one-to-four family mortgage loans, second mortgage loans, and home equity lines of credit.

During the year ended June 30, 2015, the Company purchased commercial loans aggregating $1,209,000. No loans were purchased during the year ended June 30, 2014.

F-22

The following tables set forth information regarding the allowance for loan losses and loans by portfolio segment at and for the years ended June 30, 2015 and 2014:

	Residential	Commercial	Residential		Consumer
	Real Estate	Real Estate	Construction	Commercial	and Other	Unallocated	Total
	(In thousands)
Year Ended June 30, 2015
Allowance for loan losses:
Beginning balance	$1,279	$907	$13	$12	$24	$145	$2,380
Charge-offs	(98)	(879)	-	-	(44)	-	(1,021)
Recoveries	45	211	-	12	13	-	281
Provision (credit)	(135)	667	(8)	17	33	(39)	535
Ending balance	$1,091	$906	$5	$41	$26	$106	$2,175

At June 30, 2015
Ending balance: Amount of allowance for loan losses for impaired loans	$103	$-	$-	$17	$-	$-	$120
Ending balance: Amount of allowance for loan losses for non-impaired loans	$988	$906	$5	$24	$26	$106	$2,055

Loans: Ending balance	$178,989	$41,637	$763	$3,327	$701	$-	$225,417	(1)

Ending balance: Impaired loans	$2,413	$4,138	$-	$24	$-	$-	$6,575

Ending balance: Non-impaired loans	$176,576	$37,499	$763	$3,303	$701	$-	$218,842

(1) Does not include deferred fees or costs.

	Residential	Commercial	Residential		Consumer
	Real Estate	Real Estate	Construction	Commercial	and Other	Unallocated	Total
	(In thousands)
Year Ended June 30, 2014
Allowance for loan losses:
Beginning balance	$1,201	$1,315	$22	$17	$36	$102	$2,693
Charge-offs	(200)	(199)	-	-	(52)	-	(451)
Recoveries	37	-	5	14	27	-	83
Provision (credit)	241	(209)	(14)	(19)	13	43	55
Ending balance	$1,279	$907	$13	$12	$24	$145	$2,380

At June 30, 2014
Ending balance: Amount of allowance for loan losses for impaired loans	$104	$104	$-	$-	$-	$-	$208
Ending balance: Amount of allowance for loan losses for non-impaired loans	$1,175	$803	$13	$12	$24	$145	$2,172

Loans: Ending balance	$184,380	$43,315	$1,575	$1,904	$627	$-	$231,801	(1)

Ending balance: Impaired loans	$3,752	$4,387	$-	$397	$-	$-	$8,536

Ending balance: Non-impaired loans	$180,628	$38,928	$1,575	$1,507	$627	$-	$223,265

(1)  Does not include deferred fees or costs.

Credit Quality Information

The Company utilizes a nine grade internal loan rating risk system as follows:

Loans rated 1 – 5 are considered “pass” rated loans with low to average risk.

Loans rated 6 are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 7 are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 8 are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

F-23

Loans rated 9 are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, residential construction, and commercial loans. Annually, the Company engages an independent third-party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process. Credit quality for residential real estate and consumer/other loans is determined by monitoring loan payment history and ongoing communications with customers.

The following tables present the Company’s loans by risk rating as of June 30, 2015 and 2014:

	Residential	Commercial	Residential		Consumer
	Real Estate	Real Estate	Construction	Commercial	and Other	Total
	(In thousands)
June 30, 2015

Grade:
Pass	$175,677	$34,052	$763	$3,246	$700	$214,438
Special Mention	442	2,159	-	-	-	2,601
Substandard	2,870	3,716	-	81	1	6,668
Doubtful	-	1,710	-	-	-	1,710
Loss	-	-	-	-	-	-
Total	$178,989	$41,637	$763	$3,327	$701	$225,417

	Residential	Commercial	Residential		Consumer
	Real Estate	Real Estate	Construction	Commercial	and Other	Total
	(In thousands)
June 30, 2014

Grade:
Pass	$180,080	$33,034	$1,575	$1,459	$627	$216,775
Special Mention	175	2,065	-	-	-	2,240
Substandard	4,125	6,553	-	445	-	11,123
Doubtful	-	1,663	-	-	-	1,663
Loss	-	-	-	-	-	-
Total	$184,380	$43,315	$1,575	$1,904	$627	$231,801

F-24

The following is a summary of past due and non-accrual loans at June 30, 2015 and 2014:

			90 days
	30–59 Days	60–89 Days	or Greater	Total	Total
	Past Due	Past Due	Past Due	Past Due	Non-accrual
	(In thousands)
2015
Real estate:
Residential	$290	$193	$755	$1,238	$2,731
Commercial	-	-	2,316	2,316	2,886
Commercial	-	-	-	-	22
Consumer and other	4	-	-	4	1
Total	$294	$193	$3,071	$3,558	$5,640

2014
Real estate:
Residential	$357	$571	$1,497	$2,425	$3,977
Commercial	-	383	2,208	2,591	3,051
Commercial	-	-	-	-	28
Consumer and other	6	-	-	6	-
Total	$363	$954	$3,705	$5,022	$7,056

At June 30, 2015 and 2014, there were no loans greater than 90 days past due and still accruing interest.

The following is information pertaining to impaired loans:

	At June 30, 2015			Year Ended June 30, 2015
						Interest
		Unpaid		Average	Interest	Income
	Recorded	Principal	Related	Recorded	Income	Recognized
	Investment	Balance	Allowance	Investment	Recognized	on Cash Basis
	(In thousands)
Impaired loans without a valuation allowance:
Real estate:
Residential	$868	$873		$1,534	$29	$-
Commercial	4,138	4,678		4,378	81	-
Commercial	2	2		276	21	-
Total	$5,008	$5,553		$6,188	$131	$-

Impaired loans with a valuation allowance:
Real estate:
Residential	$1,545	$1,619	$103	$1,575	$16	$1
Commercial	22	22	17	25	-	-
Total	$1,567	$1,641	$120	$1,600	$16	$1

Total impaired loans:
Real estate:
Residential	$2,413	$2,492	$103	$3,109	$45	$1
Commercial	4,138	4,678	-	4,378	81	-
Commercial	24	24	17	301	21	-
Total	$6,575	$7,194	$120	$7,788	$147	$1

F-25

	At June 30, 2014			Year Ended June 30, 2014
						Interest
		Unpaid		Average	Interest	Income
	Recorded	Principal	Related	Recorded	Income	Recognized
	Investment	Balance	Allowance	Investment	Recognized	on Cash Basis
	(In thousands)
Impaired loans without a valuation allowance:
Real estate:
Residential	$2,101	$2,229		$1,909	$25	$6
Commercial	3,646	4,122		3,054	44	38
Commercial	397	397		85	-	-
Consumer and other	-	-		7	1	-
Total	$6,144	$6,748		$5,055	$70	$44

Impaired loans with a valuation allowance:
Real estate:
Residential	$1,651	$1,711	$104	$1,682	$34	$9
Commercial	741	804	104	532	2	2
Total	$2,392	$2,515	$208	$2,214	$36	$11

Total impaired loans:
Real estate:
Residential	$3,752	$3,940	$104	$3,591	$59	$15
Commercial	4,387	4,926	104	3,586	46	40
Commercial	397	397	-	85	-	-
Consumer and other	-	-	-	7	1	-
Total	$8,536	$9,263	$208	$7,269	$106	$55

The following table represents modifications that were deemed to be troubled debt restructures during the years ended June 30, 2015 and 2014:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
	(Dollars in thousands)
Year ended June 30, 2015:
Real estate:
Residential	5	$709	$741

Year ended June 30, 2014:
Real estate:
Residential	1	$38	$39
Commercial	1	198	210

In 2015, three of the residential loans were modified to reduce the stated interest rate and one residential loan was combined with a second mortgage into a new thirty year adjustable rate loan. In 2014, the residential loan was modified to capitalize the escrow and to extend the maturity date and change the amortization schedule. The commercial loan matured and additional funds were made available to complete the infrastructure with a new maturity date. Management performs a discounted cash flow calculation to determine the amount of impaired reserve required on each of the troubled debt restructures. Any reserve is recorded through the provision for loan losses.

F-26

The following is a summary of troubled debt restructurings that have subsequently defaulted (30 or more days past due) within one year of modification during the years ended June 30, 2015 and 2014:

	Number of	Recorded
	Contracts	Investment
	(Dollars in thousands)
Year ended June 30, 2015:
Real estate:
Residential	1	$181
Commercial	1	207

Year ended June 30, 2014:
Real estate:
Residential	1	$201

The defaults were the result of the borrower’s delinquent loan payments. As of June 30, 2015, the residential loan was not past due and the commercial real estate loan was more than 90 days past and on non-accrual. As of June 30, 2014, the residential loan was not past due.

At June 30, 2015, no additional funds are committed to be advanced in connection with TDR’s.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $31,697,000 and $32,447,000 at June 30, 2015 and 2014, respectively. The balances of mortgage servicing rights related to loans serviced for others were $107,000 and $94,000 at June 30, 2015 and 2014, respectively, and are not material to the consolidated financial statements.

5. PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of June 30:

	2015	2014
	(In thousands)

Land	$470	$470
Buildings and leasehold improvements	6,291	6,283
Equipment	2,658	2,772
	9,419	9,525
Accumulated depreciation and amortization	(5,656)	(5,488)

Premises and equipment, net	$3,763	$4,037

Depreciation and amortization expense on premises and equipment amounted to $341,000 and $334,000 for the years ended June 30, 2015 and 2014, respectively.

F-27

6. DEPOSITS

The balances of deposit accounts at June 30, were as follows:

	2015	2014
	(In thousands)
Demand deposits	$59,854	$53,021
NOW accounts	92,463	86,636
Regular savings	68,804	63,993
Money market accounts	17,238	18,047
Club accounts	259	260
	238,618	221,957

Certificate accounts maturing in the years ending June 30:
2015	-	59,532
2016	53,966	21,101
2017	23,488	21,030
2018	14,139	8,329
2019	15,816	15,307
2020	11,614	-
	119,023	125,299

Total deposits	$357,641	$347,256

The aggregate amount of time deposits of $100,000 or more as of June 30, 2015 and 2014 was $58,470,000 and $61,244,000, respectively.

F-28

7. BORROWED FUNDS

Borrowed funds consisted of the following at June 30:

	2015		2014
		Weighted		Weighted
		Average		Average
	Amount Due	Rate	Amount Due	Rate
	(Dollars in thousands)
Short-term borrowings:
Securities sold under agreements to repurchase	$2,797	0.10%	$4,181	0.18%
FHLB of Boston (FHLB) advances	4,240	0.30	-	-
Total	7,037	0.22	4,181	0.18

Long-term FHLB of Boston advances
Year of maturity:
2015	-	-	1,000	3.35
2016	-	-	10,000	3.17
2017*	14,500	3.42	14,500	3.42
2018*	33,000	2.30	28,000	2.34
2020	5,000	2.32	-	-
Total	52,500	2.61	53,500	2.81
Total borrowed funds	$59,537	2.33%	$57,681	2.60%

*Includes $18,000,000 of advances callable by the FHLB of Boston in 2016.

Short term FHLB advances have an original maturity of less than one year. As of June 30, 2015 and 2014, loans with a principal balance of $38,163,000 and $47,106,000, respectively, were specifically pledged to secure available borrowings from the FHLB, as well as certain investment securities as disclosed in Note 3.

During the year ended June 30, 2015, the Company modified $10,000,000 in FHLB borrowings resulting in capitalized fees of $246,000. These fees were capitalized in the form of higher interest rates on the new borrowings and are adjusting the cost of funds on these borrowings monthly.

Additionally, the Bank has a line of credit with Federal Home Loan Bank of Boston in the amount of $2,354,000 and a liquidity line of credit with Bankers Bank Northeast in the amount of $4,000,000. No amounts were outstanding on these lines of credit at June 30, 2015 and 2014.

Securities sold under agreements to repurchase as of June 30, 2015 and 2014 have an original maturity of one day, and consist of securities sold by the Bank that have been accounted for as borrowings. These customer repurchase agreements are collateralized by U.S. government sponsored and guaranteed mortgage backed securities with fair value of $21,683,000 and $17,402,000 at June 30, 2015 and 2014, respectively. The securities collateralizing repurchase agreements are subject to fluctuations in fair value. We monitor the fair value of the collateral on a periodic basis, and would pledge additional collateral if necessary based on changes in fair value of collateral or the balances of the repurchase agreements.

F-29

8. INCOME TAXES

The following are components of income tax expense (benefit) for the fiscal years ended June 30:

	2015	2014
	(In thousands)
Current:
Federal	$-	$57
State	1	1
Total current	1	58
Deferred:
Federal	(66)	94
State	-	-
Total deferred	(66)	94

Income tax (benefit) expense	$(65)	$152

Deferred income taxes reflect the tax impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The Bank established Putnam Bank Mortgage Servicing Company during the year ended June 30, 2007. The subsidiary qualifies and operates as a Connecticut passive investment company pursuant to legislation. Because the subsidiary earns sufficient income from passive investments and its dividends to the parent are exempt from Connecticut Corporation Business Tax, the subsidiary Bank no longer expects to incur Connecticut income tax expense or to recognize its Connecticut deferred tax asset. The Parent company is still subject to the Connecticut Corporation Business Tax.

The reasons for the differences between the statutory federal income tax rate of 34% and the effective tax rates are summarized as follows for the years ended June 30:

	2015	2014
	(In thousands)

Federal income tax at statutory rates	$165	$393
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	1	1
Dividends received deduction	(110)	(111)
Bank-owned life insurance	(94)	(99)
Tax-exempt municipal income, net	(1)	(1)
Other, net	(26)	(31)
Income tax (benefit) expense	$(65)	$152
Effective tax rates	-13.4%	13.2%

F-30

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of June 30:

	2015	2014
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$739	$668
Net unrealized holding loss on available-for-sale securities	102	125
Deferred compensation	172	167
Stock-based compensation	76	78
Impairment losses on securities available-for-sale	859	859
Accrued expenses	147	177
Post retirement benefits	62	59
Interest receivable on non-accrual loans	86	64
Federal carryovers	1,989	1,818
Other	117	98
Gross deferred tax asset	4,349	4,113

Deferred tax liabilities:
Depreciation and amortization	(1,336)	(1,181)
Deferred loan costs	(273)	(239)
Other	(36)	(32)
Gross deferred tax liability	(1,645)	(1,452)
Net deferred tax asset	$2,704	$2,661

At June 30, 2015, federal carryovers consist of Alternative Minimum Tax credit carryovers of $1,196,000 which have no expiration date, $2,231,000 of net operating loss carryovers which begin to expire on June 30, 2032 and $103,000 of contribution carryovers which expire on June 30, 2017.

Retained earnings at June 30, 2015 includes a contingency reserve for loan losses of $2,284,000 which represents the tax reserve balance existing at December 31, 1987 and is maintained in accordance with provisions of the Internal Revenue Code applicable to thrift institutions. It is not anticipated that the Company will incur a federal income tax liability related to the reduction of this reserve and accordingly, deferred income taxes of approximately $777,000 have not been recognized as of June 30, 2015 and 2014.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of June 30, 2015 and 2014, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended June 30, 2012 through June 30, 2015. The Company records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended June 30, 2015 and 2014.

F-31

9. OTHER COMMITMENTS AND CONTINGENT LIABILITIES

Lease Commitments

As of June 30, 2015 the Company leases space for its Gales Ferry (land lease), Griswold and Putnam Price Chopper branch offices. The leases for the branch offices expire March 14, 2020, October 31, 2019 and August 31, 2016, respectively. All leases contain renewal options at the Company’s discretion. The Company also has miscellaneous equipment leases with various terms. The total minimum rental due in future periods under these existing agreements is as follows as of June 30, 2015:

Rental
Expense Due
(In thousands)

2016	$154
2017	111
2018	101
2019	100
2020	47
Total	$513

Total rental expense amounted to $174,000 and $151,000 for the years ended June 30, 2015 and 2014, respectively.

Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

10. FAIR VALUE MEASURMENTS

The Company groups its assets measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. Level 3 assets include financial instruments whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. During the years ended June 30, 2015 and 2014, there were no transfers between Level 1 and Level 2 of the fair value hierarchy.

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Assets Measured at Fair Value on a Recurring Basis

The following summarizes assets measured at fair value on a recurring basis for the years ended:

	Fair Value Measurements at Reporting Date Using:
	Total	Level 1	Level 2	Level 3
	(In thousands)
June 30, 2015
Securities available-for-sale:
U. S. Government and government-sponsored securities	$991	$-	$991	$-
Corporate bonds and other securities	5,204	-	5,204	-
U.S. Government-sponsored and guaranteed mortgage-backed securities	23,602	-	23,602	-
Non-agency mortgage-backed securities	5,860	-	5,860	-
Equity securities	10,000	-	-	10,000
Total	$45,657	$-	$35,657	$10,000

June 30, 2014
Securities available-for-sale:
U. S. Government and government-sponsored securities	$976	$-	$976	$-
Corporate bonds and other securities	5,163	-	5,163	-
U.S. Government-sponsored and guaranteed mortgage-backed securities	25,262	-	25,262	-
Non-agency mortgage-backed securities	6,680	-	6,680	-
Equity securities	10,000	-	-	10,000
Total	$48,081	$-	$38,081	$10,000

At June 30, 2015 and 2014, Level 3 assets consisted of available-for-sale auction-rate trust preferred securities (ARPs). Auction-rate trust preferred securities are a floating rate preferred stock, on which the dividend rate generally resets every 90 days based on an auction process to reflect the yield demand for the instruments by potential purchasers. These securities were originally purchased by the Company because they represented highly liquid, tax-preferred investments secured, in most cases, by preferred stock issued by high quality, investment grade companies (generally other financial institutions) (“collateral preferred shares”). The ARP shares, or certificates, purchased by the Company are Class A certificates, which, among other rights, entitle the holder to priority claim on dividends paid into the Trust holding the preferred shares.

Beginning in February 2008, auctions for these securities began to fail when investors declined to bid on the securities. The auction failures did not result in the loss of any principal value to the certificate holders, but prevented many sellers from exiting, or redeeming, their certificates at the reset date. These unsuccessful sellers were required to continue to hold the certificates until the next scheduled reset date. To compensate these unsuccessful sellers, the failed auctions triggered a penalty-rate feature which provided that owners of the Class A certificates were entitled to a higher portion of the dividends, and thus a higher yield, on the Class A certificates.

The Company had difficulty identifying market prices of comparable instruments for ARPs due to the inactive market. As a result, the Company modified its methodology for determining the fair value of the ARPs classified as Level 3, and used the quoted market values of the underlying collateral preferred shares, adjusted for the higher yield (dividend) earned by the Company through the Class A certificates compared with the nominal rate (dividend) available to a direct owner of the collateral preferred shares, with the resulting estimated fair value not to exceed par. All dividends are current. The Company has the ability and intent to hold these securities for the time necessary to collect the expected cash flows.

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The table below represent the changes in Level 3 assets measured at fair value on a recurring basis for the years ended June 30, 2015 and 2014:

Auction Rate Trust
Preferred Securities
(In thousands)

Beginning balance, July 1, 2013	$10,000

Total gains or losses (realized/unrealized) included in earnings	-
Total unrealized gains included in other comprehensive income	-

Ending balance, June 30, 2014	10,000

Total gains or losses (realized/unrealized) included in earnings	-
Total unrealized gains included in other comprehensive income	-

Ending balance, June 30, 2015	$10,000

There were no liabilities measured at fair value on a recurring basis at June 30, 2015 and 2014.

Assets Measured at Fair Value on a Non-Recurring Basis

Under certain circumstances the Company makes adjustments to fair value for assets not measured at fair value on a recurring basis. The following table presents the assets carried on the consolidated balance sheets by caption and by level in the fair value hierarchy at June 30, 2015 and 2014, for which a nonrecurring fair value adjustment has been recorded:

					Total Losses
					for the
	Fair Value Measurements at Reporting Date Using:				Year Ended
	Total	Level 1	Level 2	Level 3	June 30, 2015
	(In thousands)
June 30, 2015
Impaired loans	$151	$-	$-	$151	$22
Other real estate owned	599			599	17

	$750	$-	$-	$750	$39

					Total Losses
					for the
	Fair Value Measurements at Reporting Date Using:				Year Ended
	Total	Level 1	Level 2	Level 3	June 30, 2014
	(In thousands)
June 30, 2014
Impaired loans	$548	$-	$-	$548	$230
Other real estate owned	869	-	-	869	189

	$1,417	$-	$-	$1,417	$419

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The amount of loans represents the carrying value of impaired loans net of related write-downs and valuation allowances for which adjustments are based on the estimated fair value of the underlying collateral. The other real estate owned amount represents the carrying value for which write-downs are based on the estimated fair value of the property.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because a market may not readily exist for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumption could significantly affect the estimates.

There were no liabilities measured at fair value on a non-recurring basis at June 30, 2015 and 2014.

F-35

The estimated fair values and carrying values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of June 30:

	2015
	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$5,326	$5,326	$-	$-	$5,326
Available-for-sale securities	45,657	-	35,657	10,000	45,657
Held-to-maturity securities	164,096	-	165,644	-	165,644
Federal Home Loan Bank Stock	5,371	-	-	5,371	5,371
Loans, net	224,046	-	-	226,308	226,308
Accrued interest receivable	1,051	-	-	1,051	1,051

Financial liabilities:
Deposits	357,641	-	-	359,253	359,253
Mortgagors’ escrow accounts	2,363	-	-	2,363	2,363
Federal Home Loan Bank advances	56,740	-	58,095	-	58,095
Securities sold under agreements to repurchase	2,797	-	2,797	-	2,797
Accrued interest payable	114	-	-	114	114

	2014
	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$7,335	$7,335	$-	$-	$7,335
Available-for-sale securities	48,081	-	38,081	10,000	48,081
Held-to-maturity securities	142,176	-	143,257	-	143,257
Federal Home Loan Bank Stock	5,927	-	-	5,927	5,927
Loans held-for-sale	100	-	-	101	101
Loans, net	230,126	-	-	231,986	231,986
Accrued interest receivable	1,018	-	-	1,018	1,018

Financial liabilities:
Deposits	347,256	-	-	349,235	349,235
Mortgagors’ escrow accounts	2,267	-	-	2,267	2,267
Federal Home Loan Bank advances	53,500	-	55,196	-	55,196
Securities sold under agreements to repurchase	4,181	-	4,181	-	4,181
Accrued interest payable	124	-	-	124	124

11. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Company

F-36

uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

Notional amounts of commitments with off-balance-sheet credit risk are as follows as of June 30:

	2015	2014
	(In thousands)

Commitments to originate loans	$3,557	$2,867
Unadvanced portions of loans:
Construction loans	787	1,658
Lines of credit	13,482	12,217
Letters of credit	396	488
Outstanding commitments	$18,222	$17,230

12. REGULATORY MATTERS

The Company, as a federally chartered holding company, is not subject to capital requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier 1 capital to adjusted total assets (as defined) and Tangible capital (as defined) to Tangible assets (as defined). Management believes, as of June 30, 2015 and 2014, that the Bank meets all capital adequacy requirements to which it is subject.

In July 2013, federal banking regulators approved final rules that implement changes to the regulatory capital framework for U.S. banks.  The rules set minimum requirements for both the quantity and quality of capital held by community banking institutions.  The final rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%, raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations.  Additionally, community banking institutions must contain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonus payments to executive officers.  The phase-in period for the rules began for the Bank on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule.

F-37

As of June 30, 2015, the most recent notification from the Office of the Comptroller of the Currency (“OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1, tangible equity and Tier 1 capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios as of June 30, 2015 and 2014 are presented in the table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of June 30, 2015:
Tangible Equity Capital (to Tangible Assets)	$41,201	8.70%	$7,102	2.00%	N/A	N/A
Tier 1 Capital (to Adjusted Total Assets)	41,201	8.70	18,938	4.00	$23,672	5.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	41,201	14.41	12,868	4.50	18,587	6.50
Tier 1 Capital (to Risk-Weighted Assets)	41,201	14.41	17,157	6.00	22,876	8.00
Total Capital (to Risk-Weighted Assets)	43,398	15.18	22,876	8.00	28,595	10.00

As of June 30, 2014:
Tangible Equity Capital (to Tangible Assets)	$40,093	8.87%	$6,781	2.00%	N/A	N/A
Tier 1 Capital (to Adjusted Total Assets)	40,093	8.87	18,083	4.00	$22,604	5.00%
Tier 1 Capital (to Risk-Weighted Assets)	40,093	17.62	9,099	4.00	13,649	6.00
Total Capital (to Risk-Weighted Assets)	42,494	18.68	18,199	8.00	22,749	10.00

The following table provides a reconciliation of the Company’s total consolidated equity to the capital amounts for the Bank reflected in the preceding table:

	June 30,
	2015	2014
	(In thousands)
Total consolidated equity	$51,744	$51,451
Adjustments:
Equity capital of PSB Holdings, Inc.	(3,672)	(4,052)
Intangible assets	(5,390)	(5,791)
Disallowed servicing assets	-	(9)
Disallowed deferred tax assets	(1,675)	(1,731)
Unrealized losses on available-for-sale securities	194	225
Tier 1 and Common Equity Tier 1 Capital	41,201	40,093
Allowance for loan losses and off-balance sheet reserves	2,197	2,401
Total Risk-Based capital	$43,398	$42,494

The ability of the Company to pay dividends depends, in part, on the ability of the Bank to pay dividends to the Company. The Bank will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would be to reduce the regulatory capital of the Bank to an amount below amounts required under regulatory rules and regulations.

13. BENEFIT PLANS

401(k) Plan

The Company has a 401(k) plan covering each eligible employee. Employees must be 21 years of age, work at least 1,000 hours per year, and have at least one year of service with the Company to be eligible to participate. Employees may defer compensation up to certain limits defined in the Internal Revenue Code. The Company’s

F-38

matching contribution is discretionary. For the years ended June 30, 2015 and 2014, the Company chose to contribute 50% of an employee’s deferral on a maximum of 4% of the employee’s salary. The Company contributed $78,000 and $65,000 to the plan during the years ended June 30, 2015 and 2014, respectively. The Company may also make additional discretionary contributions to the plan. During the years ended June 30, 2015 and 2014, additional discretionary contributions were made in the amounts of $177,000 and $147,000, respectively.

Other Postretirement Benefit Plan

The Company has recorded a liability for its future postretirement benefit obligations under certain death benefit agreements. The total liability for the arrangements included in other liabilities was $183,000 at June 30, 2015 and $172,000 at June 30, 2014. Expense under this arrangement was $11,000 for 2015 and $10,000 for 2014. There were no death benefits paid under this arrangement in 2015 and 2014.

Employee Stock Ownership Plan

The Company established the ESOP on October 4, 2004 in connection with its common stock offering. The ESOP purchased 257,062 shares of the common stock of the Company. To fund the purchase, the ESOP borrowed $2.6 million from the Company at an initial variable rate of 4.75%, to be repaid on a pro-rata basis in 20 substantially equal annual installments. The borrowing was at a current rate of 3.25% as of June 30, 2015 and 2014. The collateral for the loan is the common stock of the Company purchased by the ESOP.

The shares of stock purchased by the ESOP are held in a suspense account until they are released for allocation among participants. The shares will be released annually from the suspense account and the released shares will be allocated to the participants on the basis of each participant’s compensation for the year of allocation. As shares are released from collateral, the Company recognizes compensation expense equal to the average market price of the shares during the period and the shares will be outstanding for earnings-per-share purposes. The shares not released are reported as unearned ESOP shares in the stockholders’ equity section on the consolidated balance sheets. ESOP expense for the years ended June 30, 2015 and 2014 was $96,000 and $81,000, respectively. At June 30, 2015 and 2014 there were 138,850 and 126,071 allocated shares, respectively, and 118,212 and 130,991 unallocated shares, respectively. The fair value of unallocated ESOP shares at June 30, 2015 and 2014 was $958,000 and $880,000, respectively.

Stock-based Incentive Plan

At the annual meeting of stockholders on October 31, 2005, stockholders of the Company approved the PSB Holdings, Inc. 2005 Stock-Based Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company may grant up to 340,213 stock options and 136,085 shares of restricted stock to its employees, officers and directors for an aggregate amount of up to 476,298 shares of the Company’s common stock for issuance upon the grant or exercise of awards. Both incentive stock options and non-statutory stock options may be granted under the Incentive Plan.

The Company has recorded share-based compensation expense related to outstanding stock option and restricted stock awards based upon the fair value at the date of grant over the vesting period of such awards on a straight-line basis. The fair value of each restricted stock allocation, based on the market price at the date of grant, is recorded to unearned stock awards. Compensation expenses related to unearned restricted shares are amortized to compensation and benefits expense over the vesting period of the restricted stock awards. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model which includes several assumptions such as volatility, expected dividends, expected term and risk-free rate for each stock option award.

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A summary of the status of the Incentive Plan as of June 30, 2015 and 2014 and changes during the years then ended is presented below:

	2015		2014
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price

Options outstanding at beginning of year	199,106	$10.62	222,921	$10.62
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	(23,815)	10.60

Outstanding at end of year	199,106	10.62	199,106	10.62

Options exercisable at end of year	199,106	$10.62	199,106	$10.62

The following table summarizes information about stock options outstanding as of June 30, 2015:

Options Outstanding				Options Exercisable
		Weighted-Average
Weighted-Average	Number	Remaining	Aggregate	Number	Weighted-Average
Exercise Price	Outstanding	Contractual Life	Intrinsic Value	Exercisable	Exercise Price

$10.60	170,106	0.36	$-	170,106	$10.60
10.70	23,000	1.90	-	23,000	10.70
10.78	6,000	0.94	-	6,000	10.78

At June 30, 2015 and 2014, there were no unrecognized compensation costs related to nonvested share based compensation. The Company recorded no share-based compensation expense for the years ended June 30, 2015 and 2014 in connection with the stock option and restricted stock awards as all awards have fully vested.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME/LOSS

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income/loss.

The components of accumulated other comprehensive loss included in stockholders’ equity and related tax effects are as follows:

	At June 30,
	2015	2014
	(In thousands)
Net unrealized loss on securities available-for-sale	$(300)	$(362)
Tax effect	102	125
Accumulated other comprehensive loss	$(198)	$(237)

The June 30, 2015 and 2014 ending balances include $53,000 and $60,000, respectively, of pre-tax unrealized losses on securities which other-than-temporary impairment has been recognized.

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PSB Holdings, Inc. and Subsidiary

(Parent Company Only)

15. PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following unconsolidated financial statements are for the Company (Parent Company) and should be read in conjunction with the consolidated financial statements of the Company.

Balance Sheets

June 30, 2015 and 2014

(In thousands)

	2015	2014

ASSETS
Cash and due from depository institutions	$427	$805
Investment in Putnam Bank	48,072	47,399
Investment in available-for-sale securities, at fair value	1,055	1,044
Loan to ESOP	1,473	1,607
Other assets	741	623
Total assets	$51,768	$51,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$24	$27
Stockholders’ equity	51,744	51,451
Total liabilities and stockholders’ equity	$51,768	$51,478

F-41

PSB Holdings, Inc. and Subsidiary

(Parent Company Only)

Statements of Net Income

For the Years Ended June 30, 2015 and 2014

(In thousands)

	2015	2014

Interest and dividends on investments	$12	$12
Interest on ESOP loan	51	55
Total interest and dividend income	63	67

Other expense	227	224
Loss before income tax benefit and equity in undistributed net income of subsidiary	(164)	(157)
Income tax benefit	(73)	(72)

Loss before equity in undistributed net income of subsidiary	(91)	(85)
Equity in undistributed net income of subsidiary	642	1,088

Net income	$551	$1,003

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PSB Holdings, Inc. and Subsidiary

(Parent Company Only)

Statements of Cash Flows

June 30, 2015 and 2014

(In thousands)

	2015	2014

Cash flows from operating activities:
Net income
Adjustments to reconcile net income to net cash used in operating activities:	$551	$1,003
Amortization of ESOP expense	96	81
Increase in other assets	(120)	(71)
Increase in due from subsidiary	(4)	(67)
(Decrease) increase in other liabilities	(3)	4
Undistributed net income of subsidiary	(642)	(1,088)
Net cash used in operating activities	(122)	(138)

Cash flows from investing activities:
Proceeds from maturities of available-for-sale securities	3	26
Principal payments received on loan to ESOP	134	130
Net cash provided by investing activities	137	156

Cash flows from financing activities:
Cash dividends paid on common stock	(393)	-
Net cash used in financing activities	(393)	-

Net (decrease) increase in cash and cash equivalents	(378)	18
Cash and cash equivalents at beginning of year	805	787
Cash and cash equivalents at end of year	$427	$805

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16.    SUBSEQUENT EVENT

On September 9, 2015, the Boards of Directors of Putnam Bancorp, MHC, the Company and the Bank adopted a Plan of Conversion (the “Plan”). Pursuant to the Plan, Putnam Bancorp, MHC will convert from the mutual holding company form of organization to the fully public form. Putnam Bancorp, MHC will be merged into the Company, and Putnam Bancorp, MHC will no longer exist. The Company will then merge into a new Maryland corporation named PB Bancorp, Inc. As part of the conversion, Putnam Bancorp, MHC’s ownership interest in the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of PB Bancorp, Inc., the new Maryland corporation. The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to Putnam Bancorp, MHC’s ownership interest in the equity of the Company as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of Putnam Bancorp, MHC as of the date of the latest statement of financial condition of Putnam Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of the Company). The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 027KBC 1 U P X + Special Meeting — ESOP Vote Authorization Form .. C Authorized Signature — This section must be completed for your vote to be counted. — Date and Sign Below Date (mm/dd/yyyy) — Please print date below. Signature — Please keep signature within the box. B Non-Voting Items Change of Address — Please print new address below. IMPORTANT SPECIAL MEETING INFORMATION + A Proposals — The Board of Directors recommends a vote “FOR” each of the following proposals. 1. The approval of a plan of conversion and reorganization pursuant to which: (a) Putnam Bancorp, MHC and PSB Holdings, Inc. (“PSB Holdings”) will convert and reorganize from the mutual holding company structure to the stock holding company structure; (b) PB Bancorp, Inc., a Maryland corporation (“PB Bancorp”), will become the holding company for Putnam Bank; (c) the outstanding shares of PSB Holdings, other than those held by Putnam Bancorp, MHC, will be converted into shares of common stock of PB Bancorp; and (d) PB Bancorp will offer shares of its common stock for sale in a subscription offering, and, if necessary, a community offering and/or syndicated community offering; For Against Abstain 2. The approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the plan of conversion and reorganization; For Against Abstain For Against Abstain 3. Approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to PB Bancorp’s articles of incorporation; 5. Approval of a provision in PB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of PB Bancorp’s outstanding voting stock; and For Against Abstain 4. Approval of a provision in PB Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to PB Bancorp’s bylaws; Such other business as may properly come before the meeting. The following informational proposals. Please sign exactly as your name appears hereon. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your ESOP Vote Authorization Form, you may choose one of the voting methods outlined below to direct the voting of the shares allocated to your ESOP account. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ESOP Vote Authorization Forms submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on December 16, 2015. Vote by Internet • Go to www.investorvote.com/PSBH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. SPECIAL MEETING OF STOCKHOLDERS DECEMBER 23, 2015 The undersigned hereby directs the ESOP Trustee to vote all shares of common stock of PSB Holdings, Inc. (the “Company”) allocated to the undersigned’s account(s), for which the undersigned is entitled to direct the voting at the Special Meeting of Stockholders to be held at Putnam Bank, 40 Main Street, Putnam, Connecticut, at 2:00 p.m., Eastern Time, on December 23, 2015. Voting instructions will be kept confidential. THE PROVISIONS OF PB BANCORP’S ARTICLES OF INCORPORATION THAT ARE SUMMARIZED AS INFORMATIONAL PROPOSALS 3 THROUGH 5 WERE APPROVED AS PART OF THE PROCESS IN WHICH THE BOARD OF DIRECTORS OF PSB HOLDINGS APPROVED THE PLAN OF CONVERSION AND REORGANIZATION. THESE PROPOSALS ARE INFORMATIONAL IN NATURE ONLY, BECAUSE FEDERAL REGULATIONS GOVERNING MUTUAL-TO-STOCK CONVERSIONS DO NOT PROVIDE FOR VOTES ON MATTERS OTHER THAN THE PLAN. WHILE WE ARE ASKING YOU TO VOTE WITH RESPECT TO EACH OF THE INFORMATIONAL PROPOSALS LISTED ABOVE, THE PROPOSED PROVISIONS FOR WHICH AN INFORMATIONAL VOTE IS REQUESTED MAY BECOME EFFECTIVE IF STOCKHOLDERS APPROVE THE PLAN, REGARDLESS OF WHETHER STOCKHOLDERS VOTE TO APPROVE ANY OR ALL OF THE INFORMATIONAL PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. If this form is not returned in a timely manner, shares allocated to the participant’s ESOP account will be voted in the same proportion as shares for which the ESOP Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked. If any other business is brought before the Special Meeting, this form will be voted by the ESOP Trustee in a manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the Board of Directors knows of no other business to be brought before the Special Meeting. IF NO INSTRUCTION IS SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS ESOP VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE LISTED PROPOSALS. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS ESOP VOTE AUTHORIZATION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR ESOP VOTE AUTHORIZATION FORM MUST BE RECEIVED BY COMPUTERSHARE BY 5:00 P.M., EASTERN TIME, ON DECEMBER 16, 2015. ALTERNATIVELY, PLEASE PROVIDE YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE, FOLLOWING THE INSTRUCTIONS IN YOUR ESOP VOTE AUTHORIZATION FORM. The above-signed acknowledges receipt from PSB Holdings, Inc. prior to the execution of this ESOP Vote Authorization Form of a Notice of Special Meeting and the enclosed proxy statement/prospectus dated November 12, 2015. Please complete, sign and date this ESOP Vote Authorization Form and return it promptly in the enclosed postage-prepaid envelope. ESOP VOTE AUTHORIZATION FORM — PSB HOLDINGS, INC. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and Proxy Card are available at http://www.edocumentview.com/PSBI. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q